     As Filed with the Securities and Exchange Commission on April 22, 1999.
                                       Registration Statement No. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                PN HOLDINGS, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                                           6035
--------------------------------------------------------------------------------
 (State or Other Jurisdiction                     (Primary Standard Industrial
of Incorporation or Organization)                  Classification Code Number)

                                   58-2298215
--------------------------------------------------------------------------------
                                (I.R.S. Employer
                             Identification Number)

                               315 East Eisenhower
                            Ann Arbor, Michigan 48108
                                 (800) 765-5562
--------------------------------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                             Mr. Charles C. Huffman
                      Chairman and Chief Executive Officer
                               315 East Eisenhower
                            Ann Arbor, Michigan 48108
                                 (800) 765-5562
--------------------------------------------------------------------------------
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                    PLEASE SEND COPIES OF COMMUNICATIONS TO:


        Edward L. Lublin, Esq.                   Frank N. Fleischer, Esq.
      Michael W. Zarlenga, Esq.                 Schifino & Fleischer, P.A.
    Manatt, Phelps & Phillips, LLP           One Tampa City Center, Suite 2700
    1501 M Street, N.W., Suite 700                Tampa, FL 33602-5174
      Washington, D.C. 20005

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                          --------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /
              ---------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Proposed Maximum           Proposed Maximum         Amount of
     Title of Each Class of Securities           Amount to       Offering Price Per Unit   Aggregate Offering Price   Registration
             to Be Registered                Be Registered (1)             (2)                       (2)                   Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.02 par value per share...   1,380,000 shares             $9.00                  $12,420,000            $3,452.76
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------


----------
(1) Includes 180,000 shares that the underwriter has the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED __________ __, 1999

 PROSPECTUS

                                PN HOLDINGS, INC.
                                1,200,000 Shares
                                  Common Stock

         PN Holdings, Inc. is the holding company for Pelican National Bank and Washtenaw Mortgage Company. We are registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act of 1956. Pelican National Bank is a full service community bank offering a wide range of deposit and loan product to its customers in Naples, Florida. Washtenaw Mortgage Company has been ranked among the top 30 wholesalers of residential mortgage loans nationally since 1997 and is primarily engaged in the origination, acquisition, and servicing of mortgage loans and the sale of those loans and servicing to the secondary market.

         This is an initial public offering of 1,200,000 shares of our common stock. In addition, one of our shareholders has granted to the underwriter an option to purchase up to 180,000 shares to cover over-allotments. No person together with associates of or groups of persons acting in concert with a person may purchase in the offering a number of shares that equals 10% or more of our outstanding common stock upon completion of the offering

         There is currently no public market for our common stock, but we have applied for the common stock to be listed on the Nasdaq SmallCap Market under the symbol "_____." We expect that the initial public offering price will be between $7.00 and $9.00 per share.

         See "Risk Factors" beginning on page 1 for a discussion of factors that you should consider before you invest in our common stock.

--------------------------------------------------------------------------------
                              TERMS OF THE OFFERING


                                                  Per Share        Total
                                                -------------   -----------
Public offering price.........................  $               $

Underwriting discounts and commissions          $               $
   and other expenses.........................

Proceeds to the Company.......................  $               $

Proceeds to the Selling Stockholder...........  $               $



         One of our stockholders has granted the underwriter an option to purchase up to 180,000 shares of common stock to cover over-allotments.

--------------------------------------------------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

              The date of this Prospectus _______________ __, 1999

                                TABLE OF CONTENTS


                                                                                                   Page
                                                                                                   ----
Prospectus Summary...................................................................................i
         The Company.................................................................................i
         Mortgage Banking............................................................................i
         Retail Banking.............................................................................ii
         The Offering...............................................................................ii
         Dividend Policy...........................................................................iii

Selected Consolidated Financial and Other Data......................................................iv

Risk Factors.........................................................................................1

The Company..........................................................................................6

Use of Proceeds......................................................................................7

Dividend Policy......................................................................................7

Market for the Common Stock..........................................................................8

Capitalization.......................................................................................9

Dilution.............................................................................................9

Management's Discussion and Analysis of Financial Condition and Results of Operations...............11

Business............................................................................................29

Regulation..........................................................................................51

Management..........................................................................................57

Description of Capital Stock........................................................................64

Certain Restrictions on Acquisition of the Company..................................................65

Selling Stockholder.................................................................................66

Underwriting........................................................................................66

Legal Matters.......................................................................................67

Experts.............................................................................................67

Changes in and Disagreements with Accountants on Accounting and Financial Matters...................68

Available Information...............................................................................68

Index to Consolidated Financial Statements.........................................................F-1


         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

--------------------------------------------------------------------------------

         Our principal executive office is located at 315 East Eisenhower, Ann Arbor, Michigan 48108 and our telephone number at that address is (800) 765-5562. Washtenaw Mortgage Company maintains a website on the Internet at www.washtenawmortgage.com. Information contained in our website is not part of this prospectus.

         Our fiscal year ends on December 31. During our 1997 fiscal year, we changed from a fiscal year end of January 31 to our current fiscal year. Unless otherwise stated, the information for the 11 month period from January 31, 1997 to December 31, 1997 is not annualized.

         Unless otherwise stated, all information in this prospectus assumes that (1) the shares of common stock will be sold to the public at $8.00 per share, and (2) the underwriter will not exercise its over-allotment option.

         Pelican National Bank was formed in 1997 at the direction of Washtenaw Mortgage. As part of the formation of Pelican National Bank, PN Holdings, Inc. was also formed. Unless otherwise stated, references to the "Company" prior to the formation of PN Holdings, Inc. relate solely to Washtenaw Mortgage Company. All references to the Company after the formation of PN Holdings, Inc. relate to PN Holdings, Inc., consolidated with Washtenaw Mortgage Company and Pelican National Bank. References to "WMC" relate to Washtenaw Mortgage Company and references to the "Bank" refer to Pelican National Bank.

         All per share information in this prospectus has been adjusted to take into account the formation of the Company in 1997. In addition, all per share information has also been adjusted to show the effect of a two-for-one stock split on October 13, 1998 and an additional two-for-one stock split declared March 31, 1999, which has not yet been distributed.

--------------------------------------------------------------------------------

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus, including some statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," are forward-looking statements about what may happen in the future. They include statements regarding our current beliefs, goals, and expectations about matters such as our expected financial position and operating results, our business strategy, and our financing plans. These statements can sometimes be identified by our use of forward-looking words such as "anticipate," "estimate," "expect," "intend," "may," "will," and similar expressions. We cannot guarantee that our forward-looking statements will turn out to be correct or that our beliefs and goals will not change. Our actual results could be very different from and worse than our expectations for various reasons, including those discussed in "Risk Factors."

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially "Risk Factors" and the financial statements and notes to the financial statements before making any decision to invest in our common stock.

THE COMPANY

         The Company was incorporated in Delaware on March 3, 1997 to own and control all of the capital stock of the Bank and WMC. We are registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act of 1956. Because we are a bank holding company, our primary federal regulator is the Federal Reserve Board. We have no employees other than executive officers who do not receive compensation for serving as employees of the Company. We conduct no business other than managing our investments in the Bank and WMC.

         We currently operate in both the retail banking and mortgage banking segments through our wholly-owned subsidiaries. Our mortgage banking operations are primarily conducted by WMC, which was formed in February 1981. Most of our revenues (net interest income and non-interest income) and earnings before income taxes are attributable to this mortgage banking segment. Our retail banking operations are primarily conducted by the Bank, which opened for business in August 1997. We believe that our retail banking business can provide us with a strategic advantage as the Bank grows. One of these advantages may be access to funding sources for our mortgage origination business which would not otherwise be available. These additional funding sources include low cost retail deposits and escrowed funds. See "Business."

MORTGAGE BANKING

         Our mortgage banking operations, which have historically generated substantially all of our earnings, originate residential mortgages on a wholesale basis through a network of approximately 1,340 independent mortgage brokers in 42 states. These independent mortgage brokers originate loans using our underwriting systems and standards and close the loans using funds advanced by us. WMC also purchases mortgage loans on a regular basis from independent mortgage lenders, commercial banks, savings and loan associations, and other financial institutions with whom we have established a correspondent relationship. See "Business."

         WMC's mortgage loan production totaled $2.4 billion for the year ended December 31, 1998, $732.7 million for the eleven months ended December 31, 1997, and $588.2 million for the year ended January 31, 1997.

         WMC is an approved Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC"), and Government National Mortgage Association ("GNMA") seller/servicer, and an approved Federal Housing Administration ("FHA") and Veterans Administration ("VA") lender. This means that WMC can originate mortgage loans under approved programs of FNMA, FHLMC, FHA, and VA that can be sold or insured depending on the program under which the loan was originated. Mortgage banking involves the origination and sale of mortgage loans for the purpose of generating income on the sale of the loans and mortgage servicing rights, and to a lesser extent, fee income. WMC limits its mortgage banking lending activities to mortgage loans on oneto four-family properties, however, a limited number of non-one- to four-family loans may occasionally be originated and sold. Mortgage banking generates income primarily from the sale of loans (which may be sold either servicing-retained or servicing-released) and from servicing fees from loans sold on a servicing-retained basis. WMC also generates a substantial amount of income from the sales of mortgage servicing rights from loans that WMC has previously sold but which WMC had retained servicing. To a lesser extent, mortgage banking also generates income from origination and loan fees. Generally, the level of loan and

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

servicing sales activity and, therefore, their contribution to the Company's profitability depends on maintaining a sufficient volume of loan originations and purchases. Changes in the level of interest rates and the economy affect the amount of loans originated and purchased by WMC and, thus, the amount of loan and servicing sales as well as origination and loan fees earned. All mortgage banking operations are conducted from the offices of WMC located in Ann Arbor, Michigan and a new office recently opened in Pleasant Hill, California.

         WMC's loan servicing portfolio totaled $1.7 billion at December 31, 1998, $824.6 at December 31, 1997, and $786.1 million at January 31, 1997, substantially all of which related to conventional loans.

RETAIL BANKING

         Through the Bank, we provide a full range of retail banking services to consumers and small businesses in western Collier County, Florida. The Bank, which opened in August 1997, operates as a full-service community bank, offering a variety of financial services to meet the needs of its market area. Those services include accepting time and demand deposits from the general public and together with other funds, using the proceeds to originate secured and unsecured commercial and consumer loans, finance commercial transactions, and provide construction and mortgage loans, as well as home equity and personal lines of credit. Other services offered by the Bank include the sale of money orders, traveler's checks, cashier's checks, and savings bonds, wire transfer and direct deposit services, and safe deposit boxes.

         The Bank's primary service area includes the communities located in western Collier County, Florida. These communities include North Naples, Central Naples, East Naples, South Naples, Golden Gate, Marco Island, and the portion of Bonita Springs which is in Collier County, which make up an area locally known as the "greater Naples area." Collier County has, and continues to experience a significant increase in population growth and has a significant economic diversity. This increase and diversity has contributed to an equally significant increase in the wholesale, retail, service, and construction sectors of the economy. See "Business."

         At December 31, 1998, the Bank had assets of $4050 million and deposits of $35.1 million, of which $12.5 million were escrow deposits held by the Bank for WMC.

THE OFFERING

Common stock offered by the
 Company .................................1,200,000 shares of common stock (1)

Common stock to be
 outstanding immediately
 after the offering.......................4,232,836 shares of common stock (1)(2)

Estimated Net Proceeds to the
Company  .................................$8,550,000 (1) (2) (3)

Use of Proceeds...........................See "Use of Proceeds."

Nasdaq SmallCap
 Symbol  .................................

Risk Factors..............................See "Risk Factors" for a discussion of certain material factors that should
                                          be considered in connection with an
                                          investment in the common stock offered
                                          hereby.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

-------------
(1) A stockholder of the Company has granted the underwriter an option to purchase up to 180,000 shares of common stock to cover over-allotments, if any. See "Underwriting."
(2) Excludes shares issuable upon exercise of options to be issued to employees of the Company. See "Management - Benefits - Stock Option Plan."
(3) The Company will not receive any proceeds from the exercise of the option granted by the Selling Stockholder to the underwriter to cover over-allotments, if any. See "Use of Proceeds." Estimated proceeds to the Selling Stockholder assuming the full exercise of the over-allotment option would total $1.3 million.

DIVIDEND POLICY

         We do not anticipate paying any cash dividends in the foreseeable future. Because we do not conduct any operations other than managing our investment in the Bank and WMC, we are dependent for income on dividends received from the Bank and WMC, which are intending to reinvest earnings in their respective businesses. We are also subject to certain regulatory restrictions imposed by the Federal Reserve Board on the payment of dividends to our stockholders. Declaration of dividends by the Board of Directors of the Bank will depend upon a number of factors, including, but not limited to, investment opportunities available to the Bank, capital requirements, regulatory limitations, and general economic conditions. Prospective investors should not view an investment in the common stock as a source of income. See "Risk Factors
- Company's Dependence on Bank for Funding of Dividend Payments" and "Dividend Policy."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         We are providing the following information to aid you in your analysis of the financial aspects of this offering. We derived this financial information presented below from the audited consolidated financial statements of the Company. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

SUMMARY FINANCIAL AND OTHER DATA


                                                      At December 31,                  At January, 31
                                                  ------------------------- -------------------------------------
                                                      1998       1997 (1)     1997 (1)       1996         1995
                                                  ------------ ------------ ------------ ------------ -----------
                                                        (Dollars in thousands, except per share information)
BALANCE SHEET DATA:

Total assets...................................     $246,409     $120,756      $48,220      $45,070       $26,423

Cash and cash equivalents (2)..................       10,180        4,376            0            0             0

Total loans, net...............................      203,328      100,774       41,253       35,539        10,386

Mortgage-backed securities and investment
    securities available for sale..............        5,592        6,984            0            0             0

Mortgage-backed securities and investment
    securities held to maturity................          261          180            0            0             0

Nonperforming loans(3).........................          913        1,675        1,279          615           331

Real estate acquired through foreclosure.......          778          499          665           76           451

Total nonperforming assets(3)..................        1,691        2,174        1,944          691           782

Deposits.......................................       35,064       17,578            0            0             0

Short-term borrowings(4).......................       95,985       60,980       27,680       17,746         1,376

Notes payable..................................       58,226       20,673        3,964        4,456        11,416

Total liabilities .............................      234,009      112,243       41,860       39,239        21,553



Stockholders' equity...........................       12,400        8,514        6,360        5,831         4,870

Shares outstanding.............................    3,032,836    3,032,836    2,400,000    2,400,000     2,400,000

Book value per share(5)........................         4.09         2.81         2.65         2.43          2.03

OTHER DATA:

Number of:

    Full-service retail banking facilities.....            1            1            0            0             0

    Regional wholesale/correspondent lending
       offices.................................            1            1            1            1             1

    Full-time equivalent employees.............          187          130          109          109           124



----------
(1) The Company changed its fiscal year from January 31 to December 31. The Company was formed on March 3, 1997.
(2) Cash and cash equivalents include cash, amounts due from banks, certificates of deposit with other banks, and short term investments with maturities of less than three months (such as federal funds sold and securities purchased pursuant to resale agreements.)
(3) Nonperforming loans consist of nonaccrual loans and loans delinquent 90 days or more but still accruing interest, and nonperforming assets consist of nonperforming loans, restructured loans, real estate acquired through foreclosure or deed-in-lieu thereof and repossessions (such as automobiles), net of chargeoffs and writedowns.
(4) Short-term borrowings include federal funds purchased and securities sold under agreements to repurchase ("reverse repurchase agreements").
(5)  On an equivalent basis for prior periods.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SUMMARY OF OPERATIONS


                                                                For the
                                                              Period from
                                             For the           February 1,                  For the Year Ended
                                            Year Ended          1997 to                         January 31,
                                            December 31,      December 31,        --------------------------------------
                                               1998               1997               1997          1996          1995
                                            ------------      ------------        ----------    ----------    ----------
                                                                (In thousands, except per share data)
OPERATIONS DATA:

Interest and dividend income...........     $   12,146        $    3,420          $    3,015    $    3,181    $    3,042
Interest expense.......................          8,831             2,455               2,048         2,249           957
                                            ------------      ------------        ----------    ----------    ----------
Net interest income....................          3,315               965                 968           932         2,085
Provision for loan losses..............             62                65                   0             0             0
                                            ------------      ------------        ----------    ----------    ----------
Net interest income after provision for
  loan losses..........................          3,253               900                 968           932         2,085
Noninterest income.....................         22,550             7,733               7,644        11,077        11,368
Noninterest expense....................         19,875             8,822               7,751        10,571        11,439
                                            ------------      ------------        ----------    ----------    ----------
Earnings (loss) before provision for
    income taxes.......................          5,928              (189)                861         1,438         2,014
Provision for income taxes.............          2,041               (52)                332           476           770
                                            ------------      ------------        ----------    ----------    ----------
Net earnings (loss)....................     $    3,887        $     (137)         $      529    $      962    $    1,244
                                            ------------      ------------        ----------    ----------    ----------
                                            ------------      ------------        ----------    ----------    ----------
PER SHARE DATA:

Basic and diluted earnings per share(1)     $     1.28        $    (0.05)         $     0.22    $     0.40    $     0.52

Weighted Average number of shares
    outstanding........................      3,039,611         2,974,100           2,400,000     2,400,000     2,400,000



----------
(1)  On an equivalent basis for prior periods.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

KEY OPERATING RATIOS


                                                                For the
                                                              Period from
                                             For the           February 1,                  For the Year Ended
                                            Year Ended          1997 to                         January 31,
                                            December 31,      December 31,        --------------------------------------
                                               1998               1997               1997          1996          1995
                                            ------------      ------------        ----------    ----------    ----------
                                                                        (Dollars in thousands)
PERFORMANCE RATIOS:
Return on average assets...............           1.82%          (0.26)%             0.90%          1.70%         2.50%
Return on average common equity........          37.68           (2.86)              9.22          19.80         14.66
Interest rate spread...................           1.56            0.73               0.76           0.12          3.24
Net interest margin....................           1.68            1.78               1.86           1.85          5.16
Noninterest expense to average
    assets.............................           9.32           15.06              13.19          18.66         22.97
Efficiency ratio.......................          66.48           90.65              82.51          67.88         69.59

ASSET QUALITY RATIOS:
Nonperforming assets to total assets at
   end of  period......................           0.69            1.80                4.03          1.53          2.96
Nonperforming loans to total gross
   loans at end of period..............           0.45            1.66                3.10          1.73          3.17
Allowance for loan losses to total
   gross loans at end of period........           0.06            0.07                0.00          0.00          0.70
Allowance for loan losses to
   nonperforming loans at end                     7.45            3.01                0.00          0.00          9.40
   of period...........................

MORTGAGE ORIGINATION AND SERVICING
DATA:
Mortgage loans originated or
   purchased...........................     $2,409,695        $732,556            $588,237      $644,760      $805,682
Mortgage loans sold....................      2,307,239         673,872             583,831       619,791       847,746
Mortgage loans serviced for others.....      1,464,496         557,011             569,601       854,061     2,307,239
Capitalized value of mortgage
   servicing rights....................         15,510           4,340               3,478        5,533         5,495


----------
*    Annualized where appropriate.

--------------------------------------------------------------------------------

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before purchasing our common stock.

INCREASING INTEREST RATES MAY HURT OUR PROFITS

         Changes in interest rates can have a variety of effects on our business. In particular, changes in interest rates may impact the volume of mortgage loans we originate, the interest spread we earn on mortgage loans held for sale, the amount of gain or loss on the sale of our mortgage loans and mortgage servicing rights, and the market value of our mortgage servicing portfolio.

         During periods of declining interest rates, such as occurred during 1998, we typically experience an increase in mortgage loan originations. This is particularly due to the refinancing of existing mortgages. An increase in, or stabilization of, interest rates for an extended period of time would adversely affect the demand for refinancing existing mortgages. A decrease in refinancings, could adversely effect our loan production volume. This may cause profits to decrease from loan production. Conversely, the value of mortgage servicing rights typically increases during periods of rising or stable interest rates thus offsetting decreases in loan production. Therefore, declining interest rates may adversely affect the market value of, and earnings from, our mortgage loan servicing portfolio. Mortgage loan prepayments typically increase as a result of declining interest rates due to refinancing activity. As a result, the income stream from our current mortgage loan servicing portfolio may be smaller. In that case, we may be required to amortize the capitalized cost of the mortgage loan servicing portfolio. This may result in decreased profits from the sale of mortgage loan servicing. See "Business - Mortgage Loan Servicing Activities." In order to be profitable in our mortgage banking activities, we must balance the changes in the value of mortgage servicing rights with changes in loan production caused by fluctuations in interest rates.

         Our net interest income is the difference between the interest income we earn on interest-earning assets and the interest expense we pay on our interest-bearing liabilities used to fund our interest-earning assets. Interest-earning assets consist primarily of the loans we originate and purchase. Interest-bearing liabilities consists primarily of borrowings under our lines of credit and deposits. The profitability of our mortgage loan origination business is in part a function of the spread between long-term interest rates (the rates on the loans we hold, whether for investment or for sale in the secondary market) and short-term interest rates (the rates at which we fund mortgage loan originations and purchases). This spread is called the interest rate spread. To the extent that there is a convergence of long-term and short-term interest rates in the future, our interest rate spread may decrease. This may cause profits to decrease.

         In order for us to be profitable in our retail banking business, we have to earn more money in interest and fees than we pay to our depositors in interest. Most of our interest-earning assets, such as our loans, reprice at specific intervals. In contrast, the interest we owe on our interest-bearing liabilities generally is for deposits and may be changed more frequently. When interest rates rise, we must pay more in interest to maintain our deposit customers while our interest income remains more fixed. This causes profits to decrease and is known as interest rate risk. For a further discussion of how changes in interest rates could impact us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk and Market Risk Analysis." In our mortgage banking operations, we are also exposed to interest rate risk from the time we commit to an interest rate on a mortgage loan through the time we sell or commit to sell the mortgage loan. On a daily basis, we analyze various economic and market factors. Based upon these analyses, we project the amount of mortgage loans we expect to sell for delivery at a future date. The actual amount of loans sold will be a percentage of the number of mortgage loans on which we have issued binding commitments (and thereby locked in the interest rate) but which have not yet actually closed. These loans are called pipeline loans and the process by which we sell a percentage of our loans is a form of hedging. If interest rates change in an unanticipated fashion, the actual percentage of pipeline loans that close may differ from the projected percentage. The resultant mismatching of commitments to fund mortgage loans and commitments to sell mortgage loans may cause our profits to decrease. For instance, a sudden increase in interest rates can cause a higher percentage of pipeline loans to close than projected. To the degree that this is not anticipated, we will not have made commitments to sell these additional pipeline loans. As a result, we may incur significant losses upon sale of the loans because the market rate of interest will be higher than the mortgage interest rate committed to by us on such loans causing the value of the loan to decrease. To the extent that our hedging strategy is not successful, our profitability may be adversely affected. See "Business - Secondary Market Activities."

LIMITED HISTORY OF OPERATIONS LIMITS PRIOR PERFORMANCE AS AN INDICATOR OF FUTURE PERFORMANCE

         The Company was incorporated in Delaware on March 3, 1997 to own and control all of the capital stock of the Bank and WMC. As a result, prospective investors have only limited access to operating results of the Company on a consolidated basis, which do not reflect the results of our operations on a consolidated basis for periods prior to March 3, 1997. The results of operations prior to March 3, 1997 only reflect the operations of WMC. In addition, we currently conduct no business other than managing our investment in our wholly-owned subsidiaries. As such, we are initially dependent on the results of operations of the Bank and WMC. The Bank did not commence business until August 1997. The Bank incurred losses of $490,000 for the period from August 1997 until December 31, 1997 and $244,000 for the year ended December 31, 1998. Although WMC has been profitable for each fiscal period presented herein and we have experienced substantial growth in mortgage loan originations and total revenues, our profitability since our formation has been dependent on the profitability of WMC. There can be no assurance that the Bank will be profitable in the future or that the rates of growth for the Bank and WMC will be sustainable or indicative of future results. Any decline in future profitability or growth rates may adversely affect the market price for our common stock.

LOSING ACCESS TO THE SECONDARY MORTGAGE MARKET MAY LOWER OUR PROFITABILITY

         Our ability to continue the mortgage banking segment of our operations is dependent upon our continued access to an active secondary market in which to sell our mortgage loans. We currently sell substantially all of the mortgage loans that we originate through our mortgage banking operations. An active secondary market is largely dependent upon the continuation of programs administered by FNMA, FHLMC, and GNMA, which facilitate the issuance of mortgage-backed securities, as well as our continued eligibility in these programs. For the fiscal year ended December 31, 1998, approximately 88.50% of all the loans we originated were sold to FNMA, while 0.75% were sold to FHLMC and the remaining 10.75% were sold to a variety of other investors. Although we are not aware of any proposed actions, a discontinuation of or a significant reduction in the operations of these programs may decrease our profitability.

         FNMA, FHLMC, and GNMA account for a substantial portion of the secondary market in residential mortgage loans. Some of the largest participants in the secondary market, including FHLMC and FNMA, are government-sponsored enterprises whose activities are governed by federal law. Any future changes in those laws could limit the activity of these government sponsored enterprises or change the terms on which they acquire loans. In turn, this could decrease our profitability. We expect that our mortgage banking operations will continue to remain eligible to participate in these programs but any significant impairment of our eligibility could adversely affect the operations of the WMC. Further, the criteria for loans that are acceptable to FNMA, FHLMC, and GNMA may be changed from time to time by the sponsoring entity. The profitability of participating in specific programs may vary depending on a number of factors, including our administrative costs in originating and purchasing qualifying loans.

LOSS FROM LOAN DELINQUENCIES AND DEFAULTS ON LOANS MAY REDUCE OUR PROFITABILITY

         From the time that we fund a mortgage loan we originate until the time we sell the loan, generally 10 to 40 days, we are at risk for any loan defaults. Once we sell the mortgage loan, the risk of loss from loan defaults and foreclosure generally passes to the purchaser or insurer of the loan. In connection with the sale of a loan, we typically make certain representations and warranties to the purchasers and insurers of the loan. These representations and warranties generally provide that the origination and servicing of the loan prior to sale was in substantial conformance with the laws of the state of origination and applicable investor guidelines and program eligibility standards. We rely upon our underwriting department to ascertain compliance with individual investor standards prior to sale of the loans in the secondary market. The underwriting department relies on its quality control department to test sold loans on a sample basis for compliance. See "Business Underwriting" and "- Quality Control."

         We may become liable for the unpaid principal balance and interest on a defaulted loan if we breached a representation or warranty to the purchaser. In addition, the purchaser may request that we repurchase a loan from the purchaser if we breach a representation or warranty even if the loan is not in default. During 1998, we sold approximately $2.2 billion in single family mortgage loans in the secondary market. No loans sold during 1998 were required to be repurchased during the year end December 31, 1998. We repurchased single family mortgage loans during 1998 of approximately $283,000 related to loans sold during the eleven months ended December 31, 1997, and approximately $321,000 related to loans sold prior to January 31, 1997. Of the mortgage loans repurchased during the year ended December 31,1998, approximately $80,000 were non-performing at the time of repurchase. At December 31, 1998, total non-performing loans were $913,000 and total other real estate owned was $778,000. For more information regarding nonperforming assets, see "Business - Asset Quality."

         We are also affected by loan delinquencies and defaults on mortgage loans that we service. At December 31, 1998, approximately 1.14% of the loans we were servicing were delinquent (including foreclosures). Under some types of servicing contracts to which we are a party, we must advance all or part of the scheduled payments to the owner of the loan, even when loan payments are delinquent. Also, to protect their liens on mortgaged properties, owners of loans usually require us to advance mortgage and hazard insurance and tax payments on schedule even if sufficient escrow funds are not available. We are typically reimbursed by the mortgage owner or from liquidation proceeds for payments advanced. However, the timing of these reimbursement is typically uncertain. In the interim, we must absorb the cost of funds advanced. Further, we must bear the costs of attempting to collect on delinquent and defaulted loans. We also forego servicing income from the time a loan becomes delinquent until foreclosure, at which time these amounts, if any, may be recovered.

CHANGES IN ECONOMY AND BUSINESS CONDITIONS IN THE MIDWEST AND SOUTHEAST MAY ADVERSELY EFFECT THE COMPANY

         Historically, our single-family mortgage loans purchased and serviced have been concentrated in certain geographic regions, particularly Michigan, Ohio, Indiana, Florida, Georgia, and Illinois, based upon the location of the property collateralizing the mortgage loan. Because borrowers of single-family mortgage loans usually reside on the collateral property, changes in economic and business conditions in the Midwest or the Southeast can affect the borrower and thus have an effect on the demand for new mortgage loans and the performance of existing loans. As of December 31, 1998, approximately 64.3% of our mortgage loan production was collateralized by property located in Michigan, Ohio, Florida, Georgia, and Illinois, of which 23.3% were in Michigan and 21.4% were in Ohio. In addition, as of December 31, 1998, approximately 67.3% of our mortgage servicing was collateralized by property located in Michigan, Ohio, Indiana, Florida, and Georgia, of which 23.3% were in Michigan and 21.4% were in Ohio. As a result, unfavorable or worsened economic conditions may limit our ability to purchase or originate new loans in the Midwest or the Southeast and may cause the cost of maintaining our mortgage servicing portfolio to increase. This may decrease our profitability. Although we continue to diversify our loan and mortgage serving portfolios geographically to minimize this risk, there can be no guaranty that we will be successful in this effort. See "Business - Lending Activities."

THE SEASONAL NATURE OF MORTGAGE BANKING BUSINESS MAY CAUSE FLUCTUATIONS IN OUR PROFITS

         The mortgage banking industry is generally subject to seasonal trends. These trends reflect the general national pattern of sales and resales of homes. Sales and resales of homes typically peak during the spring and summer seasons and decline to lower levels from mid-November through February. In addition, delinquency rates typically rise in the winter months, which results in higher servicing costs. These seasonal trends materially affect our quarter-to-quarter operating results, thereby causing short-term fluctuations in our profits.

THE RETAIL AND MORTGAGE BANKING BUSINESS IS VERY COMPETITIVE

         We compete in the retail banking business primarily with commercial banks and thrift institutions located in the greater Naples area. Competitors for deposits include thrift institutions, commercial banks, credit unions, full service and discount broker dealers, and other investment alternatives, such as mutual funds, money market funds, and savings bonds or other government securities. We compete with our peers primarily on price at which we offer our products and on customer service. However, many of our retail banking competitors have significantly greater resources than the Bank. See "Management's Discussion and Analysis of Changes in Financial Condition and Results of Operations - Financial Condition."

         We compete in the mortgage banking business for mortgage originations with thrift institutions, commercial banks, insurance companies, and mortgage companies, many of which operate nationwide mortgage origination networks similar to that of WMC. We primarily compete for mortgage originations by providing quality service, maintaining relationships with builders, mortgage brokers, real estate brokers and investors, and by offering competitive products and rates and fees. Many of our mortgage banking competitors are, or are affiliated with, organizations with substantially larger asset and capital bases (including regional and multi-national banks and bank holding companies). We believe we have positioned ourselves with a product mix that attracts business from mortgage companies, credit unions, and thrifts which may not have sufficient loan origination volume to obtain preferential pricing directly in the secondary market.

         We cannot make any guaranty that we will be able to compete successfully against current or future competitors. The competitive pressures that we face may negatively affect our business, financial condition, and profits.

ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND VOTING CONTROL OF MANAGEMENT MAY DISCOURAGE TAKEOVER ATTEMPTS

         PROVISIONS IN THE CERTIFICATE OF INCORPORATION OF THE COMPANY. Provisions in our Certificate of Incorporation may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with our board of directors. As a result, these provisions generally may serve to perpetuate existing management. Provisions of the Certificate of Incorporation, among other things, (i) authorize the issuance of additional shares of common stock and serial preferred stock; (ii) classify the Board of Directors into three classes, each of which will serve for staggered three year periods; (iii) provide that a director of the Company may be removed by the stockholders only for cause; (iv) provide that only the Board of Directors or Chairman of the Board of the Company may call special meetings of the stockholders; (v) provide that the stockholders must comply with certain advance notice procedures in order to nominate candidates for director to the Board of Directors or to place stockholder proposals on the agenda for communication at stockholders meetings; and (vi) provide that the stockholders may amend or repeal any of the foregoing provisions of the Articles of Incorporation or Bylaws only by a vote of 80% of the stock entitled to vote generally in the election of directors. In addition, we are subject to various anti-takeover provisions under the Delaware General Corporation Law. For a more detailed discussion of these provisions, see "Restrictions on Acquisitions of the Company and the Bank."

         VOTING CONTROL OF CHARLES C. HUFFMAN. Immediately following the offering, Mr. Huffman will own 42.80% of the outstanding shares of common stock (assuming the sale of 1,200,000 shares), or approximately 38.55% if the underwriter exercises the over-allotment option in full. Accordingly, following completion of the offering, Mr. Huffman will have substantial influence in the election of the Board of Directors and thus be able to influence the Company's affairs, including decisions regarding acquisitions and other business opportunities, the declaration of dividends, and the issuance of additional shares of common stock and other securities. In addition, Mr. Huffman's level of ownership would enable him to defeat any stockholder matter that required a vote of two-thirds of the outstanding shares of common stock. For a detailed discussion of these provisions, see "Restrictions on Acquisition of the Company
- Restrictions in the Company's Certificate of Incorporation and Bylaws."

NEW STOCKHOLDERS WILL EXPERIENCE AN IMMEDIATE DILUTION IN BOOK VALUE PER SHARE

         Purchasers of common stock in the offering will experience immediate and substantial dilution, and present stockholders will receive a substantial increase in the book value of their shares of common stock. See "Dilution." The substantial dilution may adversely affect the market price of the common stock.

WE HAVE NEVER SOLD STOCK TO THE PUBLIC AND CANNOT GUARANTY THAT A PUBLIC TRADING MARKET WILL DEVELOP

         Prior to the offering, there has been no public market for our common stock. We cannot guaranty that an active trading market will develop or that purchasers of the common stock will be able to resell their common stock at prices equal to or greater than the initial public offering price. The initial public offering price was determined through negotiations between the Company and the underwriter and may not reflect the market price of the common stock after the offering. The development of a public market having the desirable characteristics of depth, liquidity, and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time. We do not have any control whether there will be sufficient numbers of buyers and seller. Accordingly, we cannot guarantee that an established and liquid market for the common stock will develop or be maintained. The market price of the common stock could be subject to significant fluctuations in response to our operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These fluctuations, and general economic and market conditions, may adversely affect the market price of the common stock. See "Market for the Common Stock" and "Underwriting."

ADDITIONAL SALES OF STOCK BY MR. HUFFMAN OR ADDITIONAL ISSUANCES OF STOCK PURSUANT TO OPTIONS MAY ADVERSELY EFFECT THE STOCK PRICE

         We will have 4,232,836 shares of common stock outstanding immediately following consummation of the offering. Mr. Huffman will beneficially own 1,811,650 shares (adjusted to give effect to the transfer by Mr. Huffman of 588,350 shares of common stock to two trusts for the benefit of his adult children), representing approximately 42.80% of the outstanding shares of common stock if the over-allotment option granted to the underwriter is not exercised. If the over-allotment option granted by Mr. Huffman to the underwriter is exercised,

Mr. Huffman will beneficially own 1,631,650 shares, representing approximately 38.55% of the outstanding shares of common stock. In addition, we have reserved an additional 400,000 shares of common stock for issuance pursuant to our stock option plan . Of the outstanding shares upon consummation of the offering, the 1,200,000 shares of common stock offered hereby will be freely tradeable by non-affiliates of the Company without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"). In addition, 1,207,850 shares of common stock held by non-affiliates that were issued in 1997 will also be freely tradeable. The remaining 1,824,986 shares of capital stock held by Mr. Huffman and other affiliates of the Company are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. Restricted securities held by Mr. Huffman and affiliates of the Company will be eligible for sale under Rule 144 ninety days after the effective date of the Registration Statement. Rule 144 imposes certain restriction as to volume and timing of sales of restricted securities. The Company and Mr. Huffman have agreed not to sell any shares of stock or any rights to acquire stock for a period of at least 180 days following the date of this Prospectus without the consent of the underwriter. See "Underwriting." Following this offering, sales of substantial amounts of the common stock in the public market, whether under Rule 144 or otherwise, or the potential for such sales, could adversely affect the prevailing market prices for the our common stock and impair our ability to raise capital through the sale of additional equity securities.

IF OUR COMPUTER SYSTEMS DO NOT WORK PROPERLY WITH YEAR 2000 DATA, OUR BUSINESS OPERATIONS WILL BE SIGNIFICANTLY DISRUPTED

         We could experience a significant disruption to our business operations and, as a result, a significant adverse impact on our financial condition and results of operations if our computer systems and the computer systems operated by third party vendors on which we rely are not able to properly handle problems created by the year 2000. We are actively working to make sure as best we can that this does not happen or, at least, that the effects are lessened as much as possible; but we cannot give any assurances that our efforts will be successful.


                                   THE COMPANY

         The Company was incorporated in Delaware on March 3, 1997 to own and control all of the capital stock of the Bank and WMC. The Company is registered with the Federal Reserve Board as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. As a registered bank holding company, the Company's primary federal regulator is the Federal Reserve Board. The Company has no employees other than executive officers who do not receive compensation from the Company for serving in such capacity. The Company conducts no business other than managing its investments in the Bank and WMC.

         The Company's results of operations are dependent on the operations of the Bank and WMC. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between interest income earned on its loan and investment securities portfolios and other interest earning assets, and its cost of funds consisting of interest expense paid on its deposits and other interest bearing liabilities. Net interest income is also affected by the relative amounts (volume) of interest earning assets and liabilities. The Bank's net income is also impacted by its provision for loan losses, as well as, other operating income and other operating expense. Other operating income consists principally of loan origination fees derived from loans that are sold by the Bank, while other operating expense is comprised of salaries and wages, occupancy expenses, and other general and administrative expenses. Earnings of the Bank are also impacted by general economic, competitive, and regulatory conditions, particularly changes in market interest rates, government policy, and actions of regulatory agencies. The profitability of WMC depends primarily on managing the volume of loan originations and sales and the expenses associated with loan originations so that gains on the sale of loans together with fee income exceeds the costs of this activity. Changes in the level of interest rates and the condition of the local and national economies affect the amount of loans originated by WMC and demanded by investors to whom the loans are sold.

Generally, WMC's loan origination and sale activity and, therefore, its results of operations, may be adversely affected by an increasing interest rate environment to the extent such environment results in decreased loan demand by borrowers and/or investors. Accordingly, the volume of loan originations and the profitability of this activity can vary significantly from period to period.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the offering (after deduction of the underwriting discounts and commissions and estimated offering expenses) are estimated to be approximately $8.55 million. The Company will receive no proceeds from the offering of common stock by the Selling Stockholder if the underwriter exercises the over-allotment option granted by the Selling Stockholder. The Company intends to use approximately $3.2 million of the net proceeds to reduce the indebtedness of the Company and WMC and $1.0 million will be contributed to the capital of WMC to be used for general corporate purposes. Substantially all of the remaining net proceeds received by the Company will be contributed to the capital of the Bank to be used for general corporate purposes and to provide additional capital to the Bank to support growth in its businesses, including possible expansions in its banking operations through the acquisition or establishment of new bank branches. Neither the Bank nor the Company has any current arrangements, understandings, or agreements regarding any such opportunities or transactions.

                                 DIVIDEND POLICY

         The Company does not anticipate paying any cash dividends in the foreseeable future. Because the Company does not conduct any operations other the managing its investment in the Bank and WMC, the Company is dependent for income on dividends received from the Bank and WMC. The Company is also subject to certain regulatory restrictions imposed by the Federal Reserve Board on the payment of dividends to its stockholders. Declaration of dividends by the Board of Directors of the Bank will depend upon a number of factors, including, but not limited to, investment opportunities available to the Bank, capital requirements, regulatory limitations, and general economic conditions. Generally, the Bank may not declare or pay dividends on its capital stock if such payment would cause its regulatory capital to be reduced below the minimum requirements imposed by regulations of the Office of the Comptroller of the Currency ("OCC"). In addition, declaration of dividends by the Board of Directors of WMC will depend upon a number of factors, including, but not limited to, investment opportunities available to WMC, capital needs, and general economic conditions. Furthermore, a portion of the initial capitalization of the Bank was borrowed by the Company and WMC from an unaffiliated third party. Provisions of the loan agreement require WMC to meet certain financial covenants and limit the amount of dividends that WMC may pay to the Company. Although the Company expects to repay this loan out of the proceeds of this offering, for the foreseeable future, WMC plans to reinvest its earnings in its operations, thus limiting the amount of dividends WMC anticipates paying in the future. Prospective investors should not view an investment in the common stock as a source of income.

                           MARKET FOR THE COMMON STOCK

         The Company's outstanding shares of common stock are currently held by approximately 65 shareholders of record. Of these shareholders, Mr. Huffman owns approximately 42.80% of the outstanding shares. Prior to this offering, the Company has never issued shares to the public. Consequently, there is no market for the Company's capital stock. The Company has applied to have the common stock listed on the Nasdaq SmallCap System under the symbol "____." An approval of the listing application will be subject to various conditions, including sale of the stock and the presence of at least two registered and active market makers. The Company will seek to encourage and assist at least two market makers to make a market in its common stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities to those quoted prices, subject to various securities laws and other regulatory requirements.

William R. Hough & Co. has agreed to make a market in the common stock. There can be no assurance that the common stock will be able to meet the applicable listing criteria in order to maintain its quotation on the Nasdaq SmallCap System or that an active and liquid trading market will develop or, if developed, will be maintained. A public market having the desirable characteristics of depth, liquidity, and orderliness, however, depends upon the presence in the marketplace of both willing buyers and sellers of common stock at any given time, which is not within the control of the Company. No assurance can be given that an investor will be able to resell the common stock at or above the purchase price of the common stock.

                                 CAPITALIZATION

         The following table sets forth (a) the historical capitalization of the Company at December 31, 1998 and (b) the adjusted capitalization of the Company at December 31, 1998 after giving effect to the offering. The net proceeds to the Company from the offering (after deduction of the underwriting discounts and commissions and estimated offering expenses) are estimated to be approximately $8.55 million. The Company will receive no proceeds from the offering of common stock by the Selling Stockholder should the underwriter exercise the over-allotment option.


                                                          At December 31, 1998
                                                  --------------------------------------
                                                       Historical       as Adjusted
                                                  ------------------ -------------------
                                                  (In thousands, except per share data)
Deposits ........................................        $35,064        $35,064
Long-term borrowings ............................          2,000              0
Subordinated debt ...............................          1,200              0
                                                         -------        --------
   Total deposits, long-term borrowings, and
   subordinated debt ............................        $38,264        $35,064
                                                         -------        --------
                                                         -------        --------
Shareholders' Equity:

   Preferred stock (1) ..........................        $     0        $     0

   Common stock (2) .............................             30             85

   Additional paid-in capital ...................          8,292         16,787

   Retained earnings ............................          4,076          4,076

   Net unrealized appreciation on
     securities available for sale, net .........              2              2
                                                         -------        --------

        Total shareholders' equity ..............        $12,400        $20,950
                                                         -------        --------
                                                         -------        --------


Ratio of equity to assets .......................           5.03%          8.50%
                                                         -------        --------
                                                         -------        --------
Book value per common share .....................        $  4.09        $  4.95
                                                         -------        --------
                                                         -------        --------


--------------
(1) The Company has authorized 200,000 shares of preferred stock, none of which are issued and outstanding.
(2) The Company has authorized 5,000,000 shares of common stock, of which 3,032,836 were issued and outstanding at December 31, 1998. Assuming the sale of 1,200,000 shares of common stock in the offering, the Company will have 4,232,836 shares issued and outstanding.

                                    DILUTION

         The net tangible book value of the Company's common stock as of December 31, 1998 was approximately $12.4 million or $4.09 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of the common stock outstanding.

         Dilution per share to new investors purchasing common stock in the offering represents the difference between the amount per share paid and the net tangible book value per share of common stock immediately after the offering. Shares used in the computation of per share amounts below include 3,032,836 shares outstanding immediately prior to the offering and 1,200,000 shares to be issued by the Company in the offering. After giving effect to the sale of 1,200,000 shares of common stock offered by the Company hereby (after deducting the underwriting discount and estimated offering expenses), the pro forma net tangible book value of the Company as of December 31, 1998 would have been $21.0 million or $4.95 per share, representing an immediate increase in net tangible book value of $0.86 per share to existing stockholders and an immediate dilution of $3.05 per share to new investors purchasing shares at the estimated public offering price of $8 per share. The following table illustrates this per share dilution.



Estimated public offering price per share(1).........................              $8.00

Net tangible book value per share before the offering(2).............   $4.09

Increase in net tangible book value per share attributable
  to new investors...................................................    0.86
                                                                        ------

Pro forma net tangible book value per share after the
  offering...........................................................               4.95
                                                                                   -----

         Dilution per share to new investors.........................              $3.05
                                                                                   -----
                                                                                   -----


----------
(1) Before deducting estimated underwriting discounts and commissions and estimated expenses of the offering payable by the Company.
(2) Includes mortgage servicing rights and excludes core deposit intangibles. See Notes 1 and 5 of Notes to Consolidated Financial Statements.

         The following table sets forth on a pro forma basis at December 31, 1998 the number of shares of common stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders in 1997 and new investors purchasing shares of common stock in the offering.




                                   Shares Owned after the                Total                Weighted
                                       Public Offering               Consideration            Average
                                   -----------------------        --------------------       Price Per
                                    Number         Percent        Amount       Percent         Share
                                  ---------      ---------     -----------     -------       ---------
Existing stockholders.......      3,032,836        71.65%      $11,373,120      54.23%         $3.75
                                  ---------       ------       -----------     ------          -----
New investors...............      1,200,000        28.35         9,600,000      45.77           8.00
                                  ---------       ------       -----------     ------          -----
         Total..............      4,232,836       100.00%      $20,973,120     100.00%         $4.95
                                  ---------       ------       -----------     ------          -----
                                  ---------       ------       -----------     ------          -----


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         The Company serves as the holding company of the Bank and WMC. The Company's operations involve both mortgage banking and retail banking. The mortgage banking segment involves the origination and purchase of single-family residential mortgage loans in approximately 42 states, the sale of such loans, usually on a pooled and securitized basis, in the secondary market, and the servicing of mortgage loans for investors. The retail banking segment involves attracting deposits from the general public and using such funds to originate consumer, commercial, commercial real estate, residential construction, and single-family residential mortgage loans, from its sole office in Naples, Florida.

         The tables below set forth certain information for the Company's business segments for the periods shown. Prior to August 1997, the Company did not have retail banking operations.



                                                                 Mortgage
                                                                 Banking    Retail Banking
                                                                 Segment        Segment       Consolidated
                                                                ---------   --------------    ------------
                                                                             (In thousands)
REVENUES
  Year ended:

         December 31, 1998 ................................      $32,580        $2,543           $34,696

  Period Ended:

         December 31, 1997 ................................       10,898           376            11,154

EARNINGS (LOSS) BEFORE INCOME TAXES

  Year ended:

         December 31, 1998 ................................        6,499          (370)           5,928

  Period ended:

         December 31, 1997 ................................          635          (743)            (189)



         The Company's earnings are primarily dependent upon three sources: net interest income, which is the difference between interest earned on interest-earning assets (including loans held for sale in the Company's mortgage banking operations as well as loans held for investment) and interest paid on interest-bearing liabilities; fee income from servicing mortgages held by investors; and gains realized on sales of mortgage loans and mortgage servicing rights. These revenues are in turn significantly affected by factors such as changes in prevailing interest rates and in the yield curve (that is, the difference between prevailing short-term and long-term interest rates), as well as changes in the volume of mortgage originations nationwide and prepayments of outstanding mortgages.

MANAGEMENT STRATEGY

         The Company's strategy is to primarily take advantage of the existing natural synergies that exist between a mortgage company and a community based bank. The senior management of both WMC and the Bank is strongly oriented toward mortgage based lending. The Bank's location, in Naples, Florida, is a growing market for mortgage loan products. The Bank's affiliation with a large mortgage company, such as WMC, enables the Bank to offer a greater array of mortgage loan products than similarly situated community banks. WMC also provides a stable market for the mortgage loans originated by the Bank at predictable prices. This enables the

Bank to determine the price at which a loan can be sold prior to the closing of the loan. Use of WMC's computer assisted underwriting also provides the Bank more uniform underwriting of its mortgage loan products. The Bank is able to provide same day approval for its customers. WMC is also able to provide mortgage investment opportunities to the Bank at yields not locally available and in geographically diverse regions of the country, thus reducing the risk of a concentrated loan portfolio. Lastly, WMC enables the Bank to achieve economies of scale unavailable to many competing community banks.

         At the same time, WMC benefits from the Bank as a depository for escrow deposits in connection with its loan production and servicing activities. To the extent the Bank desires, the Bank may invest excess funds in mortgage loan products that WMC has available. In addition, certain aspects of the mortgage banking operations of WMC are cash intensive, such as investments in mortgage servicing rights and loan originations other than mortgage lending. The Company believes that these activities should be housed in the Bank. The Company is hopeful that as the synergies between the Bank and WMC are realized more fully, the Bank can act as a warehouse for purchased commercial real estate loans.

         The Company's current strategy focuses on maintaining profitability while limiting its credit and interest rate risk exposure. To accomplish these objectives, the Company has sought to:

         o Control credit risk by emphasizing the origination and purchase of single-family, owner-occupied residential mortgage loans.

         o Control interest rate risk by selling a substantial portion of its loan production and loan servicing into the secondary market.

         o Control credit and interest rate risk by purchasing mortgage-related assets to hold in its portfolio.

         o    Control operating expenses.

         o Offer superior service, competitive interest rates, and a variety of loan and deposit products.

MANAGEMENT OF INTEREST RATE RISK AND MARKET RISK ANALYSIS

         QUALITATIVE INFORMATION ABOUT MARKET RISK. The principal objective of the Company's interest rate risk management is to evaluate the interest rate risk included in balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Company's Interest Rate Risk Management Policy. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Board of Directors of the Company is responsible for reviewing asset/liability policies and interest rate risk position. The Board of Directors reviews the interest rate risk position on a quarterly basis. In connection with such review, the Board of Directors evaluates the Company's business activities and strategies, the effect of those strategies on the Company's net interest margin, the market value of the loan, servicing, and securities portfolios, and the effect the changes in interest rates will have on the Company's loan, servicing, and securities portfolios and exposure limits.

         The continuous movement of interest rates is certain, however, the extent and timing of such movements is not always predictable. Any movements in interest rates has an affect of the Company's profitability. The value of loans, which the Company has either originated or purchased or committed to originate or purchase, decreases as interest rates rise and conversely, the value increases as interest rates fall. The value of mortgage servicing rights tends to move inversely to the value of loans, increasing in value as interest rates rise and decreasing in value as interest rates fall. The Company also faces the risk that rising interest rates could cause the cost of interest-bearing liabilities, such as loans and borrowings, to rise faster than the yield on interest-earning assets, such as loans and investments. The Company's interest rate spread and interest rate margin may be negatively impacted in a declining interest rate environment even though the Company generally borrows at short-term interest rates and lends at longer-term interest rates. This is because loans and other interest-earning assets may be prepaid and replaced with lower yielding assets before the supporting interest-bearing liabilities reprice downward. The Company's interest rate margin may also be negatively impacted in a flat- or inverse-yield curve environment. Mortgage origination activity tends to increase when interest rates trend lower and decrease when interest rates rise. In turn, this effects the prepayment speed of loans underlying the Company's mortgage servicing rights.

         Because it is unlikely that any particular movement in interest rates could effect only one aspect of the Company's business, many of the Company's products are naturally self-hedging to each other. For instance, the decrease in the value of the Company's mortgage servicing portfolio associated with a decline in interest rates usually will not occur without a corresponding and offsetting increase in new mortgage loan production.

         The Company primary strategy to control interest rate risk is to sell substantially all loan production into the secondary market. This loan production is typically sold servicing retained. To further control interest rate risk related to its loan servicing portfolio, the Company typically sells the servicing for most of its loans within one year of the origination of the underlying loan. The turnover in the loan servicing portfolio assists the Company in maintaining a constant value of the servicing portfolio by holding servicing on loans that are least likely to be refinanced in the short term. The Company further attempts to mitigate the effects of changes in interest rates through the use of forward sales of anticipated loan closings and diligent asset and liability management.

         QUANTITATIVE INFORMATION ABOUT MARKET RISK. The primary market risk facing the Company is interest rate risk. From an enterprise perspective, the Company manages this risk by striving to balance its loan origination and loan servicing businesses, which are counter cyclical in nature. In addition, the Company utilizes various hedging techniques to manage the interest rate risk related specifically to its committed pipeline loans, mortgage loan inventory, and mortgage servicing rights. The overall objective of the Company's interest rate risk management policies is to offset changes in the values of these items resulting from changes in interest rates. The Company does not speculate on the direction of interest rates in its management of interest rate risk.

         The matching of maturity or repricing of interest-earing assets and interest-bearing liabilities may be analyzed by examining the extent to which such assets and liabilities are interest rate sensitive and by monitoring the Company's interest rate sensitivity gap. An interest-earning asset or interest-bearing liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. The difference between rate-sensitive assets and rate-sensitive liabilities represents the Company's interest sensitivity gap.

         The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding on December 31, 1998, which are expected to reprice or mature in each of the future periods shown. The amount of assets or liabilities shown which reprice or mature during a particular period may differ from contractual terms due to repayment assumptions.


                                                                            At December 31, 1998
                                                  --------------------------------------------------------------------
                                                                                   Over 1
                                                                 3 months           year
                                                  Less than       Through          Through       Over
                                                  3 Months       12 Months         5 Years      5 Years         Total
                                                  ---------      ----------        -------      -------        -------
                                                                          (Dollars in thousands)
Interest-earning assets:

  Short-term investments(1) ...............       $  7,359        $  2,142        $      0      $     0        $  9,501

  Investment Securities(2) ................              0               0           4,499        1,354           5,853

  Loans ....................................       178,791           1,213           4,143       19,308         203,455
                                                  --------        --------        --------      -------        --------
    Total  interest-earning assets .........       186,150           3,355           8,642       20,662         218,809

Interest-bearing liabilities:

  Savings deposits .........................        22,409               0               0            0          22,409

  Certificates of deposit ..................           825          11,669             145           16          12,655

  Borrowings(3) ...........................        191,270               0               0        1,200         192,470
                                                  --------        --------        --------      -------        --------
    Total interest bearing liabilities .....       214,504          11,669             145        1,216        $227,534
                                                                                                               --------
                                                                                                               --------
Interest rate sensitivity gap ..............      $(28,354)       $ (8,314)       $  8,497      $19,446
                                                  ---------       ---------       --------      -------
                                                  ---------       ---------       --------      -------
Cumulative gap .............................       (28,354)        (36,668)        (28,171)      (8,725)

Cumulative gap to interest-earning assets ..           (15)%        (1,093)%          (326)%        (42)%

Ratio of interest-earning assets to interest
  bearing liabilities ......................            87%             29%          5,960%       1,699%



----------
(1)  Includes federal funds sold.
(2)  Investment securities are stated at amortized cost.
(3)  Includes federal funds purchased and other short-term borrowings.

         As shown above, at December 31, 1998, the Company had a negative gap position based on contractual maturities and repayment assumptions for the next twelve months. This means that the Company's interest-earning assets reprice more slowly than its interest-bearing liabilities. In a declining interest rate environment, the cost of the Company's interest-bearing liabilities may be expected to decrease faster than amounts received on interest-earning assets, thus increasing the Company's interest rate spread. In an increasing interest rate environment, the negative gap means that the amounts received on interest-earning assets may be expected to increase more slowly than amount paid on the Company's interest-bearing liabilities, thus decreasing the Company's interest rate spread.

         Certain shortcomings are inherent in the method of analysis presented in the table above. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

         The above analysis incorporates the following assumptions: (1) federal funds are considered to reprice within 90 days; (2) savings deposits are considered to have a repricing period of less than 90 days; (3) certificates of deposit reprice according to their stated maturity; (4) short-term borrowings are considered to mature within 90 days except where contractually different; and (5) loans are shown in the period in which they contractually reprice or mature. The interest rate sensitivity of the Company's assets and liabilities could vary substantially if different assumptions were used or if actual experience differs from the assumptions used.

         AVERAGE BALANCE SHEET. The following tables set forth for the periods indicated information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, and the net yield on interest-earning assets.


                                                Year Ended December 31,  Period from February 1, 1997 to   Year Ended January 31,
                                                        1998                    December 31, 1997                  1997
                                           ----------------------------- ------------------------------- --------------------------
                                           Average                        Average                        Average
                                            Volume   Interest Yield/cost  Volume   Interest Yield/cost*  Volume  Interest Yield/cost
                                           --------  -------- ----------  -------  -------- ----------   ------- -------- ----------
                                                                               (Dollars in thousands)
ASSETS
Interest-earning assets:
 Federal funds sold.....................   $  9,685  $   390     4.03%    $ 2,057   $  113     6.01%   $     0   $    0     0.00%
 Investment securities..................      6,016      479     7.95       1,025       78     8.23          0        0     0.00
 Loans receivable, net..................    181,874   11,277     6.20      51,094    3,230     6.90     52,151    3,015     5.78
                                           --------  -------              -------   ------             -------   ------
  Total interest-earning assets.........    197,575   12,146     6.15      54,176    3,421     6.89     52,151    3,015     5.78
                                                     -------     -----               ------    ----               ------    ----
Noninterest-earning assets:
 Cash and due from banks................      5,943                           486                            0
 Allowance for loan losses..............       (106)                          (45)                         (54)
 Other assets...........................      9,784                         3,945                        6,637
                                           --------                       -------                      -------
  Total assets..........................   $213,196                       $58,562                      $58,734
                                           --------                       -------                      -------
                                           --------                       -------                      -------
LIABILITIES AND STOCKHOLDERS EQUITY
Interest-bearing liabilities:
 NOW accounts...........................   $  6,016      138     2.29     $   581   $   29     4.99    $     0        0     0.00
 Money market accounts..................      4,060      178     4.38         264       11     4.17          0        0     0.00
 Savings deposits.......................      2,406       60     2.47           4        1     2.16          0        0     0.00
 Time deposits..........................      9,548      558     5.85       2,196      135     6.69          0        0     0.00
 Short-term borrowings..................    170,413    7,897     4.63      40,909    2,280     6.08     40,806    2,048     5.02
                                           --------   ------              -------   ------             -------   ------
  Total interest-bearing liabilities        192,443    8,831     4.59      43,954    2,456     6.09     40,806    2,048     5.02
                                                     -------     -----               ------    ----               ------    ----
Noninterest-bearing liabilities:
 Demand deposits........................      4,223                           932                            0
 Other liabilities......................      6,085                         8,429                       12,190
 Stockholders' equity...................     10,445                         5,247                        5,738
                                           --------                       -------                      -------
  Total liabilities and stockholders'
   equity...............................   $213,196                       $58,562                      $58,734
                                           --------                       -------                      -------
                                           --------                       -------                      -------
Interest rate spread..............                               1.56%                         0.80%                        0.62%
                                                                 ----                          ----                         ----
                                                                 ----                          ----                         ----
Net interest income and net interest
 margin..........................                    $ 3,315     1.68%              $  965     1.94%             $  967     1.81%
                                                     -------     -----               ------    ----               ------    ----
                                                     -------     -----               ------    ----               ------    ----


----------
*    Annualized.

         RATE/VOLUME ANALYSIS. Changes in net interest income are attributable to three factors: (1) a change in the volume of an interest-earning asset or interest-bearing liability, (2) a change in interest rates, or (3) a change attributable to a combination of changes in volume and rate. The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (a) changes in volume (changes in volume multiplied by the old interest rate); and (b) changes in rates (changes in interest rates multiplied by the old average volume).




                                        Year Ended December 31,         Eleven Months Ended
                                     1998 vs. Eleven Months Ended  December 31, 1997 v. Year Ended       Year Ended January 31,
                                         December 31, 1997               January 31, 1997                    1997 Vs. 1996
                                    -----------------------------  -------------------------------  ------------------------------
                                    Total      Changes Due to      Total      Changes Due to        Total       Changes Due To
                                    Change   Volume(1)   Rates(1)  Change  Volume(1)   Rates(1)     Change   Volume(1)    Rates(1)
                                    ------   ---------   --------  ------  ---------   --------     -------  ---------    --------
                                                                          (Dollars in thousands)
INTEREST-EARNING ASSETS:
Federal funds sold ............     $  277    $  254      $ 23      $113     $113      $  0         $  0      $  0        $  0
Investment securities .........        401       398         3        78       78         0            0         0           0
Loans receivable, net .........      8,047     7,742       305       215       21       194          166        49         117
                                    ------    ------      ----      ----     ----      ----         ----      ----        ----
         Total interest income       8,725     8,394       331       406      212       194          166        49         117
                                    ------    ------      ----      ----     ----      ----         ----      ----        ----

INTEREST-BEARING LIABILITIES:
NOW accounts ..................        109       103         6        29        0         0            0         0           0
Money market accounts .........        167       166         1        11       11         0            0         0           0
Savings deposits ..............         59        59         0         1        1         0            0         0           0
Time deposits .................        423       408        15       135      135         0            0         0           0
Short term borrowings .........      5,617     5,224       393       232        2       230          201        80         121
                                    ------    ------      ----      ----     ----      ----         ----      ----        ----
         Total interest expense      6,375     5,960       415       408      178       230          201        80         121
                                    ------    ------      ----      ----     ----      ----         ----      ----        ----

NET CHANGE IN INTEREST
  INCOME ......................     $2,350    $2,434      $(84)     $ (2)    $ 34     $ (36)       $ (35)    $(31)        $ (4)
                                    ------    ------      ----      ----     ----      ----         ----      ----        ----
                                    ------    ------      ----      ----     ----      ----         ----      ----        ----


----------
(1) Changes in interest income/expense not arising from volume or rate variances are allocated proportionately to rate and volume.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE ELEVEN MONTH PERIOD ENDED DECEMBER 31, 1997

         GENERAL. The operating results and financial condition of the Company as of and for the year ended December 31, 1998 primarily reflect the operating results and financial condition of WMC. The Bank was formed in August 1997, therefore, the year ended December 31, 1998 constitutes the Bank's first full year of operations. Net income for the year ended December 31, 1998 totaled $3.9 million compared to a net loss of $138,000 ($150,000 annualized) for the eleven months ended December 31, 1997, or an increase on an annualized basis of approximately $4.0 million or 371%. This increase was primarily due to a smaller loss from operations of the Bank and a substantial increase in loan production for WMC.

         LOAN PRODUCTION. The volume of loans produced for the year ended December 31, 1998 totaled $2.4 billion, as compared to $732.7 million ($799.3 million annualized) for the eleven months ended December 31, 1997, or an increase on an annualized basis of approximately $1.7 billion or approximately 230%. The increase in loan production was primarily due to generally lower interest rates that prevailed during 1998 compared to 1997, as well as to the continuing expansion of the markets the Company serves and the types of loan products the Company offers. Refinancings totaled $1.9 billion, or 79.17% of total loan production, for the year ended December 31, 1998, as compared to $476.5 million, or 65.03% of total loan production for the eleven months ended December 31, 1997 ($519.8 million on an annualized basis). Fixed-rate mortgage loan production totaled $2.2 billion, or 91.67% of total loan production, for the year ended December 31, 1998, as compared to $545.8 million, or 74.50% of total loan production for the eleven months ended December 31, 1997 ($596.0 million on an annualized basis).

         At December 31, 1998 and 1997, the Company's pipeline of loans in process was $144.0 million and $57.7 million, respectively. Historically, approximately 75% to 90% of the pipeline of loans in process has funded. For the year ended December 31, 1998, the Company received 34,164 new loan applications compared to 12,090 new loan application received for the eleven months ended December 31, 1997 (13,189 new loan applications on an annualized basis). These new loan applications result in an average daily rate of applications of $14.2 million and $4.8 million, respectively. The factors that affect the percentage of applications received and funded during a given time period include the movement and direction of interest rates, the average length of loan commitments issued, the creditworthiness of applicants, the Company's loan processing efficiency, and loan pricing decisions.

         NET INTEREST INCOME. Net interest income (interest earned net of interest charges) totaled $3.3 million for the year ended December 31, 1998, as compared to $900,000 ($1.0 million annualized) for the eleven months ended December 31, 1997, or an increase on an annualized basis of approximately $2.3 million or approximately 230%. Net interest income is principally a function of:
(i) interest income earned from the Company's loan portfolio; (ii) interest expense related to the Company's investment in servicing rights, (iii) interest income earned from the custodial balances associated with the Company's servicing portfolio, and (iv) interest expense related to the Bank's deposits. The Company earns interest on, and incurs interest expense to carry, mortgage loans held in its warehouse. The increase in net interest income from the mortgage loans warehoused was primarily attributed to higher loan production levels resulting from expanding the markets in which the Company conducts operations as well as the addition of new products. The increase in interest expense on the investment in servicing rights resulted primarily from increase in the volume of loan production. The increase in net interest income earned from the custodial balances was related to an increase in the average balance of custodial balances due to the increase in the average balance of the loan servicing portfolio.

         LOAN SERVICING. At December 31, 1998, the Company serviced $1.7 billion of loans compared to $824.6 million at December 31, 1997, a 106% increase. At December 31, 1998 and 1997, with the exception of servicing related to loans held for sale in the Company's loan portfolio and servicing sold but not yet delivered, all loan servicing was servicing for others. See "Business - Mortgage Loan Servicing Activities." The increase in the Company's servicing portfolio during the year ended December 31, 1998 was the result of a substantial increase in loan production volume, partially offset by prepayments, partial prepayments, and scheduled amortization of mortgage loans and the sale of mortgage servicing rights. The weighted average interest rate of the mortgage loans in the Company's servicing portfolio at December 31, 1998 was 7.04% compared to 7.59% at December 31, 1997. The decrease in the weighted average interest rate of mortgage loans in the Company's servicing portfolio is primarily the result of portfolio turnover. In order to limit the risk of fluctuations in the value of the servicing portfolio as interest rates decline, the Company seeks to package servicing on mortgage loans with high interest rates and 80% or lower loan to value ratios along with a portion of its servicing at current interest rates due to the higher risk of refinancing of these loans. This strategy, when combined with the decreasing interest rate environment experienced in 1998, resulted in a lower weighted average interest rate. It is the Company's strategy to retain its servicing portfolio at approximately $1 billion. The Company believes that this outstanding balance is adequate to produce some economy of scale. The Company manages the size of its servicing portfolio in conjunction with its other asset and liability management. It is not the Company's strategy to grow the servicing portfolio. Rather, the Company attempts to act as an accumulator of mortgage servicing rights. As an accumulator, the Company sells the servicing rights to a large national servicer under a contract with quarterly best efforts delivery.

         During the year ended December 31, 1998, the prepayment rate of the Company's servicing portfolio was 32.20%, compared to 12.63% for the eleven months ended December 31, 1997 (13.78% on an annualized basis). In general, the prepayment rate is affected by the level of refinance activity, which in turn is driven by the relative level of mortgage interest rates, and activity in the home purchase market. The prepayment rate on the Company's servicing portfolio remains relatively low because the Company typically sells servicing for loans that are more than one year old. Generally, the rate at which loans that are less than one year old prepay is lower than more mature loans.

         The Company recorded amortization and net impairment of its mortgage servicing rights for the year ended December 31, 1998 of $2.7 million (consisting of amortization amounting to $1.8 million and impairment of $885,000), compared to $1.1 million of amortization and impairment (consisting of amortization amounting to $1.0 million and impairment of $77,000) for the eleven months ended December 31, 1997. The factors affecting the amount of amortization and impairment of mortgage servicing rights recorded in an accounting period include the loan type (conventional fixed or adjustable rate), the term (15, 20, or 30 year or balloon), the date of loan acquisition, the cost of servicing the loans based on the industry, and the actual and assumed prepayment and interest rates. For further information related to the amortization and impairment of mortgage servicing rights, see Note 1 to the Company's Notes to Consolidated Financial Statements under the subheading "Mortgage Servicing Rights, Net."

         COMPENSATION AND EMPLOYEE BENEFITS EXPENSE. Compensation and benefits totaled $10.6 million for the year ended December 31, 1998 compared to $4.6 million ($5.0 million annualized) for the eleven months ended December 31, 1997, or an increase on an annualized basis of approximately $5.6 million or 112%. The increase during 1998 was primarily the result of an increase in the number of full time equivalent employees from 130 at December 31, 1997 to 187 at December 31, 1998 and ordinary and customary increases in salary and benefits. The increase in employees is primarily attributable to the opening of the Bank and the increase of employees at WMC to staff its strategy to geographically diversify its operations and offer a wider range of mortgage products.

         OCCUPANCY AND EQUIPMENT EXPENSE. Occupancy and equipment totaled $1.9 million for the year ended December 31, 1998 compared to $1.4 million ($1.5 million annualized) for the eleven months ended December 31, 1997, or an increase on an annualized basis of approximately $400,000 or 26.70%. The increase during 1998 was primarily the result of the Bank occupying its office for an entire year and an increase in office space and equipment by WMC to accommodate the increase in employees.

         OTHER NONINTEREST EXPENSE. Other noninterest expenses totaled $3.3 million for the year ended December 31, 1998 compared to $1.5 million ($1.6 million annualized) for the eleven months ended December 31, 1997, or an increase on an annualized basis of approximately $1.7 or 106%. Other noninterest expense primarily consists of office and computer supplies, express mail expenses, and servicing foreclosure expenses. The increase during 1998 was primarily the result of the Bank being opened for the entire fiscal 1998 and the expanded operations of WMC.

         PROFITABILITY OF MORTGAGE BANKING ACTIVITIES. For the year ended December 31, 1998, the Company's pre-tax earnings from the mortgage banking activities were $6.7 million. For the eleven months ended December 31, 1997, the Company's comparable pre-tax earnings were $635,000 ($693,000 on an annualized basis). The annualized increase of $6.0 million or 866% primarily is attributable to increased loan production as a result of expanding the Company's operations into new markets and new product lines offered by the Company. The primary sources of increased pre-tax revenue was gain on sale of loans and mortgage servicing rights, servicing income, interest income and miscellaneous other income.

         For the year ended December 31, 1998, the gain on sale of loans and mortgage servicing rights totaled $18.1 million. For the eleven months ended December 31, 1997, gain on sale of loans and mortgage servicing rights was $5.4 million ($5.89 million annualized). The annualized $12.2 million increase represents a 207% increase between periods.

         Interest revenue for the period ending December 31, 1998, was $10.5 million. For the eleven months ending December 31, 1997 Interest Revenue was $3.0 million (annualized $3.7 million). The annualized increase of $6.8 million or 183% is attributable to increased loan inventory.

         Income from servicing operations totaled $2.6 million for the year ending December 31, 1998. For the eleven months ending December 31, 1997, servicing income was $1.8 million ($1.9 million annualized). The $800,000 or 42% increase is derived from increased servicing activity.

         PROFITABILITY OF RETAIL BANKING ACTIVITIES. For the year ended December 31, 1998, the Company's pre-tax loss from retail banking activities primarily conducted by the Bank was $370,000. For the period from inception until December 31, 1997, the Company's comparable pre-tax loss was $743,000 ($2.1 million on an annualized basis). The annualized decrease in loss of $1.7 million or 83% was primarily attributable to the board of directors of the Bank replacing prior bank management with Michael D. Surgen, the current President and Chief Executive Officer of the Bank. Within three months of Mr. Surgen's appointment, the Bank became profitable on a monthly basis. The Bank's pre-tax loss through August 31, 1998 was $570,00, which decreased to a pre-tax loss $370,000 by December 31, 1998. Additionally, the decrease in the pre-tax loss was due to the decrease in the organization and pre-opening costs of the Bank, a majority of which were expensed as incurred in fiscal 1997, and an increase in net interest income to $918,000 for the year ended December 31, 1998 compared to $195,000 for the year ended December 31, 1997 resulting from growth in the Bank's interest-earning assets in excess of its interest-bearing liabilities. At or for the year ended December 31, 1998, the Bank had noninterest expenses of $1.9 million, deposits of $35.1 million, and the provision for loan losses totaled $62,000 compared to noninterest expenses of $878,000, deposits of $17.6 million, and the provision for loan losses totaled $66,000 at or for the period from inception through December 31, 1997.

COMPARISON OF OPERATING RESULTS FOR THE ELEVEN MONTH PERIOD ENDED DECEMBER 31, 1997 AND THE YEAR ENDED JANUARY 31, 1997

         GENERAL. The operating results and financial condition of the Company as of and for the eleven months ended December 31, 1997 primarily reflect the operating results and financial condition of WMC. The Bank was formed in August 1997, therefore, only a portion of the results for the eleven months ended December 31, 1997 reflect the operations of the Bank. The operating results and financial condition of the Company as of and for the year ended January 31, 1997 only relate to the operations of WMC. Net loss for the eleven months ended December 31, 1997 totaled $138,000 ($150,000 annualized) compared to a net profit of $529,000 for the year ended January 31, 1997, or a decrease on an annualized basis of approximately $679,000 or 128.4%. This decrease was primarily due to the expenses related to the start-up of the Bank, which recorded a pre-tax loss for the eleven months ended December 31, 1997 of $743,000.

         LOAN PRODUCTION. The volume of loans produced for the eleven months ended December 31, 1997 totaled $732.7 million ($799.3 million annualized) compared to $588.2 million for the year ended January 31, 1997, or an increase on an annualized basis of approximately $211.1 million or 34.04%. The increase in loan production was primarily due to generally lower interest rates that prevailed during 1997, as well as to the continuing expansion of the markets the Company serves and the types of loan products the Company offers. Refinancings totaled $476.5 million, or 65.93% of total loan production, for the eleven months ended December 31, 1997 ($519.8 million on an annualized basis), as compared to $335.0 million, or 56.95% of total loan production for the year ended January 31, 1997. Fixed-rate mortgage loan production totaled $545.8 million, or 74.50% of total loan production, for the eleven months ended December 31, 1997 ($596.0 million on an annualized basis), as compared to $530.6 million, or 90.20% of total loan production for the year ended January 31, 1997.

         At December 31, 1997 and January 31, 1997, the Company's pipeline of loans in process was $57.7 million and $25.8 million, respectively. Historically, approximately 75% to 90% of the pipeline of loans in process has funded. For the eleven months ended December 31, 1997, the Company received 11,478 new loan applications (12,515 new loan applications on an annualized basis) compared to 12,064 new loan application received for the year ended January 31, 1997. These new loan applications result in an average daily rate of applications of $4.8 million and $4.0 million, respectively. The factors that affect the percentage of applications received and funded during a given time period include the movement and direction of interest rates, the average length of loan commitments issued, the creditworthiness of applicants, the Company's loan processing efficiency, and loan pricing decisions.

         NET INTEREST INCOME. Net interest income (interest earned net of interest charges) for the eleven months ended December 31, 1997 totaled $965,000 ($1.1 million annualized) compared to $968,000 for the year ended January 31, 1997, or an increase on an annualized basis of approximately $85,000 or 8.8%. Net interest income is principally a function of: (i) net interest income earned from the Company's loan portfolio; (ii) interest expense related to the Company's investment in servicing rights, (iii) interest income earned from the custodial balances associated with the Company's servicing portfolio, and (iv) interest expense related to the Bank's deposits. The Company earns interest on, and incurs interest expense to carry, mortgage loans held in its warehouse. The annualized increase in net interest income from the mortgage loan warehouse was primarily attributed to an increase in the volume of loan production from $588.2 million for the year ended January 31, 1997 to $799.3 million (annualized) for the eleven months ended December 31, 1997. The increase in interest expense on the investment in servicing rights resulted primarily from an increase in the capitalized value of mortgage servicing rights of $3.8 million for the year ended January 31, 1997 to $4.4 million (annualized) for the eleven months ended December 31, 1997. The decrease in net interest income earned from the custodial balances was related to a decrease in the average balance of the loan servicing portfolio.

         LOAN SERVICING. At December 31, 1997, the Company serviced $824.6 million of loans compared to $786.1 million at January 31, 1997, a 5.0% increase. At December 31, 1997 and January 31, 1997, with the exception of servicing related to loans held for sale in the Company's loan portfolio and servicing sold but not yet delivered, all loan servicing was servicing for others. The increase in the Company's servicing portfolio during the eleven months ended December 31, 1997 was the result of increased loan production volume, partially offset by prepayments, partial prepayments and scheduled amortization of mortgage loans. The weighted average interest rate of the mortgage loans in the Company's servicing portfolio at December 31, 1997 was 7.59% compared to 7.70% at January 31, 1997. The decrease in the weighted average interest rate of mortgage loans in the Company's servicing portfolio is primarily the result of portfolio turnover.

         During the eleven months ended December 31, 1997, the prepayment rate of the Company's servicing portfolio was 12.63% (13.78% on an annualized basis), compared to 11.41% for the year ended January, 31, 1997. In general, the prepayment rate is affected by the level of refinance activity, which in turn is driven by the relative level of mortgage interest rates, and activity in the home purchase market. The prepayment rate on the Company's servicing portfolio remains relatively low because the Company typically sells servicing for most loans that are more than one year old. Generally, the rate at which loans that are less than one year old prepay is lower than more mature loans.

         The Company recorded amortization and net impairment of its mortgage servicing rights of $1.1 million of amortization and impairment (consisting of amortization amounting to $1.0 million and impairment of $78,000) for the eleven months ended December 31, 1997, compared to $2.0 million of amortization and impairment (consisting of amortization amounting to $1.3 million and impairment of $660,000) for the year ended January 31, 1997. The factors affecting the amount of amortization and impairment of mortgage servicing rights recorded in an accounting period include the loan type (conventional fixed or adjustable rate), the term (15, 20, or 30 year or balloon), the date of loan acquisition, the cost of servicing the loans based on the industry, and the actual and assumed prepayment and interest rates.

         COMPENSATION AND EMPLOYEE BENEFITS EXPENSE. Compensation and employee benefits totaled $4.6 million for the eleven months ended December 31, 1997 ($5.0 million annualized), compared to $4.1 million for the year ended January 31, 1997, or an increase on an annualized basis of approximately $882,000 or 21.5%. The increase during the eleven months ended was primarily the result of normal salary increases as well as the addition of new employees from the start-up and opening of the Bank in August 1997.

         OCCUPANCY AND EQUIPMENT EXPENSE. Occupancy and equipment totaled $1.4 million for the eleven months ended December 31, 1997 ($1.5 million annualized), compared to $1.4 million for the year ended January 31, 1997, or an increase on an annualized basis of approximately $68,000 or 4.8%. The increase during the eleven months ended was primarily the result of additional occupancy and equipment expenses related to the start-up and opening of the Bank in August 1997. The Bank leases its offices in Naples, Florida.

         OTHER NONINTEREST EXPENSE. Other noninterest expense totaled $1.5 million for the eleven months ended December 31, 1997 ($1.6 million annualized), compared to $1.2 million for the year ended January 31, 1997, or an increase on an annualized basis of approximately $420,000 or 35.1%. Other noninterest expense primarily consists of office and computer supplies, express mail expenses, and servicing foreclosure expenses. The increase during the eleven months ended December 31, 1997 was primarily attributable to the WMC's strategy to geographically diversify its operations and offer a wider range of mortgage products.

         PROFITABILITY OF MORTGAGE BANKING ACTIVITIES. For the eleven months ended December 31, 1997, the Company's pre-tax earnings from the mortgage banking activities were primarily conducted by WMC because the Bank was not open until late August of 1997. For the eleven months ended December 31, 1997, the Company's comparable pre-tax revenue was $11.1 million ($12.2 million on an annualized basis). For the year ended January 31, 1997, the Company's comparable pre-tax revenue from mortgage banking was $10.7 million. The annualized increase of $1.5 million or 12.3% is primarily attributable to gain on sale of loans and mortgage servicing rights which increased to $5.4 million ($5.9 million annualized) from $4.5 million for these respective periods.

         Servicing revenue for the eleven months ending December 31, 1997 actually fell to $ 1. 8 million ($1.9 million annualized) from $2.7 million for the year ending January 31, 1997. The annualized drop of $800,000 or 42% was due to reductions in the servicing portfolio from the sales of mortgage servicing rights discussed above.

         Interest income for the eleven months ending December 31, 1997, totaled $3.4 million ($3.7 million annualized). For the year ending January 31, 1997, interest income was $3.0 million. The annualized increase was $700,000 or 23% due primarily to increased loans in inventory.

         Gain on sale of loans and mortgage servicing rights for the eleven months ending December 31, 1997, was $5.4 million ($5.9 million annualized). For the year ending January 31, 1997, gain on sale of loans was $4.5 million. The annualized increase was $1.4 million or 3 1 %, attributable to a greater loan origination volume.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity refers to the ability or the financial flexibility to manage future cash flows to meet the needs of depositors and borrowers and fund operations on a timely and cost-effective basis. The Company conducts no business other the business conducted through the Bank and WMC. The Company's primary source of funds is dividends paid by WMC and the Bank. In July 1997, the Company established a term loan in the amount of $2.0 million, the proceeds of which were contributed to the capital of the Bank. The term loan is payable on demand and the interest rate is the weighted average Federal Funds Rate plus 2.75%, which resulted in an effective rate of 7.6% at December 31, 1998 and 8.3% at December 31, 1997. As of December 31, 1998, the only dividends received by the Company have been to make payments under the term loan. The Company expects to repay the term loan from the proceeds of this offering. Dividends paid to the Company by WMC are also limited by the terms of WMC's warehouse line of credit discussed below.

         WMC's sources of cash flow include cash from gains on sale of mortgage loans and servicing, net interest income, servicing fees, and borrowings. WMC sells its mortgage loans generally on a monthly basis to generate cash for operations. WMC's uses of cash in the short-term include the funding of mortgage loan purchases and originations and purchases of mortgage servicing rights, payment of interest, repayment of amounts borrowed under warehouse lines of credit, operating and administrative expenses, income taxes and capital expenditures. Long-term uses of cash may also include the funding of securitization activities or portfolios of loan or servicing assets.

         WMC funds its business through the use of a warehouse line of credit and the use of agreements to repurchase. The warehouse line of credit has of limit of $90.0 million, of which $5.0 million represents a working capital sublimit. Borrowing under the warehouse line of credit totaled $55.0 million at December 31, 1998, $17.4 million at December 31, 1997, and $2.6 million at January 31, 1997. The interest rate on the warehouse line of credit is the Federal Funds Rate plus 1.50% resulting in an effective rate of 6.52% at December 31, 1998, 7.19% at December 31, 1997, and 6.98% at January 31, 1997.
The interest rate on the working capital portion of the line of credit is the Federal Funds Rate plus 1.875%. The warehouse line of credit is payable on demand. The terms of the warehouse line of credit impose certain limitations on the operations of WMC. Pursuant to the warehouse line of credit, WMC must maintain a minimum servicing portfolio of $500.0 million, a minimum net worth of $7.5 million calculated in accordance with generally accepted accounting principles, and a minimum adjusted tangible net worth of $10.0 million. For purposes of the warehouse line of credit, adjusted tangible net worth is defined as the excess of total assets over total liabilities, with certain additions and subtractions as specified in the warehouse line of credit.

         WMC also enters into sales of mortgage loans under agreements to repurchase. These agreements typically have terms of less than 90 days and are treated as a source of financing. The weighted average interest rate on these agreements to repurchase was 6.3% at December 31, 1998 and 1997, and January 31, 1997.

         The Company's ability to continue to purchase loans and mortgage servicing rights and to originate new loans is dependent in large part upon its ability to sell the mortgage loans at par or for a premium or to sell the mortgage servicing rights in the secondary market in order to generate cash proceeds to repay borrowings under the warehouse facility, thereby creating borrowing capacity to fund new purchases and originations. The value of and market for the Company's loans and mortgage servicing rights are dependent upon a number of factors, including the borrower credit risk classification, loan-to-value ratios and interest rates, general economic conditions, warehouse facility interest rates, and governmental regulations. During the year ended December 31, 1998, the eleven months ended December 31, 1997, and the year ended January 31, 1997, the Company used cash of $2.5 billion, $726.4 million, and $591.1 million, respectively, for the purchase of mortgage loans and mortgage servicing right and the origination of mortgage loans. During the same periods, the Company received cash proceeds from the sale of loans and mortgage servicing rights of $2.5 billion, $670.4 million and $594.3 million, respectively. The Company received cash proceeds from the premiums on such sale of loans of $17.7 million, $5.4 million, and $7.4 million, respectively, the year ended December 31, 1998, the eleven months ended December 31, 1997, and the year ended January 31, 1997, respectively. A significant amount of the Company's loan production in any month is funded during the last several business days of that month.

         The Company generally grants commitments to fund mortgage loans for up to 30 days at a specified term and interest rate ("rate-lock commitments"). At December 31, 1998, the Company had outstanding rate-lock commitments to lend $144.5 million for mortgage loans, along with outstanding commitments to make other types of loans totaling $352,000. Because such commitments may expire without being drawn upon, they do not necessarily represent future cash commitments. Also, as of December 31, 1998, the Company had outstanding commitments to sell $108.8 million of mortgage loans. These commitments will be funded within 90 days.

         At December 31, 1998, the Bank exceeded all applicable regulatory minimum capital requirements as well as the requirement to be considered "well capitalized" for regulatory purposes. The Company exceeded its regulatory minimum capital requirements with respect to Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets, however, the Company failed to meet its total capital to risk-weighted asset requirement at December 31, 1998. Proceeds of the offering are expected to increase the capitalization of the Company for regulatory capital purposes to an amount in excess of the Company's minimum capital requirements. For a detailed discussion of the regulatory capital requirements to which the Company and the Bank are subject, and for a tabular presentation of compliance with such requirements, see "Regulation - The Company," "Regulation - The Bank - Capital Requirements," and Note 13 of Notes to Consolidated Financial Statements.

YEAR 2000 COMPLIANCE

         As the year 2000 approaches, an important business issue has emerged regarding how existing computer application software programs and operating systems can accommodate this date value. Many existing application software products are designed to accommodate only two digits for the date. If not corrected, many computer applications and systems could fail or create erroneous results by or at the year 2000 by interpreting the year 2000 as the year 1900. With the exception of the Bank, which outsources data processing to a third party vendor, the Company maintains an internal computer system for most operating functions. The Company formed a Year 2000 Committee (the "Y2K Committee") in March 1998 and has adopted a Year 2000 Policy. The Y2K Committee has been identifying potential problems associated with the Year 2000 issue and has implemented a plan designed to ensure that all software used in connection with the Company's business will manage and manipulate data involving the transition from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such data. The Company has prepared a critical issues schedule with a timeline and assigned responsibilities. In addition, the Company recognizes that its ability to be Year 2000 compliant is dependent upon the cooperation of its vendors. The Company is requiring its computer systems and software vendors to represent that the products provided are or will be Year 2000 compliant and has planned a program of testing for compliance. The Bank has received representations from its primary third party data processing vendor that it has resolved any Year 2000 problems in its software and is Year 2000 compliant. The Bank has participated in Year 2000 testing with its primary third party data processing vendor. The validation process revealed no material problems with the third party processor. The Bank has also participated in integration and proxy testing of the third party data processor with Automated Teller Machine (ATM), Electronic Funds Transfer (EFT), and check processing systems. The Company anticipates that all of its vendors also will have resolved any Year 2000 problems in their software or hardware by June 30, 1999. The Company has completed testing of its minor hardware and software systems. The results indicated that most applications were Year 2000 compliant. All Year 2000 issues for the Company, including testing, are expected to be addressed and any problems remedied by June 30, 1999. The Company has also provided brochures to its customers to make them aware of the Year 2000 issue.

         The Company's operations may also be affected by the Year 2000 compliance of its significant suppliers and other vendors, including those vendors that provide non-information and technology systems. The Company has begun the process of requesting information related to the Year 2000 compliance of its significant suppliers and other vendors. However, the Company does not currently have complete information concerning the compliance status of its significant suppliers and other vendors. In the event that any of the Company's significant suppliers or other vendors do not successfully achieve Year 2000 compliance in a timely manner, the Company's business or operations could be adversely affected. The Company has prepared a contingency plan in the event that there are any system interruptions. As part of the contingency plan, the Company intends to engage alternative suppliers or other vendors if its current significant suppliers or vendors fail to meet Year 2000 operating requirements. There can be no assurances, however, that such plan or the performances by any of the Company suppliers and vendors will be effective to remedy all potential problems.

         The lending activities of the Company are concentrated almost exclusively in one- to four-family mortgage lending. Due to the small individual and aggregate balances of loans to multi-family and commercial borrowers, it has been determined that customer Year 2000 readiness issues should have an insignificant impact on the Company. Because the Company plans to continue its emphasis on one- to four-family mortgage loans, Year 2000 compliance of potential borrowers will not be a major issue. If the Company were to entertain loan applications from significant multi-family or commercial borrowers, the Company would request statements concerning Year 2000 readiness from the potential borrowers.

         The Company is constantly engaged in upgrades to its technology systems as a means of offering better service and a wider range of products to its customers. The Company believes that the costs associated with achieving Year 2000 compliance and any related technology systems upgrade will not materially alter the amount the Company currently spends on technology upgrades. Material costs, if any, that may arise from the failure to achieve Year 2000 compliance by either the Company's management information systems or the Bank's third party data processing vendor or its significant suppliers and other vendors is not currently determinable. To the extent that the Company's systems are not fully Year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a materially adverse effect on the Company's business, financial condition, results of operations, cash flows, or business prospects. In the event that the Company's progress towards becoming Year 2000 compliant is deemed inadequate, regulatory action may be undertaken.

IMPACT OF NEW ACCOUNTING STANDARDS

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Management of the Bank has not yet determined whether the adoption of SFAS No. 133 will have a material impact on the Bank's results of operations or financial position when adopted.

         In October 1998, FASB issued SFAS No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE. SFAS No. 134 amends SFAS No. 65, ACCOUNTING FOR CERTAIN MORTGAGE BANKING ACTIVITIES, which establishes accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar. SFAS No. 134 requires that after the securitization of mortgage loans held for sale, the resulting mortgage-backed securities and other retained interests should be classified in accordance with SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, based on the company's ability and intent to sell or hold those investments. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. The statement did not have a material impact on the Bank's results of operations or financial position when adopted.

IMPACT OF INFLATION AND CHANGING PRICES

         The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.


                                    BUSINESS

GENERAL

         The Company was incorporated in Delaware on March 3, 1997 to own and control all of the outstanding capital stock of the Bank and WMC. The Company has no employees other than executive officers who do not receive compensation from the Company for serving in such capacity. See "Management - Director and Executive Officer Compensation." The Company engages in no other operations other than the management of its investments in the Bank and WMC.

         The Company is registered with the Board of Governors of the Federal Reserve System ("Federal Reserve Board") as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHC Act"). Because the Company is a bank holding company, its primary federal regulator is the Federal Reserve Board.

         The Company currently operates in both the retail banking and mortgage banking segments through its wholly-owned subsidiaries. As of December 31, 1998, most of the Company's revenues (net interest income and non-interest income) and earnings before income taxes are attributable to the mortgage banking segment, primarily conducted by WMC. The Company believes that the retail banking business, primarily conducted by the Bank, can provide the Company with a strategic advantage as the Bank grows. One of these advantages may be access to funding sources for the Company's mortgage origination business which would not otherwise be available. These additional funding sources include low cost retail deposits and escrowed funds.

         At December 31, 1998, total assets of the Company were $246.4 million, of which $205.9 million were assets of WMC and $40.5 million were assets of the Bank. At December 31, 1998, net income was $3.9 million, of which $4.3 million was net income of WMC, $244,000 was a loss of the Bank, and $132,000 was a loss at the holding company level.

MARKET AREA

         The mortgage banking activities of the Company are located in Ann Arbor, Michigan and Pleasant Hill, California. The Company is one of the top five secondary market participants headquartered in Michigan and has ranked in the top 30 wholesalers nationally since 1997 and the top 50 wholesalers nationally since 1991. WMC does business with over 1,340 correspondent lenders in 42 states. For the year ended December 31, 1998, the top five states in terms of loan purchases for WMC are Michigan (26%), Ohio (21%), Georgia (9%), Florida (9%), and Illinois (7%).

         The retail banking operations of the Company are located in Naples, Florida. The Bank is a community-oriented banking institution offering a variety of financial products and services to meet the needs of the communities it serves. The Bank's primary service area includes the communities located in western Collier County, Florida. These communities make up an area locally known as the "greater Naples area." Collier County has, and continues to experience a significant increase in population growth and has a significant economic diversity. This increase and diversity has contributed to an equally significant increase in the wholesale, retail, service, and construction sectors of the economy.

COMPETITION

         The Company faces significant competition both in generating loans and in attracting deposits. The mortgage banking operations of the Company compete on a national basis with local, regional, and national mortgage lenders, insurance companies, and financial institutions. Many of these competitors are significantly larger and have greater financial resources than the Company. Mortgage banking is a highly competitive market. The underwriting guidelines and servicing requirements set by the participants in the secondary markets are standardized. As a result, mortgage banking products (I.E., mortgage loans and the servicing of these loans) have become difficult to differentiate. Therefore, mortgage bankers compete primarily on the basis of price or service, making effective cost management essential. Mortgage bankers generally seek to develop cost efficiencies in one of two ways: economies of scale or specialization. Large, full-service national or regional mortgage bankers such as the Company have sought economies of scale through an emphasis on wholesale originations and the introduction of automated processing systems.

         The Bank's primary market area is also highly competitive and the Bank faces direct competition for loans from a significant number of financial institutions, many with a state wide or regional presence and, in some cases, a national presence. The Bank's most direct competition for deposits has historically come from savings banks and associations, commercial banks and credit unions. In addition, the Bank faces increasing competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such instruments as short-term money market funds, corporate and government securities funds, mutual funds, and annuities. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions.

LENDING ACTIVITIES

         GENERAL. The Company originates or acquires loans primarily through the wholesale, correspondent, and retail loan production of its mortgage banking operations. To a lesser extent, the Company originates or acquires loans through its retail banking operations. Loans are either held for investment in the Company's portfolio or held available for sale in the secondary market. Wholesale mortgage loan production involves the origination of loans by a nationwide network of independent mortgage brokers with funding provided directly by the Company (I.E., table funding) and the transfer of such loans to the Company upon closing. Correspondent mortgage loan production occurs through the purchase of loans by the Company from independent mortgage lenders, commercial banks, savings and loan associations, and other financial intermediaries that originate loans in their own name using their own source of funds. Retail mortgage loan production for mortgage banking operations occurs through the Company's retail loan origination office in Ann Arbor, Michigan. For the year ended December 31, 1998, the Company's combined wholesale and correspondent loan production totaled $2.3 billion and its retail loan production totaled $76.0 million.

         In addition to mortgage loan production, the Company engages to a limited extent in the origination of commercial, commercial real estate, construction, and consumer loans, primarily through the Bank.

         The following table sets forth selected data relating to the composition of the Company's loan portfolio by type of loan at the dates indicated. This table includes mortgage loans available for sale and mortgage loans held for investment. At December 31, 1998, the Company had no concentrations of loans exceeding 10% of total loans that are not otherwise disclosed below.



                                                   December 31,                                  January 31,
                                    ---------------------------------------  ------------------------------------------------------
                                           1998                1997               1997                1996               1995
                                     -----------------   -----------------   ----------------   -----------------   ---------------
                                     Amount    Percent   Amount    Percent   Amount   Percent   Amount    Percent   Amount  Percent
                                     ------    -------   ------    -------   ------   -------   ------    -------   ------  -------
                                                                      (Dollars in thousands)
Real estate loans:
   Residential, one to four units...   $192,872    95.33%  $100,513   99.81%  $41,240   100.00%   $35,351  100.00% $10,334  100.00%
   Residential, multifamily.........          0     0.00          0    0.00         0     0.00          0    0.00        0    0.00
   Commercial and industrial              7,631     3.77          0    0.00         0     0.00          0    0.00        0    0.00
       real estate..................
   Construction.....................        642     0.32          0    0.00         0     0.00          0    0.00        0    0.00
                                       --------   ------   --------  ------  --------  -------    -------  ------   ------  ------

      Total real estate loans.......    201,145    98.92    100,513   99.81    41,240   100.00     35,351  100.00   10,334  100.00
Other loans:
   Business, commercial.............        824     0.41          0    0.00         0     0.00          0    0.00        0    0.00
   Automobile.......................        343     0.17        193    0.19         0     0.00          0    0.00        0    0.00
   Other consumer...................          0     0.00          0    0.00         0     0.00          0    0.00        0    0.00

                                       --------   ------   --------  ------   -------  -------    -------  ------   ------  ------
      Total other loans.............      1,167     0.58        193    0.19         0     0.00          0    0.00        0    0.00
                                       --------   ------   --------  ------   -------  -------    -------  ------   ------  ------
               Total gross loans....    202,312   100.00%   100,706  100.00%   41,240  100.00%     35,351  100.00%  10,334  100.00%
                                                  ------             ------             ------             ------           ------
                                                  ------             ------             ------             ------           ------

Unearned fees, premiums and
   discounts, net...................      1,143                 134                13                 188              126
Allowance for loan losses...........       (127)                (66)                0                   0              (74)
                                         ------               -----           -------             -------          -------

     Total Loans net (1)............   $203,328            $100,774           $41,253             $35,539          $10,386
                                       --------            --------           -------             -------          -------
                                       --------            --------           -------             -------          -------


-------------
(1)      Includes loans held for sale and loans receivable, net.

         Set forth below is a table summarizing the Company's loan production for the periods indicated.



                                                                         For the period from
                                                For the year ended       February 1, 1997 to     For the year ended
                                                 December 31, 1998        December 31, 1997       January 31, 1997
                                                ------------------       -------------------     ------------------
                                                                             (In thousands)
Single Family:

  Retail.................................           $   64,322                  $ 28,196             $ 14,499

  Wholesale..............................            2,335,772                   704,360              573,738
                                                    -----------                 ---------           ---------

     Total single family.................            2,400,094                   732,556              588,237


Commercial and industrial real estate....                9,601                         0                    0
Construction.............................                  717                         0                    0
Business, commercial.....................                  916                         0                    0

Consumer.................................                  408                       193                    0

Other....................................                    0                         0                    0
                                                    -----------                 ---------           ---------

     Total loan production...............           $2,411,736                  $732,749             $588,237
                                                    -----------                 ---------           ---------
                                                    -----------                 ---------           ---------



         The following table sets forth the loan production of single family mortgage loans for the periods presented by the nature of the loan:




                                                                         For the period from
                                                For the year ended       February 1, 1997 to     For the year ended
                                                 December 31, 1998        December 31, 1997       January 31, 1997
                                                ------------------       -------------------     ------------------
                                                                            (In thousands)
Government (FHA).........................            $   19,840               $      0               $     0

Conventional (FNMA and FHLMC)............             2,314,692                698,180                573,390

Jumbo/nonconforming......................                65,562                 34,376                 14,847
                                                     ----------               ---------              --------

  Total loan production..................            $2,400,094               $732,556               $588,237
                                                     ----------               ---------              --------
                                                     ----------               ---------              --------




         In its wholesale and correspondent lending, the Company competes nationwide by offering a wide variety of mortgage products designed to respond to consumer needs and tailored to address market competition. The Company primarily originates conforming, fixed rate 30-year mortgage loans, which collectively represented 96.58% of its total loan production for the year ended December 31, 1998, 90.80% for the eleven months ended December 31, 1997, and 76.60% for the year ended January 31, 1997. In addition, the Company offers other products, such as adjustable-rate, 5-year and 7-year balloons, and jumbo mortgages as well as loans under various FHA programs. Mortgage loans originated are primarily for the purchase of single-family residences, although such loans are also originated for refinancing of existing mortgages.

         During the year ended December 31, 1998, and the eleven months ended December 31, 1997, and the year ended January 31, 1997, approximately 80.53%, 66.93%, and 56.95%, respectively, of the single-family mortgage loans originated were refinancings of outstanding mortgage loans.

         The following table sets forth certain information at December 31, 1998 regarding the maturity of the Company's loan portfolio along with the dollar amounts of loans due after one year which have fixed and variable rates. All loans are shown maturing based upon contractual maturities and includes scheduled payments but not potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Loan balances have not been reduced for undisbursed loan proceeds, unearned discounts, and the allowance for loan losses. Scheduled contractual principal repayments are not necessarily predictive of the actual maturities of loans because of prepayments. The average life of mortgage loans, particularly fixed-rate loans, tends to increase when prevailing mortgage loan interest rates are substantially higher than interest rates on existing mortgage loans, and conversely, decrease when interest rates on existing mortgages are substantially higher than prevailing mortgage rates.



                                     1 to  4                      Commercial
                                      Family     Multi-Family    & Industrial                    Business,
                                    Real Estate  Real Estate     Real Estate    Construction   Commercial   Consumer    Total
                                    -----------  ----------      ------------   ------------   ----------   --------    -----
                                                                      (In thousands)

Non-accrual loans .................   $      0     $ 0           $     0         $   0             $  0       $  0   $      0
                                       -------      --             -----           ---              ----        ---    -------

Amounts Due:

  Within 3 months .................   $      0     $ 0           $     0         $ 481             $  43      $  38   $    562
  3 months to 1 year ..............          0       0             1,383           161                35          0      1,579
                                       -------      --             -----           ---              ----        ---    -------
     Total due within 1 year ......          0       0             1,383           642                78         38      2,141
                                       -------      --             -----           ---              ----        ---    -------

  After 1 year:

    1 to 3 years ..................          0       0             2,443             0               384         36      2,863
    3 to 5 years ..................          0       0               908             0               296        220      1,424
    5 to 10 years .................      2,356       0             2,205             0                66         49      4,676
    10 to 15 years ................     50,603       0                 0             0                 0          0     50,603
    Over 15 years .................    139,913       0               692             0                 0          0    140,605
                                       -------      --             -----           ---              ----        ---    -------

     Total due after 1 year .......    192,872       0             6,248             0               746        305    200,171
                                       -------      --             -----           ---              ----        ---    -------

     Total ........................   $192,872     $ 0           $ 7,631         $ 642            $  842      $ 343   $202,312
                                       -------      --             -----           ---              ----        ---    -------
                                       -------      --             -----           ---              ----        ---    -------
     Allowance for loan
          losses ..................   $    122     $ 0           $     4         $   0            $    1      $   0   $    127
                                       -------      --             -----           ---              ----        ---    -------
                                       -------      --             -----           ---              ----        ---    -------
Fixed rate ........................   $189,607     $ 0           $ 4,870         $ 642            $  757      $ 343   $196,219

Variable rate .....................      3,265       0             2,761             0                67          0      6,093
                                       -------      --             -----           ---              ----        ---    -------
     Total due after 1 year .......   $192,872     $ 0           $ 7,631         $ 642            $  824      $ 343   $202,312
                                       -------      --             -----           ---              ----        ---    -------
                                       -------      --             -----           ---              ----        ---    -------

         The following table sets forth the activity in the Company's mortgage loans available for sale and its loans held for investment in its portfolio.


                                                                    For the period
                                                                        from
                                                    For the year      February 1,       For the year
                                                        ended           1997 to            ended
                                                    December 31,      December 31,      January 31,
                                                        1998             1997               1997
                                                  ---------------    -------------      ------------
                                                                     (In thousands)
Available for Sale:

  Beginning balance........................         $   98,658         $ 39,974           $ 35,539

  Originations.............................          2,389,106          721,637            588,237

  Repurchases..............................                  0                0                  0

  Net sales:

    Sales..................................           2,307,133         674,182            588,950

    Deferred fees - current year...........              (1,056)         (1,115)              (336)

    Deferred fees - prior year.............               1,116             336                188
                                                     ----------        ---------           --------

      Net sales............................           2,307,193         673,403             583,801

  Transfers (to) from available for sale...              (1,117)              0                   0
                                                     ----------        ---------           --------

     Ending balance........................          $  178,932        $ 88,207            $ 39,974
                                                     ----------        ---------           --------
                                                     ----------        ---------           --------


Held for Investment:

  Beginning balance........................          $    1,675        $  1,279            $   615

  Originations.............................              20,589               0                  0

  Repurchases..............................              11,084           1,226              1,624

  Repayments/adjustments...................                 (12)            (46)               (15)

  Payoffs..................................             (21,051)            (44)               (60)

  Sales....................................                 (46)              0                (30)

  Transfers to repossessed assets..........                (903)           (740)              (855)

  Transfers (to) from available for sale...               1,117               0                  0
                                                     ----------        ---------           --------

     Ending balance........................          $   12,453        $  1,675            $ 1,279
                                                     ----------        ---------           --------
                                                     ----------        ---------           --------



         MORTGAGE BANKING OPERATIONS. The Company actively participates in the mortgage banking market on a national basis. Mortgage banking generally involves the origination or purchase of single-family mortgage loans for sale in the secondary mortgage market. The secondary mortgage market and its evolution have been significantly influenced by two government-sponsored enterprises, FNMA and FHLMC, and one government agency, GNMA. Through these entities, the United States government provides support and liquidity to the market for residential mortgage debt.

         Mortgage originators sell their loans directly to FNMA and FHLMC either as whole loans or, more typically, as pools of loans used to collateralize mortgage-backed securities issued or guaranteed by these entities. Similarly, the originators can issue mortgage-backed securities collateralized by pools of loans that are guaranteed by GNMA. In order to arrange these sales or obtain these guarantees, the originator must underwrite its loans to conform with standards established by FNMA and FHLMC or by the FHA in the case of GNMA. All loans other than FHA loans are considered conventional loans. Loans with principal balances exceeding agency guidelines, currently those in excess of $240,000 for single-family mortgage loans (I.E., "jumbo" or "nonconforming loans"), are sold to private investors.

         The Company pursues its loan production strategy as part of its mortgage banking operations through the Company's wholesale and correspondent loan production outlets and, to a limited extent, through direct solicitation of commercial banks, savings associations and credit unions and retail loan production.

         WHOLESALE LOAN PRODUCTION. Under its wholesale operations, the Company funds mortgage loans originated by a network of approximately 1,340 independent mortgage brokers nationwide. Approximately 802 of these brokers originate mortgage loans for the Company on a monthly basis and the remainder originate mortgage loans for the Company on a quarterly basis. This network is maintained by the Company's approximately 14 account executives, who are compensated through a salary and commission package. Many of the larger brokers are provided with loan data entry software by the Company for the entry of loan applicant data in a format familiar to the Company's underwriters and for transmission to the Company's automated underwriting systems for review. All loans originated through brokers are underwritten according to the Company's standards.

         The Company's underwriters or contract representatives review the loan data provided by the loan applicant, including the review of appropriate loan documentation, and request additional information as necessary from the broker. Loans originated by such brokers are typically funded directly by the Company through table funding arrangements. In a majority of cases, the loan is closed in the broker's name and thereafter transferred to the Company together with related mortgage servicing rights for which the Company generally pays a servicing release premium which is included in the loan price paid to the broker by the Company. However, in certain states, the broker is required to close the loan in the Company's name. Broker participants in this program are prequalified on the basis of creditworthiness, mortgage lending experience, and reputation. Each broker is subject to annual and ongoing reviews by the Company.

         CORRESPONDENT LOAN PRODUCTION. In addition, the Company acquires mortgage loans from mortgage lenders, commercial banks, savings and loan associations, and other financial intermediaries. The Company's selection of correspondents is subject to a separate approval process with higher net worth requirements than wholesale brokers and correspondents who must use their own source of funds to close loans. The prices of such loan acquisitions are separately negotiated. Warehouse lines of credit, typically obtained from third parties, may be used by the mortgage lenders to finance their respective mortgage loan originations. The Company does not provide warehouse lines of credit for its correspondents. All loans acquired from correspondents are expected to satisfy the Company's underwriting standards and may be subject to repurchase by the correspondent in the event of default of the loan due to fraud or misrepresentation in the origination process and for certain other reasons, including the failure to satisfy underwriting requirements imposed by the Company.

         RETAIL LOAN PRODUCTION. The Company's retail loan production involves the origination of loans directly from WMC or the Bank. The Company has no retail loan origination offices other than its main office in Ann Arbor, Michigan and the Bank office located in Naples, Florida. The retail loan activity of the Company primarily involves the origination of single-family mortgage loans and, to a lesser extent, the Bank originates construction, consumer, and commercial loans. Such retail loan originations generally provide the Company with a source of loan production at a lower cost per loan than loans acquired through brokers or correspondents because the cost of generating such loans is more than offset by cost savings through the Company's ability to avoid payment of the servicing release premium for the related mortgage servicing rights.

SECONDARY MARKET ACTIVITIES

         The Company sells substantially all of the mortgage loans that it originates or purchases through its mortgage banking operations while retaining the servicing rights to such loans. During the year ended December 31, 1998, the eleven months ended December 31, 1997, and the year ended January 31, 1997, the Company originated or purchased $2.4 billion, $732.7 million, and $588.2 million in total mortgage loans, respectively, and sold $2.3 billion, $674.0 million, and $583.8 million of mortgage loans, respectively, in the secondary market. Mortgage loans are aggregated into pools and sold, or are sold as individual mortgage loans, to investors principally at prices established at the time of sale or under forward sales commitments. Conforming conventional mortgage loans are generally pooled and exchanged under the purchase and guarantee programs sponsored by FNMA, FHLMC, and GNMA or for FNMA, FHLMC, or GNMA mortgage-backed securities, and are generally sold to investment banking firms. A limited number of mortgage loans are sold to other institutional and non-institutional investors. For the year ended December 31, 1998, a significant portion of such loans were exchanged for FNMA and FHLMC mortgage-backed securities, which securities were then sold to investment banking firms. The remainder were sold to other institutional and non-institutional investors.

         The Company exchanges and sells mortgage loans on a non-recourse basis. In connection with the Company's loan exchanges and sales, the Company makes representations and warranties customary in the industry relating to, among other things, compliance with laws, regulations and program standards, and to accuracy of information. In the event of a breach of those Company representations and warranties, the Company typically corrects such flaws. If the flaws cannot be corrected, the Company may be required to repurchase such loans. In cases where loans are acquired from a broker or correspondent and there have been material misrepresentations made to the Company, the Company generally has the right to resell the flawed loan back to the broker or correspondent pursuant to the agreement between the Company and the broker or correspondent. Otherwise, the Company is indemnified against loss on such loans by the broker. In addition, the Company relies upon contract underwriters for a portion of its loan production, and these underwriters must indemnify the Company against loss for loans which are eventually determined to have been flawed by "blatant fraud" upon origination.

         The Company assesses the interest rate risk associated with outstanding commitments that it has extended to fund loans and hedges the interest rate risk of these commitments based upon a number of factors, including the remaining term of the commitment, the interest rate at which the commitment was provided, current interest rates and interest rate volatility. These factors are monitored on a daily basis, and the Company adjusts its hedging on a daily basis as needed. The Company hedges its "available for sale" mortgage loan portfolio and its interest rate risk inherent in its unfunded mortgage commitments primarily through the use of forward sale commitments. Under such commitments, the Company enters into commitments with terms of not more than 90 days to sell these loans to FHLMC, FNMA, and GNMA. The Company does not use financial derivatives in its hedging activities, nor does it generate any financial derivatives for its balance sheet from the sale of loans or any other activity.

ASSET QUALITY

         The Company is exposed to certain credit risks related to the value of the collateral that secures loans held in its portfolio and the ability of borrowers to repay their loans during the term thereof. The Company's senior officers closely monitor the loan and real estate owned portfolios for potential problems on a continuing basis and reports to the Board of Directors of the Company at regularly scheduled meetings. These officers regularly review the classification of loans and the allowance for losses. The Company also has a quality control department, the function of which is to provide the Board of Directors of the Company with an independent ongoing review and evaluation of the quality of the process by which lending assets are generated.

         Nonperforming assets consist of nonaccrual loans and real estate owned. Loans are usually placed on nonaccrual status when the loan is past due 90 days or more, or the ability of a borrower to repay principal and interest is in doubt. Real estate acquired by the Company as a result of foreclosure is classified as other real estate owned until such time as it is sold. The Company generally tries to sell the property at a price no less than its net book value, but will consider discounts where appropriate to expedite the return of the funds to an earning status. When such property is acquired, it is recorded at its fair value less estimated costs of sale. Any required write-down of the loan to its appraised fair market value upon foreclosure is charged against the allowance for losses.

         The Company establishes an allowance for losses based upon a quarterly or more frequent evaluation by management of various factors including the estimated market value of the underlying collateral, the growth and composition of the loan portfolio, current delinquency trends and prevailing and prospective economic conditions, including property values, employment and occupancy rates, interest rates, and other conditions that may affect borrowers' abilities to comply with repayment terms. If actual losses exceed the amount of the allowance for losses, earnings could be adversely affected. As the Company's provision for losses is based on management's assessment of the general risk inherent in the loan portfolio based on all relevant factors and conditions, the allowance for losses represents general, rather than specific, reserves.

         The following table sets forth nonperforming loans, other real estate owned, and restructured loans at the periods indicated:


                                                            December 31,                   January 31,
                                                        ------------------         -------------------------------
                                                         1998         1997         1997         1996         1995
                                                        ------       ------       ------         ----          ----
                                                                       (Dollars in thousands)
Nonaccrual loans...............................         $    0       $    0       $    0         $  0          $  0
Loans past due 90 days or more but not on
   nonaccrual..................................            913        1,675        1,279          615           331
                                                        ------       ------       ------         ----          ----
     Total nonperforming loans.................            913        1,675        1,279          615           331

Restructured loans.............................              0            0            0            0             0
Other real estate owned........................            778          499          665           76           451
                                                        ------       ------       ------         ----          ----
     Total nonperforming assets................         $1,691       $2,174       $1,944         $691          $782
                                                        ------       ------       ------         ----          ----
                                                        ------       ------       ------         ----          ----
Total nonperforming assets to total assets.....           0.69%        1.80%        4.03%        1.53%         2.96%
Allowance for loan losses to
  nonperforming loans..........................           7.54%        3.01%        0.00%        0.00%         9.40%
Nonperforming loans to total assets............           0.45%        1.66%        3.10%        1.73%         3.17%



         The Company relies upon its underwriting department to ascertain compliance with individual investor standards prior to sale of the loans in the secondary market, and it relies upon its quality control department to test sold loans on a sample basis for compliance. During the year ended December 31, 1998, the Company sold approximately $2.3 billion in single-family mortgage loans into the secondary market, of which only eight loans were repurchased during 1998, representing less than 0.1 percent of 14,400 loans originated in 1998. The Company views loan repurchases as an inherent risk of originating and purchasing loans for ultimate resale in the secondary market notwithstanding the ongoing reviews by its quality control department. Seven of the eight loans repurchased during 1998 were nonperforming. Losses arising from repurchases depend upon whether repurchased loans are or become nonperforming and, if so, whether the Company is able to recover all of the loan principal and interest otherwise due.

         It has been the Company's experience that nonperforming loans do not necessarily result in an ultimate loss to the Company. All of the Company's nonperforming loans at December 31, 1998, December 31, 1997, and January 31, 1997 were residential mortgage loans, which generally represent minimal risk of ultimate loss because of the nature of the underlying collateral, private mortgage insurance for loans with over-80% loan to value ratios, and insurance or guarantees on certain loans from the FHA. In addition, the Company may also have the right to sell the repurchased loan back to the broker or correspondent which originated it, or to seek indemnity from the applicable mortgage insurance company in the case of loans which are underwritten on a contract basis for the Company by such insurers.

         The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for estimated loan losses based upon their judgments about information available to them at the time of their examination. The Company will continue to monitor and modify its allowance for loan losses as conditions dictate. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover loan losses incurred by the Company or that adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

         The following table sets forth information with respect to the Company's allowance for loan losses for the periods indicated:



                                                                              At or for the
                                                          At or for the Year   Period from     At or for the Year Ended January 31,
                                                                Ended        February 1, 1997   ----------------------------------
                                                             December 31,     to December 31,
                                                                1998              1997           1997           1996        1995
                                                               --------          ------         -------        -------     -------
                                                                                       (Dollars in thousands)
Average loans outstanding...........................           $181,874          50,102         $52,151        $50,371      $40,400
                                                               --------        --------         -------        -------      -------
                                                               --------        --------         -------        -------      -------
Total loans outstanding at end of period............           $203,455        $100,839         $41,253        $35,539      $10,460
                                                               --------        --------         -------        -------      -------
                                                               --------        --------         -------        -------      -------
Allowance balance at beginning of period............           $     65        $      0         $     0        $    74            0

Provision for loan losses...........................                 62              65               0              0           74

Actual charge-offs:
   1-4 family residential real estate...............                  0               0               0             74            0
   Other............................................                  0               0               0              0            0
                                                               --------        --------         -------        -------      -------
         Total charge-offs..........................                  0               0               0             74            0
                                                               --------        --------         -------        -------      -------
Recoveries:
         Total recoveries...........................                  0               0               0              0            0
                                                               --------        --------         -------        -------      -------
              Net chargeoffs........................                  0               0               0             74            0
                                                               --------        --------         -------        -------      -------

Allowance balance at end of period..................           $    127        $     65          $    0          $   0      $    74
                                                               --------        --------         -------        -------      -------
                                                               --------        --------         -------        -------      -------

Net chargeoffs as a percent of average loans........               0.00%           0.00%           0.00%          0.15%        0.00%
                                                               --------        --------         -------        -------      -------
                                                               --------        --------         -------        -------      -------
Allowance for loan losses to total gross loans
   at end of period.................................               0.06%           0.07%           0.00%          0.00%        0.70%
                                                               --------        --------         -------        -------      -------
                                                               --------        --------         -------        -------      -------


         The following table summarizes the allocation of the allowance for loan losses by loan type and the percent of loans in each category compared to total loans at the dates indicated:




                                                    December 31,
                               ------------------------------------------------------
                                        1998                           1997
                               -------------------------     -------------------------
                                              Percent of                    Percent of
                                               Loans in                      Loans in
                                                 Each                          Each
                               Allowance     Category to     Allowance      Category to
                                Amount       Total Loans       Amount       Total Loans
                               ---------     -----------     ----------    -------------
                                                  (Dollars in thousands)

1-4 family residential real
 estate........................ $ 63            95.33%           $63           99.81%
Multifamily real estate........    0             0.00              0            0.00
Commercial and industrial real                 ------                        -------
 estate........................   44             3.77              0            0.00
Construction...................    4             0.32              0            0.00
Business, commercial...........   14             0.41              0            0.00
Automobile.....................    0             0.17              0            0.19
Other..........................    2             0.00              2            0.00
                                               ------                         ------
Unallocated....................    0                               0
                                ----                             ----
 Total......................... $127           100.00%           $65          100.00%
                               -----           ------            ----         ------
                               -----           ------            ----         ------


                                                                     January 31,
                               ----------------------------------------------------------------------------------
                                        1997                           1996                         1995
                               -------------------------     -------------------------     ----------------------
                                              Percent of                    Percent of                 Percent of
                                               Loans in                      Loans in                   Loans in
                                                 Each                          Each                       Each
                               Allowance     Category to     Allowance      Category to    Allowance   Category to
                                Amount       Total Loans       Amount       Total Loans      Amount    Total Loans
                               ----------    -----------     ----------     ------------   ---------   ------------
                                                               (Dollars in thousands)
1-4 family residential real
 estate........................  $0           100.00%           $0           100.00%          $74        100.00%
Multifamily real estate........   0             0.00             0             0.00             0          0.00
Commercial and industrial real
 estate........................   0             0.00             0             0.00             0          0.00
Construction...................   0             0.00             0             0.00             0          0.00
Business, commercial...........   0             0.00             0             0.00             0          0.00
Automobile.....................   0             0.00             0             0.00             0          0.00
Other..........................   0             0.00             0             0.00             0          0.00
                                              ------                         ------                      ------
Unallocated....................   0                              0                              0
                                ----                           ----                           ---
 Total.........................  $0           100.00%           $0           100.00%          $74        100.00%
                                ----          ------           ----          ------           ---        ------
                                ----          ------           ----          ------           ---        ------


UNDERWRITING

         The Company's mortgage loans are underwritten either in accordance with applicable FNMA, FHLMC or FHA guidelines or with requirements set by other investors. Although the Company is qualified to underwrite VA loans, the Company does not make such loans.

         All mortgage loans originated or acquired by the Company, whether through its retail banking operations or through its wholesale or correspondent networks, must satisfy the Company's underwriting standards. The Company permits a few originating correspondent lenders operating under the Company's delegated underwriting program to perform initial underwriting reviews. The Company employs an automated underwriting process on most loans that is based upon data provided through the Company's initial loan data entry software and is available from FNMA through its Desktop Underwriter-TM-software. This process incorporates credit scoring, which in turn employs rules-based and statistical technologies to evaluate the borrower, the property, and the sale of the loan in the secondary market. This process is intended to reduce processing and underwriting time, to improve overall loan approval productivity, to improve credit quality, and to reduce potential investor repurchase requests. Approximately one-third of loans underwritten by the Company are initially underwritten on a contractual basis by mortgage insurance companies, in their capacity as contract underwriters. The contract underwriter may be required to repurchase loans that are determined not to be in compliance with such underwriting criteria.

         Loans underwritten directly by the Company are subject to a complete review of all information prior to loan approval. This process involves the transfer of loan data to the Company by brokers or correspondents using loan data entry software provided by the Company plus certain other physical documentation or through the physical transfer of loan files to the Company. Commercial and residential loans originated by the Bank are underwritten by the Bank's senior management.

         To a limited extent, the Company delegates underwriting authority to select correspondent lenders who meet financial strength, delinquency, underwriting. and quality control standards. The lenders may be required to agree to repurchase loans that later become delinquent or to indemnify the Company from loss.

QUALITY CONTROL

         The Company maintains a quality control department that, among other things reviews compliance and quality assurance issues relating to loan production and underwriting. For its production compliance process, prior to funding a loan, the Company reviews all submissions from new brokers or correspondents. Typically, the first five loans are reviewed. If there are no discrepancies found, the broker or correspondent is removed from the pre-funding audits list. If any discrepancies are noted, the broker or correspondent remains subject to pre-funding audits until such time as the broker or correspondent has shown that they is capable of underwriting loans to the standards of the Company on a consistent basis. All new underwriting staff of the Company also has his or her work audited post funding until he or she has shown that they are capable of underwriting loans to the standards of the Company on a consistent basis.

         Additionally, the Company randomly selects a statistical sample of generally at least 10% of all loans closed each month. This review includes a new credit report review and re-underwriting the loan; reverifying funds, employment, and other information in the loan application; and reviewing the data integrity of the information entered into the Company's automated underwriting system. The Company also orders a second appraisal on 10% of the statistical sample (I.E., 1% of all loans closed each month). The Company uses Desktop Underwriter-TM- software developed by FNMA to automate the underwriting process and provides some brokers and correspondents with Desktop Originator-TM-software, a similar product for use by brokers and correspondents of companies . In completing an audit, documentation review is performed to ensure regulatory compliance.

         The Company also monitors the performance of delegated underwriters through quality assurance reports prepared by the quality control department, FHA reports and audits, reviews and audits by regulatory agencies, investor reports, and mortgage insurance company audits. Deficiencies in loans are generally corrected; otherwise the Company may exercise its right to require that the loan be repurchased by the originating broker or correspondent, or the Company may insist that the broker who originated the loan indemnify the Company against any loss.

MORTGAGE LOAN SERVICING ACTIVITIES

         The Company derives a portion of its revenues from the servicing of mortgage loans for others. For the year ended December 31, 1998, the eleven months ended December 31, 1997, and the year ended January 31, 1997, the Company realized servicing fee income, net of amortization and impairment, from its mortgage loan servicing operations of $63,000, $840,000, and $2.0 million, respectively, which represented 0.28%, 10.86%, and 26.16% of the Company's non-interest income for the respective periods. Servicing arises in connection with mortgage loans originated or purchased and then sold in the secondary market with mortgage servicing rights retained. With the exception of servicing that has been sold but not yet delivered, the Company does not subservice loans for others.

         Mortgage loan servicing includes collecting payments of principal and interest from borrowers, remitting aggregate mortgage loan payments to investors, accounting for principal and interest payments, holding escrow funds for payment of mortgage related expenses such as taxes and insurance, making advances to cover delinquent payments, inspecting the mortgaged premises as required, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults, and other miscellaneous duties related to loan administration. The Company collects servicing fees from monthly mortgage payments generally ranging from 0.25% (I.E., 25 basis points) to 0.75% (I.E., 75 basis points) of the declining principal balances of the loans per annum. At December 31, 1998 and December 31, 1997, the weighted average servicing fee on the servicing for others portfolio was 0.38% and 0.27%, respectively. The Company utilizes lock box and debit services of a major bank to expedite the collection and processing of the monthly mortgage payments. Approximately 85% of the payments are processed through this service.

         The Company services mortgage loans nationwide. The geographic distribution of the Company's servicing portfolio reflects the national scope of the Company's loan originations and acquisitions. The Company actively monitors the geographic distribution of its servicing portfolio to maintain a mix that it deems appropriate to balance its risks and makes adjustments as it deems necessary. At December 31, 1998, the Company's servicing portfolio consisted of $1.6 billion of conventional servicing. Such amounts were in addition to loans serviced by the Company which were recorded on its books as loans receivable (I.E., available for sale and held for investment).

         The value of the Company's mortgage servicing rights is subject to prepayment risk in the event that declining interest rates provide borrowers with refinancing opportunities. At December 31, 1998, December 31, 1997, and January 31, 1997, the amounts of the mortgage servicing rights recorded on the Company's books were $15.5 million, $4.3 million, and $3.8 million, respectively. For further information, see Note 5 of Notes to Consolidated Financial Statements. During the year ended December 31, 1998, the Company sold mortgage servicing rights for gains amounting to $16.1 million. Also, the Company occasionally enters into forward sale commitments of its mortgage servicing rights. Beginning in the fall of 1998, WMC entered into a best efforts forward bulk servicing sales contract with a national purchaser of mortgage servicing rights. This arrangement is designed to secure a price for WMC's conventional servicing rights for quarterly sales for one year (and may be extended by mutual agreement of the parties), while providing a positive spread over WMC's borrowing costs. This approach is in contrast to the method that WMC used throughout most of 1998, in that previous flow or forward servicing sales occurred concurrently with the formation of the mortgage-backed securities being serviced. Management believes that growth in this form of servicing and servicing sales will provide an excellent opportunity for the deployment of capital and retained earnings.

         Gains on the sale of mortgage servicing rights are affected by changes in interest rates as well as the amount of mortgage servicing rights capitalized at the time of the loan origination or acquisition of the mortgage servicing rights.

Purchasers of mortgage servicing rights analyze a variety of factors, including prepayment sensitivity, to assess the purchase price they are willing to pay. Lower market interest rates prompt an increase in prepayments as consumers refinance their mortgages at lower rates of interest. As prepayments increase, the life of the servicing portfolio is reduced, decreasing the servicing fee revenue that will be earned over the life of that portfolio and the price third party purchasers are willing to pay. The fair value of servicing is also influenced by the supply and demand of servicing available for purchase at any point in time. Conversely, as interest rates rise, prepayments generally decrease, resulting in an increase in the value of the servicing portfolio as well as the gains on sales of the mortgage servicing rights.

         The Company originates and purchases mortgage servicing rights nationwide. The geographic distribution of the Company's mortgage servicing portfolio reflects the national scope of the Company's mortgage loan originations and acquisitions. The five largest states accounted for approximately 62% of the total number of mortgage loans serviced and approximately 64% of the dollar value of the mortgage loans serviced, at December 31, 1998, while the largest volume by state was Ohio with approximately 22% and 21% of the mortgage loans serviced by number and value, respectively.

         The Company's mortgage servicing portfolio includes servicing for adjustable rate, balloon payment, and fixed rate fully amortizing loans. At December 31, 1998, 3.7% of the mortgage servicing rights related to adjustable rate loans, which had a weighted average coupon rate of 6.85%; 1.10% related to fixed rate balloon payment loans, which had a weighted average coupon rate of 6.97%; and the remaining 95.20% related to fixed rate fully amortizing loans, which had a weighted average coupon rate of 7.05%. At December 31, 1998, the Company's mortgage servicing portfolio had an aggregate weighted average coupon rate of 7.04%.

         The following table sets forth, as of December 31, 1998, the percentage of fixed-rate, single-family mortgage loans being serviced for others by the Company, by interest rate category.



                    Coupon Range                                          Percentage of Portfolio
                    -----------------------------------------             -------------------------
                      Less than 6.00%........................                        3.5%

                      6.01--7.00%............................                       55.7

                      7.01--8.00%............................                       27.3

                      8.01--9.00%............................                        8.9

                      9.01--10.00%...........................                        4.1

                      10.01% & above.........................                        0.5
                                                                                   -----

                                   Total.....................                      100.0%
                                                                                   -----
                                                                                   -----

         The following table sets forth information regarding the mortgage loan servicing portfolio, broken down by state.



                                                           At December 31, 1998
                                ------------------------------------------------------------------------------------
                                                       Percentage of
                                   Number of             Number of
                                Mortgage Loans        Mortgage Loans        Total Mortgage      Percentage of Total
                                   Serviced              Serviced               Amount            Mortgage Amount
                                ---------------       --------------        --------------      -------------------
                             (Dollars in thousands)

Ohio....................             4,002                  21.7%            $ 344,070                  20.8%

Michigan................             3,824                  20.7               375,345                  22.7

Indiana.................             1,612                   8.7               122,948                   7.4

Florida.................             1,482                   8.0               129,805                   7.8

Georgia.................             1,273                   6.9               110,387                   6.7

Illinois................               652                   3.5                76,633                   4.6

Minnesota...............               625                   3.4                64,871                   3.9

Kentucky................               497                   2.7                43,654                   2.6

South Carolina..........               431                   2.3                37,498                   2.3

Pennsylvania............               412                   2.2                25,924                   1.6

Wisconsin...............               399                   2.2                41,041                   2.5

North Carolina..........               392                   2.1                31,675                   2.9

Louisiana...............               332                   1.8                27,531                   1.7

Iowa....................               267                   1.4                22,682                   1.4

Alabama.................               252                   1.4                16,163                   1.0

Missouri................               225                   1.2                17,261                   1.0

Tennessee...............               223                   1.2                18,438                   1.1

Other...................             1,552                   8.3               149,300                   9.0
                                    ------                -----             ----------                -----
         Total..........            18,452                100.0%            $1,655,226                100.0%
                                    ------                -----             ----------                -----
                                    ------                -----             ----------                -----




         At December 31, 1998, the Company was servicing approximately 18,000 loans with an aggregate unpaid principal balance of $1.7 billion. None of the loans were subserviced for others. Of such loans, 1.14% were delinquent and an additional 0.50% were in foreclosure. The Company may be materially affected by loan delinquencies and defaults on loans that it services for others. Under a portion of its servicing contracts, the Company must advance all or part of the scheduled payments to the owner of the loan, even when loan payments are delinquent. At December 31, 1998, the Company's delinquency rates on loans serviced for FHLMC and FNMA were 1.33% and 1.53%, respectively. Also, to protect their liens on mortgage properties, owners of loans usually require a servicer to advance scheduled mortgage and hazard insurance and tax payments even if sufficient escrow funds are not available. The Company is generally reimbursed by the mortgage owner or from liquidation proceeds for payments advanced that the servicer is unable to recover from the mortgagor, although the timing of such reimbursement is typically uncertain. In the interim, the Company absorbs the cost of funds advanced during the time the advance is outstanding. Further, the Company bears the costs of collection activities on delinquent and defaulted loans.

INVESTMENT ACTIVITIES

         Since the start of the Company's retail banking activities, primarily conducted through the Bank, deposit in-flows to the Bank have exceeded the Bank's loan demand. In addition, the Bank sells a substantial portion of its loans into the secondary market, thus replenishing its liquidity on a regular basis. The Bank currently invests excess liquidity in a variety of interest-earning assets. The investment policy related to the retail banking operations of the Company, as approved by the Board of Directors of the Bank, requires management to maintain adequate liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk, and to complement the Company's lending activities. The Company primarily utilizes investments in securities for liquidity management and as a method of deploying excess funding not utilized for investment in loans. Generally, the Company's investment policy is more restrictive than applicable regulations allow and, accordingly, the Company has invested primarily in U.S. government and agency securities, federal funds, and U.S. government sponsored agency issued mortgage-backed securities. As required by SFAS No. 115, the Company has established an investment portfolio of securities that are categorized as held-to-maturity, available-for-sale, or held for trading. At December 31, 1998, all of the investment securities held in the Company's investment portfolio were classified as available for sale.

         At December 31, 1998, the Company had invested $1.1 million in FNMA, FHLMC, and GNMA mortgage-backed securities, or 0.44% of total assets. In addition, $4.5 million, or 1.8%, of total assets, were debt obligations issued by federal agencies which generally have stated maturities from one year to twenty five years. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

         The following table sets forth the carrying value of the Company's investment portfolio at the dates indicated. At December 31, 1998, the market value of the Company's investment portfolio totaled $5.9 million. During the periods indicated and except as otherwise noted, the Company had no securities of a single issuer that exceeded 10% of stockholders' equity.



                                              At December 31,
                                             -----------------  At January 31,
                                              1998       1997       1997
                                             ------     ------      -----
                                                (Dollars in thousands)
U.S. Treasury ..........................     $    0     $1,499       $0

U.S. Government agency (1) .............      4,499      5,485        0

Mortgage-backed securities .............      1,093          0        0

FHLB stock .............................        261          0        0
                                             ------     ------      -----
         Total investment securities (2)     $5,853     $6,984       $0
                                             ------     ------      -----
                                             ------     ------      -----


----------
(1) At December 31, 1998, includes a $2.0 million investment in a Federal Home Loan Bank bond with a carrying value of $2.0 million.

(2)  Excludes time deposits held in other financial institutions.

         The following table sets forth certain information regarding the carrying values, weighted average yields, and contractual maturity distribution, excluding periodic principal payments, of the Company's investment securities portfolio at December 31, 1998.



                                                                     After Five Years
                                                After One Year But      But Within
                               Within One Year  Within Five Years        Ten Years       After Ten Years       Total
                               ---------------  ------------------   ----------------    ---------------   --------------
                               Amount   Yield    Amount    Yield     Amount     Yield    Amount    Yield   Amount   Yield
                               ------   -----    ------    -----     ------     -----    ------    -----   ------   ------
                                                                  (Dollars in thousands)
U.S. Government Agency ...      $0      0.00%    $4,499     5.98%     $0        0.00%    $    0    0.00%   $4,499    5.98%
Mortgage-backed securities       0      0.00          0     0.00       0        0.00      1,093    7.18     1,093    7.18
Other ....................       0      0.00          0     0.00       0        0.00        261    5.00       261    5.00
                               ------            ------              ------              ------            ------
     Total ...............      $0      0.00%    $4,499     5.98%     $0        0.00%    $1,354    6.76%   $5,853    6.16%
                               ------   -----    ------    -----     ------     -----    ------    -----   ------   ------
                               ------   -----    ------    -----     ------     -----    ------    -----   ------   ------


SOURCE OF FUNDS

         The Company funds its mortgage banking activities through the use of a warehouse line of credit and the use of agreements to repurchase. The following table sets forth information pertaining to short-term borrowings for the periods indicated.



                                                                                            Period from
                                                                            Year ended    February 1, 1997    Year ended
                                                                            December 31,   to December 31,    January 31,
                                                                                1998            1997             1997
                                                                            ------------  ----------------    -----------
                                                                                      (Dollars in thousands)
Short-term borrowings:
  Average balance outstanding during the period ..........................    $ 95,052         $39,232          $32,889
  Maximum amount outstanding at
    any month-end during the period ......................................    $158,351         $54,603          $44,527
  Weighted average interest rate during the period .......................        5.44%           4.01%            4.46%
  Total short-term borrowings at period end ..............................    $ 95,985         $60,979          $27,680
  Weighted average interest rate at period end ...........................        5.34%           3.99%            4.42%


         The Company conducts its operations utilizing leased premises and occasionally utilizing equipment under operating leases. The terms of the leases ranged from 12 months to 36 months with remaining lives ranging from 3 months to 29 months. The obligations remaining under the terms of these agreements totaled $1.1 million at December 31, 1998.

         The Company funds its retail banking activities primarily with deposits, loan repayments and prepayments, and cash flows generated from operations. The Company offers a variety of deposit accounts with a range of interest rates and terms. The Company's deposits consist of checking, money market, savings, NOW, and certificate of deposit accounts. Approximately 36.1% of the funds deposited in the Company are in certificate of deposit accounts. At December 31, 1998, core deposits (savings, NOW, and money market) represented 63.9% of total deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The Company's deposits are obtained predominantly from the area around its office in Naples, Florida. The Company has relied primarily on customer service and competitive rates to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Company's ability to attract and retain deposits. The Company uses traditional means of advertising its deposit products, including print media and generally does not solicit deposits from outside its market area. The Company does not actively solicit certificate accounts in excess of $100,000 or use brokers to obtain deposits. At December 31, 1998, $12.5 million, or 98.7% of the Company's certificate of deposit accounts were to mature within one year. The Company believes that substantially all of the certificate of deposit accounts that mature within one year will be rolled-over into new certificate of deposit accounts. To the extent that certificate of deposit accounts are not rolled-over, the Company believes that it has sufficient resources to fund such withdrawals.

         The following table sets forth the amount and maturity of jumbo certificates of deposit (I.E, certificates of deposit of $100,000 or more) at December 31, 1998.


                                                                    Jumbo
                                                                 Certificates
         Time Remaining Until Maturity                            of Deposit
         ------------------------------                         --------------
                                                                (In thousands)
         Less than 3 Months.....................................    $ 300
         3 Months to 6 Months...................................    1,258
         6 Months to 12 Months..................................    1,835
         Greater than 12 Months.................................        0
                                                                   ------
              Total.............................................   $3,393
                                                                   ------
                                                                   ------


EMPLOYEES

         At December 31, 1998, the Company had no employees other than executive officers. At December 31, 1998, WMC had 172 full-time employees and no part-time employees and the Bank had 15 full-time employees and no part-time employees. None of the employees of the Company or its subsidiaries were represented by a collective bargaining agreement. Management of the Company considers its relationship with its employees to be satisfactory.

PROPERTIES

         The Company owns no real property but utilizes the office of the WMC. The Company pays no rent or other consideration for use of this facility. The mortgage banking activities of the Company are conducted primarily from the offices of WMC located at 315 East Eisenhower, Ann Arbor, Michigan 48108 and wholesale mortgage banking operations are also conducted from a branch office of WMC located at 2300 Contra Costa Boulevard, Pleasant Hill, California 94523. The retail banking activities of the Company are primarily conducted from the offices of the Bank located at 811 Anchor Rode Drive, Naples, Florida 33940. All office locations are leased by the Company.

SUBSIDIARY ACTIVITIES

         The Company conducts business through its wholly-owned subsidiaries:
WMC and the Bank. WMC is a corporation organized on February 5, 1981 under the laws of the State of Michigan. The Bank is a national banking association organized on March 7, 1997 under the laws of the United States. Neither WMC nor the Bank has any subsidiaries.

LEGAL PROCEEDINGS

         At December 31, 1998, neither the Company nor the Bank was involved in any material legal proceedings. Below is a brief description of material pending legal proceedings to which WMC is a party:

         CHANDLER, ET AL, V. HILTON MORTGAGE CORPORATION AND WASHTENAW MORTGAGE CO., Civil Action No. 94-A-1418-N, U. S. District Court for the Middle District Alabama ("CHANDLER"). On November 4, 1994, WMC was named as a defendant in a class action lawsuit relating to its method of calculating finance charges in lending disclosures required by the Federal Truth in Lending Act ("TILA"). The complaint was subsequently amended to remove the TILA claim and add a claim under the Real Estate Settlement Procedures Act ("RESPA"), a request for declaratory judgement, and a fraud claim. The amended complaint alleges that the yield spread premium payments from WMC to mortgage brokers were either payments for the referral of business, or duplicative payments. The suit seeks unspecified damages. On July 29,

1998, the court denied class certification. The Company believes that WMC is and has been in compliance with applicable federal and state laws. In the opinion of management, the resolution of this matter is not expected to have a material impact on the financial position of the Company. See Note 17 of Notes to Consolidated Financial Statements.

         ROSE, ET AL V. WASHTENAW MORTGAGE CO., Case No. 4:98cv33-B-B, U.S. District Court for the Northern District of Mississippi. On February 10, 1998, WMC was named as a defendant in a class action lawsuit alleging that the yield spread premium payments from WMC to mortgage brokers were either payments for the referral of business, or duplicative payments. The suit seeks unspecified damages. On June 2, 1998, plaintiffs filed a motion for class certification. On August 4, 1998, WMC filed a motion to stay the action, citing the order denying class certification in CHANDLER and on September 11, 1998, the court ordered all proceedings stayed pending a final judgment in CHANDLER. The Company believes that WMC is and has been in compliance with applicable federal and state laws. In the opinion of management, the resolution of this matter is not expected to have a material impact on the financial position of the Company.

         HEARN, ET AL V. WASHTENAW MORTGAGE CO., Case No. 4:98-CV-78 (JRE), U.S. District Court for the Middle District of Georgia. On February 19, 1998, WMC was named as a defendant in a class action lawsuit alleging that the yield spread premium payments from WMC to mortgage brokers were either payments for the referral of business, or duplicative payments. The suit seeks unspecified damages. On June 22, 1998, WMC filed its answer denying all liability, asserting affirmative defenses, and further asserting that a class should not be certified. There have been no addition proceedings in this matter other than limited discovery. The Company believes that WMC is and has been in compliance with applicable federal and state laws. In the opinion of management, the resolution of this matter is not expected to have a material impact on the financial position of the Company.

         WASHTENAW MORTGAGE CO. V. HALLMARK MORTGAGE MANAGEMENT SERVICES, INC. AND DAVID JACKSON HOLCOMB, Civil Action No. 4:98 CV 207, U.S. District Court for the Eastern District of Texas. This lawsuit filed on July 19, 1998 relates to a Stock Purchase Agreement dated June 1, 1998 between WMC and David Jackson Holcomb in which WMC agreed to purchase 22,500 shares of Hallmark Mortgage Management Services, Inc. ("Hallmark") from Mr. Holcomb, constituting 45% of the then outstanding stock of Hallmark. WMC paid $100,000 at the time of execution of the Stock Purchase Agreement and agreed to pay an additional amount in the event certain financial benchmarks were met. Those benchmarks were not met and within approximately two weeks of the closing of the purchase, WMC began to have serious operational problems with Mr. Holcomb and Hallmark. Within one month of the closing of the purchase WMC filed this lawsuit seeking a receiver and unspecified damages as a result of fraud, misrepresentation, and breach of contract, and seeking a declaratory judgment. The defendants filed a counterclaim for breach of contract, defamation, and civil conspiracy. No specific damage amount was plead by defendants. On July 23, 1998, the court granted WMC motion to have a receiver appointed. In the opinion of management, the resolution of this matter is not expected to have a material adverse impact on the financial position of the Company.

         KASH V. WASHTENAW MORTGAGE CO., Civil Action No. CV-97-433, Shelby County Circuit Court, Alabama. On June 3, 1997, WMC was named as a defendant in a class action lawsuit alleging that WMC had failed to discharge plaintiffs' mortgages once the mortgages had been paid in full, rendering WMC liable under an Alabama statute for a $200 penalty. The class is asserted to be all Alabama residents who, within the last 10 years, did not have their mortgages discharged after the mortgages were paid, asserting the $200 penalty per occurrence. The Company believes that WMC is and has been in compliance with applicable state lending laws. In the opinion of management, the resolution of this matter is not expected to have a material impact on the financial position of the Company.

                                   REGULATION

ECONOMIC CONDITIONS, GOVERNMENT POLICIES, LEGISLATION, AND REGULATION

         The Company's profitability, like most bank holding companies, is primarily dependent on interest rate differentials. In general, the difference between the interest rates paid by the Company on interest-bearing liabilities, such as borrowings, and the interest rates received by the Bank on its interest-earning assets, such as loans originated or purchased by the Company or investment securities held in the investment portfolio, comprise a significant portion of the Company's earnings. In addition, the Company's profitability is also dependent on the value of its mortgage servicing portfolio, which is also highly sensitive to changes in interest rates. Interest rates are highly sensitive to many factors that are beyond the control of the Company, such as inflation, recession, and unemployment, and the impact which future changes in domestic and foreign economic conditions might have on the Company and cannot be predicted.

         The business of the Company is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) through its open-market operations in U.S. Government securities by adjusting the required level of reserves for depository institutions subject to its reserve requirements and by varying the target federal funds and discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of loans, investments, and deposits and also affect interest rates earned on interest-earning assets and paid on interest-bearing liabilities. The nature and impact on the Company of any future changes in monetary and fiscal policies cannot be predicted.

         From time to time, legislative acts, as well as regulations, are enacted which have the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between financial institutions, mortgage companies, and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of financial institutions, bank holding companies, mortgage companies, and other financial services providers are frequently made in the U.S. Congress, in the state legislatures and before various regulatory agencies.

GENERAL

         Bank holding companies and bank and nonbank subsidiaries are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of stockholders of the Company. Set forth below is a summary description of the material laws and regulations which relate to the operations of the Company, WMC, and the Bank. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

         In recent years, significant legislative proposals and reforms affecting the financial services industry have been discussed and evaluated by Congress. Such proposals include legislation to revise the Glass-Steagall Act and the BHC Act, to expand permissible activities for banks, principally to facilitate the convergence of commercial and investment banking. Certain proposals also sought to expand insurance activities of banks. It is unclear whether any of these proposals, or any form of them introduced in the current Congress, will become law. Consequently, it is not possible to determine what effect, if any, they may have on the Company and the Bank.

REGULATION - THE COMPANY

         The Company, is a registered bank holding company, subject to regulation under the BHC Act. The Company is required to file periodic reports and annual reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require pursuant to the BHC Act. The Federal Reserve Board may conduct examinations of the Company and its subsidiaries.

         The Federal Reserve Board may require that the Company terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness, or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, the Company must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

         Under the BHC Act and regulations adopted by the Federal Reserve Board, a bank holding company and its nonbanking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease, or sale of property or furnishing of services. Further, the Company is required by the Federal Reserve Board to maintain certain levels of capital. Generally, the capital requirements of the Federal Reserve Board mirror those of the OCC applicable to the Bank, with certain exceptions. For additional information on the capital levels of the Bank, see "- Regulation - The Bank - Capital Standards."

         The Company is required to obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of the Company and another bank holding company.

         The Company is prohibited by the BHC Act, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or furnishing services to its subsidiaries. However, the Company, subject to the prior approval of the Federal Reserve Board, may engage in any activities, or acquire shares of companies engaged in activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both. This doctrine has become known as the "source of strength" doctrine. The validity of the source of strength doctrine has been and is likely to continue to be the subject of litigation until definitively resolved by the courts or by Congress.

REGULATION - WMC

         The mortgage banking operations of WMC are subject to extensive regulation by federal and state governmental authorities and are subject to various laws and judicial and administrative decisions. WMC is subject to the rules and regulations of the Department of Housing and Urban Development ("HUD"), FHA, VA, FNMA, FHLMC, and GNMA with respect to originating, underwriting, processing, securitizing, selling, and servicing mortgage loans. Those rules and regulations, among other things, prohibit discrimination, provide for inspections and appraisals, require credit reports on prospective borrowers and fix maximum loan amounts. Moreover, lenders such as WMC are required annually to submit audited financial statements to FNMA, FHLMC, and HUD and to comply with each regulatory entity's own financial requirements, policies, and procedures. WMC's activities are also subject to, among other federal laws, the Equal Credit Opportunity Act, Federal Truth-in-Lending Act, Home Mortgage Disclosure Act, and the Real Estate Settlement Procedures Act and the regulations promulgated thereunder which prohibit discrimination, require the disclosure of certain basic information to mortgagors concerning credit and settlement costs, limit payment for settlement services to the reasonable value of the services rendered and require the maintenance and disclosure of information regarding the disposition of mortgage applications based on race, gender, geographical distribution, and income level.

         Additionally, various state laws and regulations affect WMC. WMC is licensed as a mortgage banker or regulated lender in those states in which it believes it is required to be licensed. Conventional mortgage operations may also be subject to state usury statutes. FHA and VA loans are exempt from the effect of such statutes. Under state statutes and licensing requirements, states may have the right to conduct financial and regulatory audits of loans under their jurisdiction and to determine compliance with state disclosure requirements and usury laws.

REGULATION - THE BANK

         GENERAL. The Bank, as a national banking association, is subject to primary supervision, examination, and regulation by the OCC. If, as a result of an examination of the Bank, the OCC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of the Bank's operations are unsatisfactory or that the Bank or its management is violating or has violated any law or regulation, various remedies are available to the OCC. Such remedies include the power to enjoin "unsafe or unsound practices," to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the Bank, to assess civil monetary penalties, and to remove officers and directors. The FDIC has similar enforcement authority, in addition to its authority to terminate a bank's deposit insurance, in the absence of action by the OCC and upon a finding that a bank is in an unsafe or unsound condition, is engaging in unsafe or unsound activities, or that its conduct poses a risk to the deposit insurance fund or may prejudice the interest of its depositors.

         The deposits of the Bank will be insured by the FDIC in the manner and to the extent provided by law. For this protection, the Bank will pay a quarterly statutory assessment. See "- Premiums for Deposit Insurance." Various other requirements and restrictions under the laws of the United States affect the operations of the Bank. Federal statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, capital requirements, and disclosure obligations to depositors and borrowers. Further, the Bank is required to maintain certain levels of capital. See "- Capital Standards."

         RESTRICTIONS ON TRANSFERS OF FUNDS TO THE COMPANY BY THE BANK. The Company is a legal entity separate and distinct from the Bank. The prior approval of the OCC is required if the total of all dividends declared by the Bank in any calendar year exceeds the Bank's net profits (as defined) for that year combined with its retained net profits (as defined) for the preceding two years, less any transfers to surplus. In addition, as a condition to the issuance of the Bank's charter by the OCC and the approval of deposit insurance by the FDIC, both agencies have restricted the use of Bank funds to service the $2.0 million loan used to initially capitalize the Bank. This restriction could adversely effect the ability of the Company to service the loan if dividends from WMC do not at least equal the loan payment. In addition, covenants of the loan agreement require WMC to maintain a specified level of capitalization and could restrict the ability of WMC to dividend to the Company sufficient funds to meet its loan obligation. The restrictions contained in the approvals of the OCC and the FDIC as well as the covenants in the loan agreement are anticipated to expire after the consummation of the offering as the Company intends to use a portion of the proceeds from the offering to repay the loan used to initially capitalize the Bank.

         The OCC also has authority to prohibit the Bank from engaging in activities that, in the OCC's opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the OCC could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the OCC and the Federal Reserve Board have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which the Bank may pay to the Company. See "- Prompt Corrective Regulatory Action and Other Enforcement Mechanisms" and "- Capital Standards" for a discussion of these additional restrictions on capital distributions.

         The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, the Company or other affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of the Company or other affiliates. Such restrictions prevent the Company and such other affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to or in the Company or to or in any other affiliate is limited to 10% of the Bank's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of the Bank's capital and surplus (as defined by federal regulations). Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of federal law. See "- Prompt Corrective Action and Other Enforcement Mechanisms."

         CAPITAL STANDARDS. The Federal Reserve Board and the OCC have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

         A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists primarily of common stock, retained earnings, noncumulative perpetual preferred stock (cumulative perpetual preferred stock for bank holding companies) and minority interests in certain subsidiaries, less most intangible assets. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses, cumulative preferred stock, long-term preferred stock, eligible term subordinated debt, and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio, of 4%.

         The following table presents the amounts of regulatory capital and the capital ratios for the Company, compared to its minimum regulatory capital requirements of the Federal Reserve Board as of December 31, 1998.


                                                                           December 31, 1998
                           --------------------------------------------------------------------------------------------------------
                                                                                                           Excess (Deficiency) over
                                               Required to be     Excess (Deficiency) over  Required to be   Required to be Well
                               Actual      Adequately Capitalized    Minimum Required      Well Capitalized      Capitalized
                           --------------  ---------------------- ------------------------ ---------------- -----------------------
                           Amount Percent   Amount    Percent       Amount       Percent   Amount    Percent   Amount     Percent
                           ------ -------  --------  --------      --------     --------   ------    -------   ------     -------
                                                                    (Dollars in thousands)
Total Capital (to Risk-
   Weighted Assets) ...... $9,321  7.25%  $10,288      8.00%       $ (967)       (0.75)%   $12,860    10.00%  $(3,539)     (2.75)%

Tier 1 Capital (to Risk-
   Weighted Assets) ......  9,193  7.15     5,144      4.00         4,049         3.15       7,716     6.00     1,477       1.15

Tier 1 Capital (to Average
   Assets) ...............  9,193  4.42     8,321      4.00           872         0.42      10,402     5.00    (1,208)     (0.58)



         Only a well capitalized depository institution may accept brokered deposits without prior regulatory approval. Under OCC and FDIC regulations, an institution is generally considered "well capitalized" if it has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6%, and a Tier 1 capital (leverage) ratio of at least 5%. Federal law generally requires full-scope on-site annual examinations of all insured depository institutions by the appropriate federal bank regulatory agency although the examination may occur at longer intervals for small well-capitalized or state chartered banks. Initially, the Bank is expected to be considered well capitalized, however, no assurance can be given that the Bank will remain well capitalized or even meet its minimum regulatory capital requirements. The following table presents the amounts of regulatory capital and the capital ratios for the Bank, compared to its minimum regulatory capital requirements of the OCC as of December 31, 1998.


                                                           As of December 31, 1998
                                  -------------------------------------------------------------------------
                                                               Required to be
                                         Actual            Adequately Capitalized           Excess
                                  --------------------     ----------------------    --------------------
                                  Amount        Ratio       Amount       Ratio        Amount        Ratio
                                  ------       -------     --------     -------      -------        -----
                                                          (Dollars in thousands)
Total risk-based ratio.....       $5,394         23.8%      $1,815         8.0%       $3,579          15.8%

Tier 1 risk-based ratio....        5,186         22.9          908         4.0         4,278          18.9

Leverage ratio.............        5,186         18.1        1,146         4.0         4,040          14.1

         Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of the Bank to grow and could restrict the amount of profits, if any, available for the payment of dividends.

         PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS. Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law requires each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

         An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat an institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

         In addition to restrictions and sanctions imposed under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease and desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

         SAFETY AND SOUNDNESS STANDARDS. In July 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness. The guidelines set forth operational and managerial standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees, and benefits. Guidelines for asset quality and earnings standards will be adopted in the future. The guidelines establish the safety and soundness standards that the agencies will use to identify and address problems at insured depository institutions before capital becomes impaired. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

         PREMIUMS FOR DEPOSIT INSURANCE. The Bank's deposit accounts are insured by the Bank Insurance Fund ("BIF"), as administered by the FDIC, up to the maximum permitted by law. Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC or the institution's primary regulator.

         The FDIC charges an annual assessment for the insurance of deposits, which as of December 31, 1998, ranged from 0 to 27 basis points per $100 of insured deposits, based on the risk a particular institution poses to its deposit insurance fund. The risk classification is based on an institution's capital group and supervisory subgroup assignment. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Paperwork Reduction Act"), at January 1, 1997, the Bank began paying, in addition to its normal deposit insurance premium as a member of the BIF, an amount equal to approximately 1.3 basis points per $100 of insured deposits toward the retirement of the Financing Corporation bonds ("Fico Bonds") issued in the 1980s to assist in the recovery of the savings and loan industry. Members of the Savings Association Insurance Fund ("SAIF"), by contrast, pay, in addition to their normal deposit insurance premium, approximately 6.4 basis points. Under the Paperwork Reduction Act, the FDIC is not permitted to establish SAIF assessment rates that are lower than comparable BIF assessment rates. Beginning no later than January 1, 2000, the rate paid to retire the Fico Bonds will be equal for members of the BIF and the SAIF. The Paperwork Reduction Act also provided for the merging of the BIF and the SAIF by January 1, 1999 provided there were no financial institutions still chartered as savings associations at that time. However, as of January 1, 1999, there were still financial institutions chartered as savings associations. Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the Fico Bonds would be equal.

         INTERSTATE BANKING AND BRANCHING. In September 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") became law. Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain approval under the BHC Act to acquire an existing bank located in another state without regard to state law. A bank holding company would not be permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may increase or decrease the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such percentage does not discriminate against out-of-state banks. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five year existence requirement.

         COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act ("CRA"), as implemented by OCC regulations, a bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OCC, in connection with its examination of a bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The OCC evaluates an institution's CRA performance utilizing a four tiered descriptive rating system, resulting in a rating of outstanding, satisfactory, needs to improve, or substantial non-compliance.


                                   MANAGEMENT

         The following table sets forth certain information with respect to the directors and executive officers of the Company. The Company's certificate of incorporation and bylaws provide for staggered terms for the Board of Directors while directors of the Bank are elected annually. The Board of Directors of the Company has been divided into three classes so that, after their initial terms, approximately one-third of the directors are elected to a three-year term at each annual shareholders meeting. The Company currently has one vacancy in Class III which the Company expects to fill shortly, subject to any required regulatory approvals. Pursuant to the Certificate of Incorporation of the Company, the Board of Directors may fill the vacancy by a two-thirds vote of the directors remaining in office. Pursuant to the Certificate of Incorporation, a person selected by the Board to fill a vacancy shall have a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires or until the director's successor is elected and qualified.


                                                                                           Beneficial
                                                                       Current Term        Ownership of     Percent of
Name of Individual       Age (1)         Position With Company           Expires            Company(2)        Total
------------------       -------         ---------------------           -------            ----------        -----
Charles C. Huffman         55         Chief Executive Officer and          2000             2,400,000(3)      79.13%
                                         Chairman of the Board

Michael D. Surgen          44                   Director                   2000                     0(4)       0.00


Michael L. Hogan           46            Vice President, Chief             2001                     0          0.00
                                         Financial Officer, and
                                                Director

Koula M. Kovach            39          Vice President, Secretary,          2001                 9,336(5)       0.44
                                              and Director

Raleigh E. Allen, Jr.      58                   Director                   2002                     0          0.00

Ernest G. Merlanti         68                   Director                   2002                 8,000          0.26



                                                                                           Beneficial
                                                                       Current Term        Ownership of     Percent of
Name of Individual       Age (1)         Position With Company           Expires            Company(2)        Total
------------------       -------         ---------------------           -------            ----------        -----
All directors and
executive officers as                                                                       2,417,336(6)     79.55
a group (6 persons)



----------
(1)  As of December 31, 1998.
(2) As of December 31, 1998. Unless otherwise indicated, includes all shares held directly by the named individuals as well as by spouses, minor children in trust, and other forms of indirect ownership, over which shares the named individual effectively exercises sole voting and investment power with respect to the indicated shares.
(3) Excludes 2,000 shares of common stock subject to options that are not exercisable within 60 days of December 31, 1998. Includes 588,350 shares of common stock which were transferred on April 13, 1999 to two trusts for the benefit of his two adult children. Mr. Huffman disclaims beneficial ownership of such shares.
(4) Excludes 64,000 shares of common stock subject to options not exercisable within 60 days of December 31, 1998.
(5) Includes 4,000 shares of common stock subject to options exercisable within 60 days of December 31, 1998.
(6) Includes 6,000 shares of common stock subject to options exercisable within 60 days of December 31, 1998. Includes 588,350 shares of common stock which were transferred on April 13, 1999 to two trusts for the benefit of Mr. Huffman's two adult children.

BIOGRAPHICAL INFORMATION

         The business experience of each director and executive officer of the Company is set forth below. All directors and executive officers have held their present positions for a minimum of five years unless otherwise stated.

         CHARLES C. HUFFMAN has served as the Chief Executive Officer and Chairman of the Board of the Company since its formation in March 1997. Mr. Huffman is also Chairman of the Board of WMC and has served in that capacity since founding the company in 1981. Mr. Huffman became Chairman of the Board of the Bank upon completion of its formation. Mr. Huffman is a long time member of the Mortgage Bankers Association of America as well as various state associations. Mr. Huffman also serves on the Secondary Marketing Advisory Council of FNMA.

         MICHAEL D. SURGEN has been a director of the Company since October 1998 and has served as the President and a director of the Bank since 1998. Prior to joining the Company and the Bank, from 1996 to 1998, Mr. Surgen was self-employed managing his own investments. From 1981 to 1996, Mr. Surgen was employed by Eastern Savings Bank, FSB, Hunt Valley, Maryland, serving as President from 1992 to 1996 and as an Executive Vice President from 1981 to 1992. Mr. Surgen is a member of the Economic Development Committee of Collier County and the Naples Chamber of Commerce.

         MICHAEL L. HOGAN has served as a Vice President and the Chief Financial Officer of the Company since January 1999. Prior to joining the Company, Mr. Hogan served in 1998 as the Regional Financial Officer for Regions Financial Corp. and as a Senior Vice President and Chief Financial Officer Regions Bank, N.A., Regions Financial Corp.'s national bank subsidiary. From 1996 to 1998, Mr. Hogan served as Vice President, Treasurer, and SEC Compliance Officer for Key Florida Bancorp, Inc. From 1989 to 1996, Mr. Hogan was a certified public accountant practicing with Purvis, Gray and Company, an independent public accounting firm headquartered in Florida. Mr. Hogan is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants as well as the Manatee and Sarasota Counties Gator Clubs.

         KOULA M. KOVACH has been a director and Vice President of the Company since its formation in March 1997. Ms. Kovach has been employed by WMC since 1981 and has served as its President since June 1998. Ms. Kovach has worked, developed, and managed most areas of the WMC and since 1988, Ms. Kovach has managed the Underwriting, Closing, Post Closing, Quality Control and Human Resource Departments of WMC.

Ms. Kovach has also served on the Risk Management Advisory Council and the Product Development Customer Advisory Group of FNMA. Ms. Kovach is also a member of the Association of Professional Mortgage Women.

         RALEIGH E. ALLEN, JR. has been a director of the Company since March 1999. Mr. Allen has been employed by the Mortgage Guaranty Insurance Corporation since 1973, most recently serving as an Account Manager for Eastern Michigan. Mr. Allen currently serves as a board member of the Mortgage Bankers Association of Michigan, the Deaf, Hearing and Signing Center, and the Eastern Mortgage Brokers Association. Mr. Allen has also served as a board member of the Michigan Mortgage Brokers Association and the Wisconsin Mortgage Bankers Association and is a former member of the New Berlin Public School Board.

         ERNEST G. MERLANTI has been a director of the Company since March 1999. Mr. Merlanti has been employed as a Vice President--Consulting Services for Personnel Systems, Inc., Ann Arbor, Michigan since 1970, a company which he jointly owns with his spouse. See also, "- Certain Relationships and Related Transactions."

COMMITTEES OF THE BOARD OF DIRECTORs

         The Board of Directors of the Company generally meets on a quarterly basis, as needed. During the year ended December 31, 1998, the Board of Directors of the Company met two times. No director attended fewer than 75% in the aggregate of the total number of such Board meetings held while such director was a member during the year ended December 31, 1998 and the total number of meetings held by committees on which such director served during such year.

         The Company's full Board of Directors acts as a nominating committee for the annual selection of its nominees for election as directors of the Company. While the Board of Directors will consider nominees recommended by stockholders, it has not actively solicited recommendations from the Company's stockholders for nominees nor, subject to the procedural requirements set forth in the Company's Certificate of Incorporation, established any procedures for this purpose. The Company's Board of Directors met once in its capacity as the nominating committee during 1998.

         The Bank's and WMC's full Boards of Directors act as a compensation committees for both WMC and the Bank, respectively. WMC's Board met one time in this capacity during 1998 and the Bank's Board met one times in this capacity during 1998 to examine the performance and approve the compensation of the officers. Employee members of the Boards of Directors do not participate in the consideration of their own compensation.

         The Company's Audit Committee consists of directors Raleigh E. Allen, Jr., Ernest G. Merlanti, and Michael L. Hogan, who is also the Chief Financial Officer of the Company. The Audit Committee is responsible for reviewing the Company's auditing programs, overseeing the quarterly regulatory reporting process, overseeing internal compliance audits as necessary, receiving and reviewing the results of each external audit, and reviewing management's response to auditors' recommendations. The Audit Committee did not meet in 1998.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

         DIRECTOR COMPENSATION. Non-employee directors of the Company receive $400 per meeting of the Board of Directors attended. Each member of the Board of Directors of the Bank receives a fee of $400 per month. Additionally, each non-employee member of a committee of the Board of Directors of the Bank receives a fee of $100 per committee meetings. Members of the Board of Directors of WMC do not receive a fee for service on the Board of WMC. Directors are also eligible to receive stock options and stock appreciation rights pursuant to the Company's stock option and incentive plan. See "- Stock Option and Incentive Plan."

         EXECUTIVE OFFICER COMPENSATION. The Company has no full time employees, but will rely on the employees of WMC and the Bank for the limited services required by the Company. All compensation paid to officers and employees of the Company is paid by WMC or the Bank, as appropriate.

         The following table sets forth the cash and non-cash compensation awarded to or earned by the Chief Executive Officer of the Company and each executive officer of the Company that earned a salary and bonus in excess of $100,000 during the fiscal year ended December 31, 1998, the eleven months ended December 31, 1997, and the year ended January 31, 1997. No other executive officer of the Company or person performing a similar policy making function for the Company had a salary and bonus in excess of $100,000 during these same periods for services rendered in all capacities to the Company.



                                                                                               Long Term
                                                          Annual Compensation                 Compensation
                                                   ---------------------------------------    -----------
                                                                               Other           Securities
                                   Period                                      Annual          Underlying       All other
Name and Principal Position        Ended           Salary      Bonus        Compensation(1)    Options(#)      Compensation
---------------------------        -----           ------      -----       ---------------    ----------      ------------
Charles C. Huffman                12/31/98        $225,543    $645,303          $0               2,000           $2,400(2)
Chief Executive Officer and
  Chairman of the Board of
  the Company; Chairman of the
  Board of the Bank and WMC

                                  12/31/97         198,462      64,692           0                   0            4,476(2)

                                  01/31/97         215,000      83,353           0                   0            9,184(3)

Koula M Kovach                    12/31/98         110,000     307,995           0                   0            2,400(4)
Director of the Company;
  President of WMC

                                  12/31/97          89,108      73,626           0               4,000            2,166(4)

                                  01/31/97          81,744      23,922           0                   0            1,654(4)


----------
(1) For the year December 31, 1998, the eleven months ended December 31, 1997, and the year ended January 31, 1997, there were no (a) perquisites over the lesser of $50,000 or 10% of any of the above named executive officers' total salary and bonus; (b) payments of above-market preferential earnings on deferred compensation; (c) tax payment reimbursements; or (d) preferential discounts on stock.
(2) Represents amounts contributed to the Company's 401(k) plan for the account of Mr. Huffman.
(3) Represents $4,729 contributed to the Company's 401(k) plan for the account of Mr. Huffman and $4,455 paid by the Company for term life insurance for the benefit of Mr. Huffman.
(4) Represents amounts contributed to the Company's 401(k) plan for the account of Ms. Kovach.

         EMPLOYMENT AGREEMENT. The Bank entered into an employment agreement in March 31, 1998 (the "Employment Agreement") with Michael D. Surgen, President and Chief Executive Officer of the Bank and a director of the Company and the Bank. The Employment Agreement provides for a term of five years, with an annual base salary payable by the Bank in the amount of $120,000. The Employment Agreement will terminate upon Mr. Surgen's death or medical or legal disability and is terminable by the Bank for "just cause" as defined in the Employment Agreement. In the event of termination for just cause, no severance benefits are available. If the Bank terminates Mr. Surgen without just cause, Mr. Surgen will be entitled to a severance payment in the amount of 25% of his base salary then in effect and the Bank must repurchase or arrange for the sale of any common stock owned by Mr. Surgen at the book value thereof.

         The employment agreement also provides that Mr. Surgen will be granted incentive stock options to purchase 80,000 shares of common stock pursuant to the Company's stock option and incentive plan upon the achievement of certain performance goals in the first five years of the Bank's operation. Mr. Surgen will forfeit options related to 20,000 shares per year in which the performance goals are not met. In addition, Mr. Surgen is also entitled to be granted options to purchase an additional 20,000 shares per year through the sixth year of the Bank's operations for superior performance, which is defined in the Employment Agreement as a return on equity in excess of 13.5% and a return on assets in excess of 1.10%.

OTHER BENEFITS

         401(K) SAVINGS PLAN. WMC sponsors a tax-qualified defined contribution savings plan ("401(k) Plan") for the benefit of its employees and the employees of the Company and the Bank. Employees become eligible to participate under the 401(k) Plan after reaching age 21 and completing one year (including 1,000 hours) of service. Under the 401(k) Plan, employees may voluntarily elect to defer compensation, not to exceed applicable limits under the Code (I.E., $10,000 in calendar year 1998). WMC matches 50% of the employee contributions up to 3.0% of contributions by the employee. Matching contributions vest over a six year period beginning after the second year at a rate of 20% per year, or become 100% vested upon termination of employment due to death, disability, or retirement. WMC may make additional contributions. Employee contributions are immediately vested.

         Benefits are payable upon termination of employment, retirement, death, disability, or plan termination. Normal retirement age under the 401(k) Plan is age 65. Additionally, funds under the 401(k) Plan may be distributed upon application to the plan administrator upon severe financial hardship in accordance with uniform guidelines which comply with those specified by the Code. It is intended that the 401(k) Plan operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the requirements of Section 401(a) of the Code. For the year ended December 31, 1998, the eleven months ended December 31, 1997, and the year ended January 31, 1997, the Company incurred expenses of approximately $77,000, $33,000, and $38,000, respectively relating to the plan.

         STOCK OPTION AND INCENTIVE PLAN. The Boards of Directors of the Company, the Bank, and WMC adopted the 1997 Stock Option and Incentive Plan (the "Option Plan") upon completion of the organization of the Bank. 400,000 shares of common stock were reserved for issuance by the Company upon exercise of stock options to be granted to officers, directors, and employees of the Company, the Bank, and WMC from time to time under the Option Plan. The purpose of the Option Plan is to provide additional performance and retention incentives to certain officers, directors, and employees by facilitating their purchase of a stock interest in the Company. The Option Plan provides for a term of 10 years, after which no awards could be made, unless earlier terminated by the Board of Directors of the Company pursuant to the Option Plan. Directors and executive officers of the Company, the Bank, and WMC received an initial grant of options upon the consummation of the organization of the Bank. The options vest over a period determined by the Option Plan Committee. Options are granted based upon several factors, including seniority, job duties and responsibilities, job performance, and the Company's performance.

         The Company receives no monetary consideration for the granting of stock options under the Option Plan, however, the Company receives the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares purchased in the open market by the Company, however, no purchases in the open market will be made that would violate applicable regulations restricting purchases by the Company. The exercise of options and payment for the shares received would contribute to the equity of the Company.

         During the year ended December 31, 1998, the Company granted 92,000 options under the Option Plan. At December 31, 1998, 104,000 shares of common stock were subject to outstanding options under the Option Plan. As of December 31, 1998, no options granted under the Option Plan have been exercised.

         The following table shows the number of shares with respect to which options under the Option Plan for the year ended December 31, 1998 to each of the named persons, together with the percentage of all grants to employees which the grant to the named person represents, the exercise price of such option and the expiration date of the option.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                                                                             Potential Realizable Value at
                           Number of                                                           Assumed Annual Rate of
                          Securities    Percent of Total                                     Stock Price Appreciation for
                          Underlying      Options/SARs                                              Option Term
                         Options/SARs      Granted to       Exercise or Base   Expiration    ----------------------------
Name                      Granted (#)      Employees         Price ($/Sh)         Date           5%($)        10%($)
-------------------      ------------   ----------------    ----------------   ----------     ----------     --------
Charles C. Huffman          2,000           1.52%               $5.50           11-19-08        $ 5,280      $14,940



         The following table sets forth the number of shares acquired by any of the named persons upon exercise of stock options during the year ended December 31, 1998, the value realized through the exercise of such options, and the number of unexercised options held by such person, including both those which are presently exercisable and those which are not presently exercisable.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                                                                      Value of
                                                                       Number of                     unexercised
                                    Shares                            unexercised                    in-the-money
                                   acquired          Value             options                        options
Name                              on exercise      realized     exercisable/unexercisable     exercisable/unexercisable
-------------------------------   ------------    ----------    -------------------------     -------------------------
Charles C. Huffman...........          0              $0                 0 /  2,000                   $ 0 /  $  0
Koula M. Kovach..............          0              $0             4,000 /  0                    $5,000 /  $  0



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Bank, like many financial institutions, has adopted a policy regarding the making of loans to officers and directors. The policy provides that such loans (a) will be made in the ordinary course of business, (b) will be made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank's other customers, and (c) will not involve more than the normal risk of collectibility or present other unfavorable features. All loans by the Bank to its directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of the Bank.

         WMC has adopted a policy giving employees, including officers and directors, discounts on mortgage loans. WMC makes such loans on terms that yield no profit or loss to WMC upon the sale of the loan to the secondary market. The following table sets forth the indebtedness of executive officers, directors, and members of the immediate family of an executive officer or director of the Company who are or were indebted to WMC at any time since February 1, 1997 in an amounts in excess of $60,000.

         The information set forth below includes amounts originated before December 31, 1998.



                                                             Largest Amount
                                Date of       Type of       Outstanding Since       Balance At         Interest
Name and Position                 Loan          Loan        February 1, 1997     December 31, 1998       Rate
------------------------       ----------     ---------     -----------------    -----------------     ---------
Charles C. Huffman              3-17-98        Mortgage          $141,800             $     0            6.125%
    President, CEO, and
    Chairman of the
    Company; Chairman of
    WMC and the Bank

Koula M. Kovach                 10-17-96     Bridge Loan           92,617                   0            7.750
    Director of the
    Company; President of       9-11-98        Mortgage           147,500              147,429            6.25
    WMC

Michael D. Surgen               7-22-98        Mortgage           150,000                    0           7.125
    Director of the
    Company; President of       7-24-98      Home Equity          150,000               35,000           7.750
    the Bank

R. Charles Huffman              5/29/96        Mortgage            84,000                    0           5.500
    Relation to Charles C.
    Huffman, President,         3-13-97      Construction          75,374                    0           8.250
    CEO, and Chairman of
    the Company;                6-13-97        Mortgage           214,600                    0           6.250
    Chairman of WMC and
    the Bank                    8-25-98        Mortgage           227,150                    0           6.000



         WMC holds a subordinated note payable to a former shareholder with a balance of $1.2 million at January 31, 1997. The note requires quarterly interest payments at 4.5% per annum over the prime interest rate. The note became due on June 19, 1997, but historically, the maturity of the note has been extended for successive one year periods. As of December 31, 1998, the maturity date of the note, as extended, is June 19, 1999. It is anticipated that this note will be repaid in full from the proceeds of the offering.

         Ernest Merlanti, a director of the Company, and his spouse own Personnel Systems, Inc., a personnel consulting company which provides consulting services to WMC. Arbor Temporaries, Inc., a wholly-owned subsidiary of Personnel Systems, Inc., provides temporary staffing for WMC. During the year ended December 31, 1998, WMC paid fees for consulting to Personnel Systems, Inc. of $8,860 and for temporary services to Arbor Temporaries, Inc. of $232,000.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital of the Company consists of 5,000,000 shares of common stock, par value $0.02 per share and 200,000 shares of preferred stock, par value $0.10 per share (the "Preferred Stock"). As of December 31, 1998, there were 3,032,836 shares of common stock issued and outstanding and no shares of Preferred Stock were issued and outstanding. The shares of common stock to be issued hereby will be fully paid and non-assessable.

COMMON STOCK

         The holders of common stock are entitled to receive dividends when and as declared by the Board out of funds legally available therefor. Upon dissolution of the Company, the holders of common stock are entitled to share pro rata in the Company's net assets after payment or provision for payment of all debts and liabilities of the Company, and after provisions for any class of Preferred Stock or other senior security which may be issued by the Company.

         The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and may not cumulate their votes for the election of directors. Subject to the voting rights of the holders of Preferred Stock, if any, the exclusive voting power for all purposes is vested in the holders of the common stock. Each share of common stock is entitled to participate on a pro rata basis in dividends and other distributions. The holders of common stock do not have preemptive rights to subscribe for additional shares that may be issued by, and no share is entitled in any manner to any preference over any other share.

PREFERRED STOCK

         The Company has the authority, exercisable by its Board of Directors without shareholder approval, to issue, in one or more series, shares of Preferred Stock from time to time and in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors for such purposes and for such consideration as it may deem advisable. Accordingly, the Board of Directors, without shareholder approval, may authorize the issuance of one or more series of Preferred Stock with the same voting power as the holders of common stock.

         The creation and issuance of any series of Preferred Stock and the relative rights, designations, and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, then existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock. As of the date of this Prospectus, the Company has no arrangements, undertakings, or plans with respect to the issuance of Preferred Stock.

               CERTAIN RESTRICTIONS ON ACQUISITION OF THE COMPANY

         GENERAL. The Company's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law (the "DGCL") contain certain provisions designed to enhance the ability of the Board of Directors of the Company to deal with attempts to acquire control of the Company. These provisions, and the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences, and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts that have not been approved by the Board of Directors of the Company (including takeovers which certain shareholders may deem to be in their best interest). These provisions also could discourage or make more difficult a merger, tender offer, or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of the common stock.

         The following briefly summarizes protective provisions contained in the Certificate of Incorporation and Bylaws and provided by the DGCL. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws and the statutory provisions contained in the DGCL.

         STAGGERED TERMS FOR MEMBERS OF THE BOARD OF DIRECTORS. The Bylaws provide that the Board of Directors be divided into three classes as nearly equal in number as possible, with one class to be elected annually for a term of three years and until their successors are elected and qualified. Vacancies occurring in the Board of Directors, including vacancies created by an increase in the number of directors, may only be filled by a two-thirds vote of directors then in office, and any directors so chosen shall hold office until the expiration of the term of office of the class of directors to which such person was appointed.

         REMOVAL OF DIRECTORS. Any director or the entire Board of Directors of the Company may be removed, at any time, but only for cause and only by the affirmative vote of the holders of not less than 66.67% of outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. Whenever, the holders of one or more series of Preferred Stock have the right to vote, voting separately as a class, to elect one or more directors of the Company, the director may be removed in accordance with the DGCL.

         MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS. Certain provisions of the DGCL may require the affirmative vote of at least 66.67% of the outstanding shares of the Company entitled to vote in the election of director in order for the Company to engage in or enter into certain "Business Combinations," with any "Interested Stockholder" or any affiliates of the Interested Stockholder, unless the proposed transaction has been approved in advance by the Company's Board of Directors, excluding those who were not directors prior to the time the Interested Stockholder became the Interested Stockholder. The term "Interested Stockholder" is defined to include any person and the affiliates and associates of the person (other than the Company or its subsidiaries) who beneficially owns, directly or indirectly, 15% or more of the outstanding shares of voting stock of the Company.

         OTHER PROVISIONS. Other provisions in the Certificate of Incorporation and Bylaws effect the rights of shareholders including: (1) a provision in the Certificate of Incorporation and Bylaws stating that only the Board of Directors, a committee of the Board, or the Chairman of the Board can the call a special meeting of shareholders (Art. X, Sec. B of Certificate), (2) a provision in the Certificate of Incorporation requiring not less than 30 days nor more than 60 days advance notice for shareholder nominations of directors and shareholder proposals (Art. XI ), and (3) provisions in the Certificate of Incorporation limiting personal liability of directors (Art. XV) and providing indemnification to directors, officers, and employees of the Company (Art. XIV) under certain circumstances, including actions on behalf of the Company.

         AMENDMENT OF GOVERNING INSTRUMENTS. The Certificate of Incorporation of the Company provides that certain provision of the Certificate of Incorporation may only be repealed, altered or amended unless the approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors. If the amendment, alteration, or repeal is first approved by the Board of Directors of the Company, thereafter a majority of the votes cast by the holders of the outstanding capital stock may amend, alter, or repeal a provision. The Bylaws of the Company provide that the Bylaws may be altered, amended, or repealed by the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors of the Company or by a vote of two-thirds of the members of the Board of Directors.

                               SELLING STOCKHOLDER

         The Selling Stockholder is Charles C. Huffman, Chief Executive Officer and Chairman of the Board of the Company and WMC, and a director of the Bank. The Selling Stockholder beneficially owns 1,811,650 shares of common stock, or 42.80% of the outstanding common stock before this offering (adjusted to give effect to the transfer of 588,350 shares of common stock to two trusts for the benefit of his adult children). The Selling Stockholder also holds 2,000 options to purchase common stock at $5.50 per share, none of which are exercisable.

         The following table sets forth information, as of the date of this Prospectus, regarding the ownership of the common stock by the Selling Stockholder, and the stock which will be owned following the offering (assuming that the over-allotment option is exercised).


                            Shares of          Common          Shares of        Shares of
                             Common            Stock            Common           Common           Common Stock
                             Stock          Percent Owned        Stock            Stock           Percent Owned
Name of Beneficial        Owned Before       Before the         Offered        Owned After          After the
Owner                    the Offering(1)      Offering          Hereby(2)     the Offering(1)       Offering(2)
----------------------- ----------------- ----------------- ---------------- -----------------   ------------------
Charles C. Huffman         1,811,650           42.80%           180,000         1,631,650             38.55%



----------
(1) Includes all shares held directly by Mr. Huffman as well as other forms of indirect ownership, over which shares Mr. Huffman effectively exercises sole voting and investment power.
(2) Assumes 4,232,836 shares of common stock will be outstanding following the offering and that the over-allotment option granted by the Selling Stockholder is exercised. Also assumes that there will be no purchases by the Selling Stockholder of any shares in the offering.

                                  UNDERWRITING

         Subject to the terms and conditions set forth in an underwriting agreement between the underwriter, William R. Hough & Co., the Company, and the Selling Stockholder, the underwriter has agreed to purchase from the Company and the Selling Stockholder the number of shares of common stock set forth below. The underwriter has agreed to purchase the shares of common stock at the initial offering price less the underwriting discounts and commission set forth on the cover page of this Prospectus.


                                            Number of Shares to be             Number of Shares to be
                                           Purchased by Underwriter           Purchased by Underwriter
          Underwriter                          from the Company           from the Selling Stockholder (1)
          -----------                      ------------------------       --------------------------------
     William R. Hough & Co................



----------
(1) Assumes that the over-allotment option granted by the Selling Stockholder is exercised.

         The underwriter proposes to offer the shares of common stock directly to the public at the initial offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $__ per share. The underwriter has informed the Company that it does not intend to confirm sales to any accounts over which they exercise discretionary authority. After the initial public offering of the shares, the offering price and other selling terms may from time to time be varied by the underwriter. No person together with associates of or groups of persons acting in concert with such person may purchase in the offering a number of shares that equals 10% or more of the Company's outstanding common stock upon consummation of the offering

         The Selling Stockholder has granted to the underwriter an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 180,000 additional shares of common stock from the Company, at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus, to cover over-allotments, if any. The underwriter may exercise such option only to cover over-allotments made in connection with the sale of shares of common stock offered hereby.

         In connection with the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may over allot. In addition, the underwriter may bid for, and purchase, shares of common stock in the open market to cover syndicate short positions created in connection with the offering or to stabilize the price of the common stock. Finally, the underwriting syndicate, if any, may reclaim selling concessions allowed for distributing the common stock in the offering if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at anytime.

         Prior to the offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation among the Company, the Selling Stockholder, and the underwriter. The factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, the revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations and the Company's management.

         The Company and the Selling Stockholder have agreed to indemnify the underwriter against and contribute toward certain liabilities, including liabilities under the Securities Act. The Company has agreed to reimburse the underwriter for certain expenses and legal fees related to the sale of the Securities.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby and certain other legal matters will be passed upon for the Company by Manatt, Phelps & Phillips, LLP, Washington, D.C. Certain other legal matters will be passed upon for the Selling Stockholder by Manatt, Phelps & Phillips, LLP, Washington, D.C. Certain legal matters will be passed upon for the underwriter by Schifino & Fleischer, P.A., Tampa, Florida.

                                     EXPERTS

         The consolidated financial statements of the Company as and for the year ended December 31, 1998, included in this Prospectus have been audited by Crowe Chizek & Company LLP, independent certified public accountants, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of the Company as of and for the eleven months ended December 31, 1997 and as of and for the year ended January 31, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent certified public accountants ("Deloitte"), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         On December 4, 1998, the Board of Directors of Company resolved to engage the accounting firm of Crowe Chizek & Company LLP as the Company's independent accountant for its fiscal year ending December 31, 1998. Effectively, the services of the Company's former independent accountant, Deloitte, was simultaneously terminated. Deloitte informed the Company that it no longer desired to continue with the engagement because it no longer provided mortgage banking audit services in Michigan.

         Deloitte's report on the financial statements for the eleven months ended December 31, 1997 and the year ended January 31, 1997 contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During this same period and subsequent to December 31, 1997, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or any reportable events.

                              AVAILABLE INFORMATION

         The Company has filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. This Prospectus and all exhibits to the registration statement electronically filed with the SEC are available at the SEC's web site. This Prospectus contains a description of the material terms and features of all material contracts, reports, or exhibits to the registration statement required to be disclosed in the Prospectus. You should obtain and review any exhibit for full information regarding such exhibit.

         In connection with the offering, the Company will register its common stock with the SEC under Section 12(g) of the Exchange Act and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements, and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, and the annual and periodic reporting and other requirements of the Exchange Act.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                               PAGE

Independent Auditors' Report of Crowe Chizek & Company LLP......................................................F-2

Independent Auditors' Report of Deloitte & Touche LLP...........................................................F-3

Consolidated Financial Statements for the Year Ended December 31,
  1998, the Eleven Months Ended December 31, 1997, and the Year Ended
  January 31, 1997

         Consolidated Balance Sheet.............................................................................F-4

         Consolidated Statements of Income......................................................................F-5

         Consolidated Statement of Shareholders' Equity.........................................................F-7

         Consolidated Statement of Cash Flows...................................................................F-8

Notes to Consolidated Financial Statements..................................................................F-9--F-28



                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
PN Holdings, Inc.
Ann Arbor, Michigan


We have audited the accompanying consolidated balance sheet of PN Holdings, Inc. (The "Company"), as of December 31, 1998, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company as of December 31, 1997 and January 31, 1997 and for the eleven months ended December 31, 1997 and year ended January 31, 1997 were audited by other auditors whose report dated March 20, 1998 expressed an unqualified opinion on those statements.

We conducted our audit of the consolidated financial statements in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.





                                            Crowe, Chizek and Company LLP

Grand Rapids, Michigan
March 11, 1999, except for Note 2 as to
  which the date is April 16, 1999

[LETTERHEAD OF DELOITTE & TOUCHE]           Suite 900
                                            600 Renaissance Center
                                            Detroit, Michigan  48243-1704



INDEPENDENT AUDITORS' REPORT

PN Holdings, Inc.
Ann Arbor, Michigan:

We have audited the accompanying consolidated balance sheet of PN Holdings, Inc. and subsidiaries (the "Company") as of December 31, 1997 and January 31, 1997, and the related consolidated statement of income, shareholders' equity and cash flows for the eleven months ended December 31, 1997 and the year ended January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and January 31, 1997, and the results of their operations and their cash flows for the eleven months ended December 31, 1997 and the year ended January 31, 1997 in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplemental consolidating information is presented for the purpose of additional analysis of the basic consolidated financial statements rather than to present the financial position and results of operations of the individual companies, and is not a required part of the basic consolidated financial statements. This supplemental consolidating information is the responsibility of the Company's management. Such information has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic consolidated financial statements taken as a whole.


/s/ Deloitte & Touche LLP

March 20, 1998

                                                 PN HOLDINGS, INC.
                                            Consolidated Balance Sheets
                                            December 31, 1998 and 1997

-------------------------------------------------------------------------------------------------------------------
                                                                                      1998                1997
                                                                                      ----                ----
ASSETS
   Cash and cash equivalents                                                    $    10,180,034    $      4,376,631
   Accounts receivable                                                                7,087,170           2,652,951
   Securities available for sale                                                      5,591,983           6,983,501
   Loans held for sale                                                              179,454,160          98,657,962
   Loans receivable, net                                                             23,873,670           2,115,960
   Mortgage servicing rights, net                                                    15,509,678           4,340,178
   Mortgage loans in foreclosure and other real estate                                  581,385             299,152
   Premises and equipment, net                                                          884,443             604,208
   Federal income taxes receivable                                                    1,392,624             245,848
   Other assets                                                                       1,854,119             480,049
                                                                                ---------------    ----------------
                                                                                $   246,409,266    $    120,756,440
                                                                                ---------------    ----------------
                                                                                ---------------    ----------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Deposits
     Noninterest-bearing                                                        $     3,280,064    $      1,872,928
     Interest-bearing                                                                31,784,014          15,705,304
                                                                                ---------------    ----------------
       Total deposits                                                                35,064,078          17,578,232
   Due to bank                                                                       38,259,829          10,703,042
   Notes payable                                                                     57,025,504          19,473,428
   Repurchase agreements                                                             95,984,844          60,980,404
   Other liabilities                                                                  6,474,997           2,307,827
   Subordinated note payable                                                          1,200,000           1,200,000
                                                                                ---------------    ----------------
     Total liabilities                                                              234,009,252         112,242,933

Shareholders' equity
   Preferred stock
   Common stock                                                                          60,656              75,821
   Additional paid in capital                                                         8,261,328           8,246,163
   Retained earnings                                                                  4,076,162             188,782
   Net unrealized appreciation on securities
     available for sale, net of tax                                                       1,868               2,741
                                                                                ---------------    ----------------
     Total shareholders' equity                                                      12,400,014           8,513,507
                                                                                ---------------    ----------------

                                                                                $   246,409,266    $    120,756,440
                                                                                ---------------    ----------------
                                                                                ---------------    ----------------

-------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                     Consolidated Statements of Income
                               Year ended December 31, 1998, eleven months ended December 31, 1997 and year ended January 31, 1997


-------------------------------------------------------------------------------------------------------------------
                                                                                   Eleven months
                                                                  Year ended           ended           Year ended
                                                                 December 31,      December 31,        January 31,
                                                                     1998              1997               1997
                                                                     ----              ----               ----
INTEREST INCOME
   Loans, including fees                                       $   11,277,489     $    3,229,789    $     3,015,337
   Investment securities, taxable                                     478,520             77,292                  -
   Federal funds sold and overnight accounts                          390,019            113,417                  -
                                                               --------------     --------------    ---------------
     Total interest income                                         12,146,028          3,420,498          3,015,337

INTEREST EXPENSE
   Deposits                                                           933,407            175,152                  -
   Short-term borrowings                                            7,897,153          2,280,252          2,047,816
                                                               --------------     --------------    ---------------
     Total interest expense                                         8,830,560          2,455,404          2,047,816
                                                               --------------     --------------    ---------------

NET INTEREST INCOME                                                 3,315,468            965,094            967,521

Provision for loan losses                                              61,966             65,509                  -
                                                               --------------     --------------    ---------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                 3,253,502            899,585            967,521

Noninterest income
   Securities gains                                                    16,402                  -                  -
   Service charges on deposit accounts                                 29,320                412                  -
   Other income                                                     1,651,281            537,161            476,419
   Servicing income                                                 2,800,950          1,776,571          2,654,754
   Gain on sales of mortgage servicing rights
     and loans, net                                                18,052,119          5,419,177          4,513,141
                                                               --------------     --------------    ---------------
     Total noninterest income                                      22,550,072          7,733,321          7,644,314

Noninterest expense
   Compensation and employee benefits                              10,579,724          4,573,870          4,108,047
   Occupancy and equipment                                          1,927,550          1,350,018          1,405,221
   Bank fees                                                          466,611            153,411            141,030
   Loan processing fees                                               945,626            327,779            256,427
   Amortization of mortgage servicing rights                        1,766,031          1,014,469          1,305,584
   Mortgage servicing rights valuation adjustment                     914,061            (77,579)          (660,209)
   Other noninterest expense                                        3,275,517          1,479,971          1,194,708
                                                               --------------     --------------    ---------------
     Total noninterest expense                                     19,875,120          8,821,939          7,750,808
                                                               --------------     --------------    ---------------

INCOME (LOSS) BEFORE INCOME TAXES                                   5,928,454           (189,033)           861,027

Provision for income taxes                                          2,041,074            (51,516)           332,024
                                                               --------------     --------------    ---------------

NET INCOME (LOSS)                                              $    3,887,380     $     (137,517)   $       529,003
                                                               --------------     --------------    ---------------
                                                               --------------     --------------    ---------------
Basic and diluted earnings (loss) per share                    $         1.28     $         (.05)   $          .22
                                                               --------------     --------------    ---------------
                                                               --------------     --------------    ---------------
-------------------------------------------------------------------------------------------------------------------

                    See accompanying notes to consolidated financial statements.

                                Consolidated Statements of Comprehensive Income
                               Year ended December 31, 1998, eleven months ended December 31, 1997 and year ended January 31, 1997

-------------------------------------------------------------------------------------------------------------------
                                                                                  Eleven months
                                                                  Year ended         ended             Year ended
                                                                 December 31,      December 31,        January 31,
                                                                     1998              1997               1997
                                                                     ----              ----               ----
Net income (loss)                                              $    3,887,380     $     (137,517)   $       529,003

Other comprehensive income, net of tax
   Change in unrealized gains or losses on securities                    (873)             2,741                  -
                                                               --------------     --------------    ---------------
Comprehensive income (loss)                                    $    3,886,507     $     (134,776)   $       529,003
                                                               --------------     --------------    ---------------
                                                               --------------     --------------    ---------------



--------------------------------------------------------------------------------
        See accompanying notes to consolidated financial statements.

                                Consolidated Statements of Shareholders' Equity
                               Year ended December 31, 1998, eleven months ended December 31, 1997 and year ended January 31, 1997

-----------------------------------------------------------------------------------------------------------------------------------


                                                                                                   Additional
                                                                                   Common            Paid-In           Retained
                                                                         Shares     Stock            Capital           Earnings
                                                                         ------     -----            -------           --------

BALANCE AT FEBRUARY 1, 1996 - WMC                                            510      $   510    $          306      $   5,829,769

Net income                                                                                                                 529,003
                                                                       ---------      -------    --------------      -------------

BALANCE AT JANUARY 31, 1997 - WMC                                            510          510               306          6,358,772

WMC shares acquired and retired                                             (510)        (510)             (306)        (6,032,473)

Shares issued of PN Holdings, Inc.                                       758,209       75,821         8,246,163

Net loss                                                                                                                  (137,517)

Change in net unrealized gain on securities available for sale
                                                                       ---------      -------    --------------      -------------

BALANCE AT DECEMBER 31, 1997                                             758,209       75,821         8,246,163            188,782

Issuance of 758,209 shares from declaration of
  2 for 1 stock split and change in par value from $.10 to $.02          758,209      (45,493)           45,493


Issuance of 1,516,418 shares  from declaration of 2 for 1 stock split  1,516,418       30,328           (30,328)

Net income                                                                                                               3,887,380
                                                                       ---------      -------    --------------      -------------
Change in net unrealized gain on securities available for sale

BALANCE AT DECEMBER 31, 1998                                           3,032,836 $     60,656    $    8,261,328     $    4,076,162
                                                                       ---------      -------    --------------      -------------
                                                                       ---------      -------    --------------      -------------



                                                                            Unrealized
                                                                               Gains
                                                                             (Losses)           Total
                                                                                on          Shareholders'
                                                                            Securities         Equity
                                                                            ----------         ------

BALANCE AT FEBRUARY 1, 1996 - WMC                                                          $  5,830,585

Net income                                                                                      529,003
                                                                            ----------    -------------

BALANCE AT JANUARY 31, 1997 - WMC                                                             6,359,588

WMC shares acquired and retired                                                              (6,033,289)

Shares issued of PN Holdings, Inc.                                                            8,321,984

Net loss                                                                                       (137,517)

Change in net unrealized gain on securities available for sale              $    2,741            2,741
                                                                            ----------    -------------

BALANCE AT DECEMBER 31, 1997                                                     2,741        8,513,507
                                                                            ----------    -------------
Issuance of 758,209 shares from declaration of
  2 for 1 stock split and change in par value from $.10 to $.02


Issuance of 1,516,418 shares  from declaration of 2 for 1 stock split

Net income                                                                                    3,887,380

Change in net unrealized gain on securities available for sale                    (873)            (873)
                                                                            ----------    -------------
BALANCE AT DECEMBER 31, 1998                                                   $ 1,868     $ 12,400,014
                                                                            ----------    -------------
                                                                            ----------    -------------




--------------------------------------------------------------------------------
        See accompanying notes to consolidated financial statements.

                                     Consolidated Statements of Cash Flows
                               Year ended December 31, 1998, eleven months ended December 31, 1997 and year ended January 31, 1997

-------------------------------------------------------------------------------------------------------------------
                                                                Year ended     Eleven months ended     Year ended
                                                               December 31,       December 31,         January 31,
                                                                   1998               1997                1997
                                                                   ----               ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                       $      3,887,380   $        (137,517)  $         529,003
   Adjustments to reconcile net income (loss) to
     net cash from operating activities
     Accretion of securities, net                                    (2,398)                  -                   -
     Amortization of mortgage servicing rights                    1,766,031           1,014,469           1,305,584
     Mortgage servicing rights valuation adjustment                 914,061             (77,579)           (660,209)
     Gain on sales of mortgage servicing rights
       and loans, net                                           (18,052,119)         (5,419,177)         (7,391,719)
     Gain on sale of securities                                     (16,402)                  -                   -
     Provision for loan losses                                       61,966              65,509                   -
     Depreciation                                                   372,519             230,236             271,862
     Loss on sale of equipment                                          761               3,460               1,396
     Purchases of mortgage loans                             (2,496,696,359)       (722,755,816)       (588,237,190)
     Proceeds from sale of mortgage loans                     2,417,825,382         661,049,821         583,801,726
     Changes in assets and liabilities that
       (used) provided cash
       Accounts receivable                                       (5,727,689)           (692,153)            113,960
       Federal income taxes receivable                           (1,146,776)                  -                   -
       Other liabilities                                          2,292,887            (326,105)            802,479
       Deferred taxes                                             1,873,321             200,125            (377,757)
                                                           ----------------   -----------------   -----------------
         Net cash used in operating activities                  (92,647,435)        (66,844,727)         (9,840,865)

CASH FLOWS FROM INVESTING ACTIVITIES
   Loan originations, net                                       (21,819,676)           (902,712)         (1,278,757)
   Purchases of mortgage servicing rights                       (27,730,631)         (2,719,727)         (1,584,446)
   Proceeds from sales of mortgage servicing rights              30,007,937           9,404,849          10,485,794
   Loans in foreclosure and other real estate, net                 (282,233)            219,699              58,090
   Property and equipment expenditures, net                        (653,515)           (373,432)            (35,781)
   Purchase of securities available for sale                     (9,936,732)         (7,966,160)                  -
   Proceeds from sales of securities available for sale           1,516,402                   -                   -
   Proceeds from maturities and principal repayments
     of securities available for sale                             9,830,737           1,000,000                   -
   Purchase of Federal Reserve Stock                                (80,600)           (180,000)                  -
                                                           ----------------   -----------------   -----------------
     Net cash used in investing activities                      (19,148,311)         (1,517,483)          7,644,900

CASH FLOWS FROM FINANCING ACTIVITIES
   Increase in noninterest-bearing deposits                       1,791,568           1,639,836                   -
   Increase in interest-bearing deposits                         15,694,278          15,938,396                   -
   Increase (decrease) in due to bank                            27,556,787           2,919,872          (7,244,116)
   Proceeds from issuance of common stock                                 -           2,230,000                   -
   Increase (decrease) in notes payable due on demand            37,552,076          16,826,048            (311,375)
   Increase in repurchase agreements                             35,004,440          33,300,837           9,932,947
   Principal payments under capital lease obligations                     -            (116,148)           (181,491)
                                                           ----------------   -----------------   -----------------
     Net cash provided by financing activities                  117,599,149          72,738,841           2,195,965
                                                           ----------------   -----------------   -----------------
Net change in cash and cash equivalents                           5,803,403           4,376,631                  --

Cash and cash equivalents at beginning of year                    4,376,631                  --                  --
                                                           ----------------   -----------------   -----------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                   $     10,180,034   $       4,376,631   $               -
                                                           ----------------   -----------------   -----------------
                                                           ----------------   -----------------   -----------------
Cash and equivalents is composed of:
   Cash and demand deposits due from banks                 $        678,799   $         576,631   $              --
   Interest-bearing deposits in banks                             2,142,235                  --                  --
   Federal funds sold                                             7,359,000           3,800,000                  --
                                                           ----------------   -----------------   -----------------
     Total cash and cash equivalents                       $     10,180,034   $       4,376,631   $              --
                                                           ----------------   -----------------   -----------------
                                                           ----------------   -----------------   -----------------
Supplemental cash disclosures
   Interest paid                                           $      7,679,301   $       2,374,631   $       2,126,176
   Income taxes paid                                              1,375,000             650,000                  --

                    See accompanying notes to consolidated financial statements.

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS: PN Holdings, Inc. ("PNH") is a registered bank holding company incorporated during 1997. PNH owns Washtenaw Mortgage Company ("WMC") and Pelican National Bank ("PNB" or the "Bank").

WMC is a Michigan corporation which engages in mortgage banking activities and, as such, acquires, sells and services one-to-four unit residential mortgage loans. WMC acquires and services residential mortgage loans in 42 states.

PNB was incorporated on March 7, 1997 and commenced operations as a national bank in Naples, Florida on August 25, 1997. The Bank presently operates one full service banking facility and engages primarily in the business of attracting deposits from the general public and using such deposits, together with other funds, to originate and purchase loans secured by residential real estate for sale in the secondary market and for holding in its own portfolio.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements for the year ended December 31, 1998, eleven months ended December 31, 1997, and year ended January 31, 1997 include the accounts of PNH beginning March 3, 1997 (date of inception), PNB beginning March 7, 1997 (date of inception) and WMC for all periods. All references herein to the "Company" include the consolidated results of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Assets held in an agency or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS: The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures and actual results could differ from those estimates. The fair value of financial instruments, the valuation of mortgage servicing rights, and the allowance for loan losses are particularly subject to change.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, federal funds sold, interest-bearing deposits in banks, and funds due from banks. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company was in a book overdraft position at December 31, 1998 and 1997, which is shown in the accompanying balance sheet as due to bank.

ACCOUNTS RECEIVABLE: Periodically the Company sells mortgage servicing rights. The Company records the sale at the time all of the following conditions have been met: (1) title has passed, (2) substantially all risks and rewards of ownership have irrevocably passed to the buyer, and (3) any protection provisions retained by the Company are minor and can be reasonably estimated. If the sale requires the Company to finance a portion of the sales price, the Company records the transaction as a sale only when an adequate nonrefundable down payment has been received and the receivable allows the Company full recourse to the buyer.

This line item included $6,181,140 and $1,757,999 at December 31, 1998 and 1997, respectively, of receivables from sales of mortgage servicing rights. Further, the line item was net of an allowance for doubtful accounts and minor contingencies of $175,000 and $24,809 at December 31, 1998 and 1997, respectively.

SECURITIES AVAILABLE FOR SALE: Debt securities are classified as available for sale. Securities classified as available for sale are reported at their fair value and the related unrealized holding gain or loss is reported, net of related income tax effects, as a separate component of shareholders' equity, until realized.

--------------------------------------------------------------------------------
                                 (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------


NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Unrealized gain or losses on securities available for sale and realized gains or losses on the sales of securities available for sale are based on the specific identification method. Premiums and discounts on all securities are amortized to expense and accreted to income over the life of the securities using the interest method.

LOANS HELD FOR SALE: Balances include deferred origination fees and costs and are stated at the lower of cost or market in aggregate. The market value of mortgage loans held for sale is based on market prices and yields at year-end in normal market outlets used by the Company.

The Company purchases forward contracts and U.S. Treasury options to manage its interest rate exposure. Realized and unrealized gains and losses on forward contracts are deferred to the extent they act as a hedge and are included in the valuation of mortgage loans held for sale. Such gains and losses are recognized upon delivery of the underlying mortgage loans and are included in gains on sales of mortgage loans. U.S. Treasury options are carried at market value, with realized and unrealized gains and losses recognized currently in gains on sales of mortgage servicing rights and mortgage loans. There were no open positions in Treasury options at December 31, 1998 or 1997.

LOANS RECEIVABLE: Loans receivable are reported at the principal balance outstanding, net of an allowance for loan losses.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is established through a provision for loan losses charged to operations. The allowance is the amount that management believes will be adequate to absorb probable credit losses inherent in existing loans, based on evaluations of collectibility and prior loss experience on loans. The evaluations take into consideration such factors as the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans and economic conditions that may affect the borrower's ability to repay the loan. Estimates of loan losses are subjective and are frequently based on future events beyond the Company's control. Therefore, actual loan losses in future periods could differ materially from amounts provided in the current period and could result in a material adjustment to future results of operations.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Nonaccrual loans are loans on which the accrual of interest has been discontinued because a reasonable doubt exists as to the full collection of interest or principal. A nonaccrual loan may not have an anticipated loss associated with it because of the collateral supporting the credit and, therefore, not be considered impaired. An impaired loan is anticipated to have a loss and may or may not be on nonaccrual. When a loan is placed on nonaccrual status, all interest previously accrued, but not collected, is reversed against current period interest income. Interest income on nonaccrual loans and impaired loans is recognized only to the extent cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in management's judgment, the loans are estimated to be fully collectible as to both principal and interest.

MORTGAGE SERVICING RIGHTS, NET: The Company purchases and originates mortgage loans for sale to the secondary market, and sells the loans on either a servicing retained or servicing released basis. Servicing rights are recognized as assets for purchased rights and for the allocated value of retained servicing rights on loans sold. The capitalized cost of loan servicing rights is amortized in proportion to, and over the period of, estimated net future servicing revenue. The expected period of the estimated net servicing income is based, in part, on the expected prepayment rate of the underlying mortgages.

--------------------------------------------------------------------------------
                                 (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage servicing rights are periodically evaluated for impairment. For purposes of measuring impairment, mortgage servicing rights are stratified based on predominant risk characteristics of the underlying serviced loans. These risk characteristics include loan type (fixed or adjustable rate), term (15 year, 20 year, 30 year or balloon), and date of loan acquisition. Impairment represents the excess of amortized cost of an individual stratum over its estimated fair value, and is recognized through a valuation allowance.

Fair values for individual stratum are based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors which are subject to change over time. Changes in these underlying assumptions could cause the fair value of mortgage servicing rights, and the related valuation allowance, to change significantly in the future.

LOANS IN FORECLOSURE AND OTHER REAL ESTATE: Loans in foreclosure and other real estate are initially recorded at the lower of fair value, less estimated cost to sell or the balance of the related loan. If fair value declines, a valuation allowance is recorded through expense. Costs relating to the development and improvement of real estate are capitalized, whereas those costs relating to holding the real estate are charged to expense.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using either an accelerated or straight-line method over the estimated useful lives of the related assets.

LOSS CONTINGENCIES: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

INCOME TAXES: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. To the extent current available evidence raises doubt about the future realization of a deferred tax asset, a valuation allowance is established.

REVENUE RECOGNITION: Mortgage loans held for sale are generally committed for sale to secondary market investors under firm agreements at or prior to the closing date of the individual loan. Loan sales and the related gains or losses are recorded at the settlement date.

Loan origination fees and costs are deferred as a component of the balance of loans held for sale. Since mortgage loans originated or acquired for sale are generally sold within 60 days, any related fees and costs are not amortized during that period, but are effectively recognized when the loan is ultimately sold.

Loan administration fees earned for servicing loans for investors are generally calculated based on the outstanding principal balances of the loans serviced and are recorded as revenue when received.

--------------------------------------------------------------------------------
                                 (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------


NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income on loans receivable is reported on the interest method. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days.
Payments received on such loans are reported as principal reductions.

COMPREHENSIVE INCOME: Under a new accounting standard, comprehensive income is now reported for all periods. Comprehensive income includes both net income and other comprehensive income. Other comprehensive income includes the change in unrealized gains and losses on securities available for sale. Reclassification adjustments and tax effects were immaterial in 1998 and the periods ended December 31, and January 31, 1997.

EARNINGS (LOSS) PER SHARE: Basic earnings per share is computed based on the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed based on the weighted average number of common shares and common share equivalents during the year. Weighted average shares for periods prior to the formation of PNH and pooling with WMC (see Note 2) represent PNH equivalent shares as if the PNH shares used to acquire WMC had been outstanding for all periods. Weighted average shares are restated for all stock splits through the date of the issue of the financials.

CONCENTRATION OF CREDIT RISK: The Bank grants commercial, residential and consumer loans primarily to customers in Collier County, Florida. Although the Bank has diversified the loan portfolio, a substantial portion of its debtors are dependent upon the real estate economic sector.

IMPACT OF INTEREST RATE FLUCTUATIONS: Interest rate fluctuations generally have a direct impact on a mortgage banking institution's financial performance. Significant increases in interest rates may make it more difficult for potential borrowers to purchase residential property and to qualify for mortgage loans. As a result, the volume and related income from loan originations may be reduced. Significant increases in interest rates will also generally increase the value of the Company's servicing portfolio as a result of slower anticipated prepayment activity. Significant decreases in interest rates may enable more potential borrowers to qualify for a mortgage loan, resulting in higher income related to the loan originations. However, significant decreases in interest rates may result in higher anticipated loan prepayment activity and, therefore, reduce the value of the loan servicing portfolio.

NEW ACCOUNTING PRONOUNCEMENTS: Beginning January 1, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. The effect will depend on derivative holdings when this standard applies.

Mortgage loans originated in mortgage banking are converted into securities on occasion. A new accounting standard for 1999 will allow classifying these securities as available for sale, trading, or held to maturity, instead of the current requirement to classify as trading. This is not expected to have a material effect but the effect will vary depending on the level and designation of securitizations as well as on market price movements.

RECLASSIFICATION: Certain prior year amounts have been reclassified to conform to the 1998 presentation.

--------------------------------------------------------------------------------
                                 (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------


NOTE 2 - BUSINESS COMBINATION

PNH was incorporated on March 3, 1997 as a registered bank holding company. PNH was created to form PNB and to acquire WMC. On June 22, 1997, PNH acquired all the common stock of WMC in exchange for 600,000 shares of PNH's $0.10 par value common stock. The transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements include the accounts of WMC prior to the acquisition by PNH. PNH had no operations prior to the acquisition of WMC. As of the acquisition date, WMC had recorded revenues of $3,460,376 and a net loss of $326,299. There were no material intercompany transactions between WMC and PNH prior to the acquisition. WMC's fiscal year-end has been changed from January 31 to December 31 to conform to PNH's fiscal year-end.

During 1997, PNH also offered a private placement of stock and issued 158,209 shares of $0.10 par value shares of common stock for approximately $2.3 million.

At December 31, 1997, the Company had 1,000,000 shares of $0.10 par value common stock authorized with 758,209 shares issued and outstanding, and 200,000 shares of preferred stock authorized with none issued or outstanding.

Common stock amounts, market values and per share disclosures related to stock-based compensation plans and earnings and dividends per share disclosures have been retroactively restated for the two-for-one stock split effected in the form of a 100% stock dividend which was declared on March 30, 1999, with an effective date of March 31, 1999. At December 31, 1998, the Company had 5,000,000 shares of $.02 par value common stock authorized with 3,032,836 shares issued and outstanding, and 200,000 shares of preferred stock authorized with none issued or outstanding.



NOTE 3 - SECURITIES AVAILABLE FOR SALE

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of securities available for sale consist of the following:

                                                                         Gross          Gross           Estimated
                                                       Amortized      Unrealized     Unrealized           Fair
                                                         Cost            Gains         Losses             Value
                                                         ----            -----         ------             -----
1998
     U.S. Government Agencies                      $    4,500,000     $       782    $    (1,407)   $     4,499,375
     Mortgage Backed Securities                         1,089,153           3,455              -          1,092,608
                                                   --------------     -----------    -----------    ---------------

                                                   $    5,589,153     $     4,237    $    (1,407)   $     5,591,983
                                                   --------------     -----------    -----------    ---------------
                                                   --------------     -----------    -----------    ---------------
1997
     U.S. Treasury Notes                           $    1,496,146     $     2,448    $         -    $     1,498,594
     U.S. Government Agencies                           5,484,614             439           (146)         5,484,907
                                                   --------------     -----------    -----------    ---------------

                                                   $    6,980,760     $     2,887    $      (146)   $     6,983,501
                                                   --------------     -----------    -----------    ---------------
                                                   --------------     -----------    -----------    ---------------

--------------------------------------------------------------------------------
                                  (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and estimated market value of securities available for sale at December 31, 1998, by contractual maturity, are shown below. Mortgage-backed securities are not due at a single maturity date and are shown separately.

                                                                                                        Estimated
                                                                                     Amortized            Fair
                                                                                       Cost               Value
                                                                                       ----               -----

     Due in one year or less                                                      $           -     $             -
     Due after one year through five years                                             4,500,000          4,499,375
     Mortgage Backed Securities                                                        1,089,153          1,092,608
                                                                                  --------------    ---------------
                                                                                  $    5,589,153    $     5,591,983
                                                                                  --------------    ---------------
                                                                                  --------------    ---------------

Proceeds on sale of securities available for sale in 1998 were $1,516,402. Gross gains of $16,402 and no gross losses were recognized on those sales. No securities were sold in 1997 or 1996.

Other assets include $260,600 and $180,000 of Federal Reserve stock at December 31, 1998 and 1997. Federal Reserve stock is restricted stock carried at cost that is required by regulators to be maintained by the Bank.


NOTE 4 - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                                                   December 31,      December 31,
                                                                                       1998              1997
                                                                                       ----              ----

     Commercial, financial and agricultural                                       $      824,000    $     1,675,119
     Real estate                                                                      22,834,087            313,815
     Installment loans                                                                   343,058            192,535
                                                                                  --------------    ---------------
                                                                                      24,001,145          2,181,469
     Deduct allowance for loan losses                                                   (127,475)           (65,509)
                                                                                  --------------    ---------------

         Loans receivable - net                                                   $   23,873,670    $     2,115,960
                                                                                  --------------    ---------------
                                                                                  --------------    ---------------

No loan losses were charged against the allowance for loan losses during 1998 and 1997. The Company had no loans on nonaccrual status or that were considered impaired as of December 31, 1998 and 1997.

Loans to related parties:

                                                                                       1998
                                                                                       ----

     Beginning of year                                                            $            -
     New loans                                                                           150,000
     Repayments                                                                                -
                                                                                  --------------

         End of year                                                              $      150,000
                                                                                  --------------
                                                                                  --------------

There was no related party loan activity during 1997.

--------------------------------------------------------------------------------
                                  (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------


NOTE 5 - MORTGAGE LOANS SERVICED

MORTGAGE SERVICING RIGHTS: Activity related to mortgage servicing rights is summarized below:

                                                                                  Eleven months
                                                                  Year ended           ended            Year ended
                                                                 December 31,      December 31,         January 31,
                                                                     1998              1997                1997
                                                                     ----              ----                ----

   Balance at beginning of period                              $    4,696,038     $    3,911,384    $     6,776,949
     Additions                                                     27,730,631          2,719,727          1,584,446
     Sales                                                        (13,909,878)          (921,466)        (3,144,427)
     Amortization                                                  (1,766,031)        (1,013,607)        (1,305,584)
                                                               --------------     --------------    ---------------
   Balance at end of period                                        16,750,760          4,696,038          3,911,384

   Valuation allowance at beginning of period                        (355,860)          (433,439)        (1,267,646)
     Adjustment for impairment                                       (914,061)            77,579            660,209
     Adjustment for sale of servicing rights                           28,839                  -            173,998
                                                               --------------     --------------    ---------------
   Valuation allowance at end of period                            (1,241,082)          (355,860)          (433,439)
                                                               --------------     --------------    ---------------
   Net                                                         $   15,509,678     $    4,340,178    $     3,477,945
                                                               --------------     --------------    ---------------
                                                               --------------     --------------    ---------------

The estimated fair value of mortgage servicing rights as of December 31, 1998 and 1997 was $15,844,000 and $5,000,000, respectively.

SERVICING OF MORTGAGE LOANS: The Company sells mortgage loans to secondary market investors. The Company collects monthly principal and interest payments and performs certain escrow services for investors. The Company's servicing portfolio is comprised of loans principally in Colorado, Florida, Illinois, Indiana, Kentucky, Michigan, Ohio, Georgia, Minnesota, Missouri and Wisconsin. The Company's aggregate servicing portfolio was approximately $1,655,226,000 and $824,623,000 at December 31, 1998 and 1997, respectively, which includes temporary subservicing relating to servicing sales of $355,395,000 ($13,174,000 of which WMC was servicing for PNB) and $179,376,000 at December 31, 1998 and 1997, respectively. During 1998 and 1997 respectively, WMC transferred to PNB loans held for sale at cost of $90,920,000 and $36,677,000.

During the periods ended December 31, 1998 and 1997, the Company did not service any FHA/VA insured/guaranteed mortgage loans.

The Company is responsible for establishing and maintaining escrow and custodial funds aggregating approximately $24,701,000 ($12,472,000 held at PNB) and $11,747,000 ($5,781,000 held at PNB) at December 31, 1998 and 1997, respectively. These funds are placed on deposit at a Federal Deposit Insurance Corporation ("FDIC") insured bank and are not included in the assets and liabilities of the Company. As is customary in the mortgage banking industry, these funds may be considered by the banks in which such funds are deposited, together with other balances maintained in the banks by the Company, when negotiating credit lines available for the Company's use.


--------------------------------------------------------------------------------
                                  (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------


NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment includes the following:

                                                                                  December 31,      December 31,
                                                                                      1998              1997
                                                                                      ----              ----

     Computer equipment and software                                              $    2,008,440    $     1,439,164
     Furniture and fixtures                                                            1,008,099            949,434
     Automobiles                                                                          51,985             51,986
     Leasehold improvements                                                               33,166             32,274
                                                                                  --------------    ---------------
                                                                                       3,101,690          2,472,858
     Accumulated depreciation and amortization                                        (2,217,247)        (1,868,650)
                                                                                  --------------    ---------------
                                                                                  $      884,443    $       604,208
                                                                                  --------------    ---------------
                                                                                  --------------    ---------------


NOTE 7 - DEPOSITS

                                                                                   December 31,       December 31,
                                                                                       1998               1997
                                                                                       ----               ----

     Noninterest-bearing                                                          $    3,280,064    $     1,872,928
     Interest -bearing demand                                                          1,373,765          4,890,802
     Savings                                                                          17,755,697          1,894,841
                                                                                  --------------    ---------------
                                                                                      22,409,526          8,658,571
     Certificates of deposit:
         Under $100,000                                                                9,110,218          5,717,947
         Over $100,000                                                                 3,191,576          2,981,019
         IRAs                                                                            352,758            220,695
                                                                                  --------------    ---------------
     Total certificates                                                               12,654,552          8,919,661
                                                                                  --------------    ---------------

                                                                                  $   35,064,078    $    17,578,232
                                                                                  --------------    ---------------
                                                                                  --------------    ---------------

At December 31, 1998, the scheduled maturities of certificates of deposit are as follows:

                  1999                                                            $   12,493,552
                  2000                                                                   145,000
                  2001                                                                         -
                  2002                                                                         -
                  2003 and thereafter                                                     16,000
                                                                                  --------------
                                                                                  $   12,654,552
                                                                                  --------------
                                                                                  --------------


--------------------------------------------------------------------------------
                                  (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------


NOTE 8 - NOTES PAYABLE

The Company currently has a warehouse line of credit of $90,000,000, of which $7,000,000 represents a sub-limit for servicing under contract for sale, and $5,000,000 represents a working capital sub-limit. The Company also has a $2,000,000 term loan. All of the borrowings are payable on demand. The interest rate terms vary and are tied to the federal funds rate (FFR), which was 5.00% and 6.75% at December 31, 1998 and 1997. Notes payable are summarized as follows:

                                                    December 31,                    December 31,
                                                        1998       Terms                1997        Terms
                                                        ----       -----                ----        -----

     Warehouse line                               $   43,025,504  FFR+1.50%        $   16,718,428  FFR+1.35%
     Servicing under contract for
       sale sub-limit                                  7,000,000  FFR+1.875%                    -
     Working capital sub-limit                         5,000,000  FFR+2.25%               755,000  FFR+2.25%
     Term Loan                                         2,000,000  FFR+2.75%             2,000,000  FFR+2.75%
                                                  --------------                   --------------
                                                  $   57,025,504                   $   19,473,428
                                                  --------------                   --------------
                                                  --------------                   --------------

The line of credit agreement contains restrictive covenants, among others, requiring the Company to maintain certain minimum net worth levels and a minimum debt to net worth ratio as defined in the agreement.

Borrowings on the warehouse line of credit agreement are collateralized by mortgage loans held for sale at WMC. Borrowings on the working capital sub-limit and servicing under contract for sale sub-limit are collateralized by servicing rights relating to WMC's servicing portfolio.


NOTE 9 - REPURCHASE AGREEMENTS

The Company enters into sales of mortgage loans under agreements to repurchase (repurchase agreements). Such agreements have original terms of less than 90 days and are treated as financings, with the obligation to repurchase the loans sold reflected as a liability in the balance sheet. The dollar amount of loans underlying the agreements remains in the mortgage loans held for sale account. The weighted average interest rate on these repurchase agreements was 6.338% and 6.30% at December 31, 1998 and 1997.


NOTE 10 - SUBORDINATED NOTE PAYABLE

The Company has a subordinated note payable with a balance of $1,200,000 at December 31, 1998 and 1997. The note requires monthly interest payments at 4.5% per annum over the prime interest rate, which was 7.75% and 8.50% at December 31, 1998 and 1997. In June 1998, this note was renewed for a full year. The note matures in June 1999.



--------------------------------------------------------------------------------
                                  (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------


NOTE 11 - FEDERAL INCOME TAXES

The provision for federal income taxes consists of the following:

                                                                                   Eleven months
                                                                    Year ended         ended           Year ended
                                                                   December 31,     December 31,       January 31,
                                                                       1998             1997              1997
                                                                       ----             ----              ----

     Current provision (benefit)                                  $      166,341    $    (250,229)   $      709,781
     Deferred provision (benefit)                                      1,874,733          198,713          (377,757)
                                                                  --------------    -------------    --------------
                                                                  $    2,041,074    $     (51,516)   $      332,024
                                                                  --------------    -------------    --------------
                                                                  --------------    -------------    --------------

The net deferred tax liability is comprised of the following:

                                                                                    December 31,      December 31,
                                                                                        1998              1997
     Deferred tax assets
         Loan origination costs                                                     $     141,684    $       80,697
         Loan mark to market                                                              215,334                 -
         Loan loss reserve                                                                152,704           105,338
         Other                                                                            128,520            38,961
                                                                                    -------------    --------------
                                                                                          638,242           224,996
     Deferred tax liabilities
         Mortgage servicing rights                                                     (3,485,440)       (1,244,833)
         Depreciation                                                                     (11,891)          (15,586)
         Unrealized gain on securities                                                       (962)           (1,412)
         Other                                                                            (62,437)          (11,370)
                                                                                    -------------    --------------
                                                                                       (3,560,730)       (1,273,201)
                                                                                    -------------    --------------
     Net deferred tax liability                                                     $  (2,922,488)   $   (1,048,205)
                                                                                    -------------    --------------
                                                                                    -------------    --------------

There was no valuation allowance for deferred taxes in 1998 or 1997.

The difference between the financial statement tax expense and amounts computed by applying the statutory federal rate of 34% to pretax income is reconciled as follows:

                                                                                   Eleven months
                                                                    Year ended         ended           Year ended
                                                                   December 31,     December 31,       January 31,
                                                                       1998             1997              1997
                                                                       ----             ----              ----

     Statutory rate applied to income before taxes                $    2,015,674    $     (64,271)   $      292,749
     Add (Deduct)
         Effect of nondeductible expenses                                 25,161           14,455            20,816
         Other                                                               239           (1,700)           18,459
                                                                  --------------    -------------    --------------
     Income tax expense                                           $    2,041,074    $     (51,516)   $      332,024
                                                                  --------------    -------------    --------------
                                                                  --------------    -------------    --------------


--------------------------------------------------------------------------------
                                  (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------


NOTE 12 - LEASES

The Company leases office facilities under noncancelable operating leases.

Future minimum lease payments at December 31, 1998 under noncancelable leases are as follows:

                  1999                                   $     404,453
                  2000                                         412,379
                  2001                                         320,750
                                                         -------------
                                                         $   1,137,582
                                                         -------------
                                                         -------------

For periods ended December 31, 1998, 1997 and January 31, 1997, rental expense under operating leases was approximately $404,000, $319,000 and $381,000, respectively.


NOTE 13 - REGULATORY CAPITAL REQUIREMENTS

The Company and PNB are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines, the Company and PNB must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and prompt corrective action classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company and PNB meet all capital adequacy requirements to which they are subject and are categorized as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Company and PNB must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that date that management believes have changed PNB's categories.



--------------------------------------------------------------------------------
                                  (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------



NOTE 13 - REGULATORY CAPITAL REQUIREMENTS (Continued)

Actual consolidated and PNB capital amounts (in thousands) and ratios are as follows:

                                                                                                Minimum Required
                                                                                                   To Be Well
                                                                        Minimum Required        Capitalized Under
                                                                           For Capital          Prompt Corrective
                                                       Actual           Adequacy Purposes      Action Regulations
                                                       ------           -----------------      ------------------
                                                 Amount     Ratio        Amount     Ratio        Amount     Ratio
                                                 ------     -----        ------     -----        ------     -----
1998
   Total capital (to risk weighted assets)
     Consolidated                              $ 12,398      9.64%     $  10,288     8.0%      $  12,860    10.0%
     Bank                                         5,394     23.77          1,815     8.0           2,268    10.0
   Tier 1 capital (to risk weighted assets)
     Consolidated                                12,271      9.55          5,144     4.0           7,716     6.0
     Bank                                         5,186     22.86            908     4.0           1,361     6.0
   Tier 1 capital (to average assets)
     Consolidated                                12,271      5.90          8,321     4.0          10,402     5.0
     Bank                                         5,186     18.11          1,146     4.0           1,432     5.0

1997
   Total capital (to risk weighted assets)
     Bank                                      $  5,578     62.90%     $     710     8.0%      $     887    10.0%
   Tier 1 capital (to risk weighted assets)
     Bank                                         5,412     61.00            355     4.0             532     6.0
   Tier 1 capital (to average assets)
     Bank                                         5,412     26.40            819     4.0           1,024     5.0

The declaration of dividends by PNB is limited to PNB's retained net profit for the current and prior two years. As a result, no amounts are available for payments of dividends to PNH at December 31, 1998.


NOTE 14 - RETIREMENT PLAN

The Company has a profit sharing plan established under Section 401(k) of the Internal Revenue Code. The plan generally covers employees having at least one year of service. Employees may contribute up to 15% of their compensation. The Company contributes one-half of the participant's contribution up to 1.5% of the participant's compensation. The Company incurred expenses of $76,641, $33,479 and $38,300 relating to the plan during the periods ended December 31, 1998, 1997 and January 31, 1997, respectively.

--------------------------------------------------------------------------------
                                  (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------


NOTE 15 - COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company enters into commitments to purchase residential mortgage loans. The commitments are short term in nature and, if drawn on by the counterparty, result in a fixed or variable rate loan collateralized by residential real estate. The Company has committed to lend at a stipulated interest rate and assumes the risk of a subsequent rise in rates prior to the loan funding. Outstanding commitments approximated $144,486,000 and $57,682,000 at December 31, 1998 and 1997, respectively. The Company manages its interest rate exposure on such commitments by entering into sales commitments in the cash forward placement market.

Forward contracts represent future commitments to sell securities and whole loans at a specified price and date. As of December 31, 1998 and 1997, the Company had approximately $239,185,000 and $101,677,000, respectively, of forward rate agreements to sell. These agreements were commitments to sell securitized and whole loans to another party at a specified price and specified date in the future. The risk associated with the forward rate agreements is that the Company is unable to deliver according to the terms of the agreement. The Company does not anticipate any material losses as a result of the forward rate agreements.

These instruments also contain an element of risk in the event that the counterparties may be unable to meet the terms of such agreements. In the event the parties to all delivery commitments were unable to fulfill their obligations, the Company would not incur any additional cost by replacing the positions at market rates in effect on December 31, 1998. The Company minimizes its risk of exposure by limiting the counterparties to those major banks and financial institutions who meet established credit and capital guidelines. Management does not expect any counterparty to default on their obligations and therefore, does not expect to incur any cost due to counterparty default.


NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates of financial instruments are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. No ready market exists for certain portions of the Company's financial instruments, therefore, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and value of assets and liabilities that are not considered financial instruments. Tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimated and have not been considered in these estimates.

The information presented is based on pertinent information available to management as of December 31, 1998 and 1997. Although management is not aware of any factors, other than changes in interest rates, that would significantly affect the estimated fair values, the current estimated fair value of these instruments may have changed significantly since that point in time.


--------------------------------------------------------------------------------
                                  (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------


NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair value of the Company's financial instruments were as follows:

                                                       December 31,                         December 31,
                                                          1 9 9 8                              1 9 9 7
                                                          -------                              -------
                                                Carrying             Fair            Carrying             Fair
                                                  Value              Value             Value              Value
                                                  -----              -----             -----              -----
ASSETS
   Cash and cash equivalents                $    10,180,034    $   10,180,034     $    4,376,631    $     4,376,631
   Accounts receivable                            7,087,170         7,087,170          2,652,951          2,652,951
   Securities available for sale                  5,591,983         5,591,983          6,983,501          6,983,501
   Loans held for sale                          179,454,160       180,712,486         98,657,962         98,855,881
   Loans receivable, net                         23,873,670        23,926,322          2,115,960          2,115,960
   Accrued interest receivable                    1,360,636         1,360,636             56,455             56,455

LIABILITIES
   Deposits                                      35,064,078        35,176,836         17,578,323         17,578,323
   Due to bank                                   38,259,829        38,259,829         10,703,042         10,703,042
   Notes payable                                 57,025,504        57,025,504         19,473,428         19,473,428
   Repurchase agreements                         95,984,844        95,984,844         60,980,404         60,980,404
   Subordinated note payable                      1,200,000         1,200,000          1,200,000          1,200,000

OFF-BALANCE SHEET COMMITMENTS
   Commitments to fund residential
     mortgage loans at fixed rates                        -           607,348                  -              6,826
   Commitments to sell residential
     mortgage loans and securities at
     fixed rates                                          -          (351,718)                 -           (428,360)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS - The carrying amount is a reasonable estimate of fair value as such amounts are short term.

ACCOUNTS RECEIVABLE AND ACCRUED INTEREST RECEIVABLE- The carrying amount is a reasonable estimate of fair value as such receivables are short term.

SECURITIES AVAILABLE FOR SALE - Fair values are based on quoted market prices or dealer quotes.

LOANS HELD FOR SALE - The fair value of mortgage loans held for sale is estimated based on sales commitments or secondary market quotes for the related loans or similar loans.

LOANS RECEIVABLE, NET- The estimated fair value is determined by discounting contractual cash flows from the loans using current lending rates for new loans with similar remaining maturities. The resulting value is reduced by an estimate of losses inherent in the portfolio.


--------------------------------------------------------------------------------
                                  (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------


NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

DEPOSITS - The carrying amount is a reasonable estimate of fair value for demand and savings deposits subject to immediate withdrawal.

The fair value of time deposits is estimated by discounting the future cash flows to be paid, using the current rates at which similar deposits with similar remaining maturities would be issued.

DUE TO BANK - The carrying amount is a reasonable estimate of fair value as the borrowings are short term.

NOTES PAYABLE AND SUBORDINATED NOTE PAYABLE - The carrying amount is a reasonable estimate of fair value as the borrowings are variable rate and payable on demand.

REPURCHASE AGREEMENTS - The carrying amount is a reasonable estimate of fair value as the borrowings are based upon variable rates which approximate market value.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - The fair value of the Company's forward commitments to fund and sell residential real estate loans are separately estimated using the cost of fulfilling these commitments or otherwise settling the obligations with counterparties at the reporting date.


NOTE 17 - LITIGATION

On November 4, 1994, WMC was named as defendant in a class action lawsuit regarding its method for calculating finance charges in lending disclosures required by the Federal Truth in Lending Act. The disclosure issue involved is applicable to the mortgage banking industry as a whole, and the issue is presently the subject of numerous class action suits throughout the United States. The Company believes WMC is and has been in complete compliance with applicable Federal and State laws. In the opinion of the Company's management, the resolution of this matter is not expected to have material adverse impact on the financial position of the Company.


NOTE 18 - STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The Company adopted a Stock Option and Incentive Plan (the "Plan") in October 1997. Pursuant to the Plan, 400,000 (adjusted for 1998 and March 1999 stock splits) shares of the Company's common stock were made available for grant through stock options to key employees and non-employee directors of PNH, WMC and PNB. Each option granted under the Plan vests as specified by the Stock Option Committee and has a term of not more than ten years. The exercise price of options granted is equal to market value at the date of grant. The Company accounts for stock options in accordance with APB Opinion No. 25, and, therefore, has recorded no compensation expense relating to options granted. The compensation that would have been recorded had the company accounted for stock options as required by SFAS No. 123 would not have reduced basic or diluted earnings per share by more than $0.01.




--------------------------------------------------------------------------------
                                  (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------


NOTE 18 - STOCK OPTIONS AND STOCK APPRECIATION RIGHTS (Continued)

The Plan also provides for granting of stock appreciation rights ("SARS"). SARS may be granted in connection with any or all of the stock options that may be granted subject to certain conditions and limitations imposed by the Stock Option Committee. The exercise of a SAR will entitle the holder to payment from the Company of an amount equal to the difference between the fair value of such shares on the date the SAR was originally granted and the fair value of such shares at the exercise date of the SAR. This payment may be made in cash, in shares or partly in each. To date, no SARs have been granted.

All outstanding awards shall become immediately exercisable in the event of a change in control of the Company.

The following is a summary of stock option activity for the periods ended December 31 (adjusted for 1998 and March 1999 stock splits):


                                                                 Year ended               Eleven months ended
                                                                December 31,                 December 31,
                                                          ----------1998-----------    ----------1997-----------
                                                                         Weighted                      Weighted
                                                                          Average                       Average
                                                                         Exercise                      Exercise
                                                            Options        Price         Options         Price
                                                            -------        -----         -------         -----

     Outstanding beginning of year                             40,000    $   3.75                -     $      -
     Granted                                                   92,000        5.58           40,000         3.75
     Exercised                                                      -           -                -            -
     Forfeited                                                 (8,000)       3.75                -            -
     Canceled                                                 (20,000)       5.00                -            -
                                                          -----------    --------      -----------     --------
         Outstanding end of year                              104,000    $   4.11           40,000     $   3.75
                                                          -----------    --------      -----------     --------
                                                          -----------    --------      -----------     --------
         Exercisable at end of year                            32,000    $   3.75                -     $   3.75
                                                          -----------    --------      -----------     --------
                                                          -----------    --------      -----------     --------

Options outstanding at December 31, 1998 have a weighted average life of 8.3 years, with exercise prices ranging from $3.75 to $5.50.



--------------------------------------------------------------------------------
                                  (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------


NOTE 19 - EARNINGS (LOSS) PER SHARE

The following summarizes the computation of basic and diluted earnings (loss) per share. Weighted average shares have been restated for all stock splits, including a 2-for-1 split in March 1999. Stock options are anti-dilutive for the eleven months ended December 31, 1997 due to the net loss.

                                                                                    Eleven months
                                                                    Year ended         ended           Year ended
                                                                   December 31,     December 31,       January 31,
                                                                       1998             1997              1997
                                                                       ----             ----              ----
     Basic earnings (loss) per share
         Net income (loss)                                        $    3,887,380    $    (137,517)   $      529,003
         Weighted average shares outstanding                           3,032,836        2,974,100         2,400,000
                                                                  --------------    -------------    --------------
              Basic earnings (loss) per share                     $        1.28     $        (.05)   $         .22
                                                                  -------------     -------------    -------------
                                                                  -------------     -------------    -------------
     Diluted earnings (loss) per share
         Net income (loss)                                        $    3,887,380    $    (137,517)   $      529,003

         Weighted average shares outstanding                           3,032,836        2,974,100         2,400,000
         Dilutive effect of assumed exercise of stock options              6,775                -                 -
                                                                  --------------    -------------    --------------
         Diluted average shares outstanding                            3,039,611        2,974,100         2,400,000
                                                                  --------------    -------------    --------------

              Diluted earnings (loss) per share                   $        1.28     $        (.05)   $         .22
                                                                  -------------     -------------    -------------
                                                                  -------------     -------------    -------------


NOTE 20 - SEGMENT INFORMATION

The Company's operations include two primary segments: mortgage banking and retail banking. The mortgage banking segment involves the origination and purchase of single-family residential mortgage loans in approximately 42 states; the sale of such loans in the secondary market, generally on a pooled and securitized basis; and the servicing of mortgage loans for investors. The retail banking segment involves attracting deposits from the general public and using such funds to originate consumer, commercial, commercial real estate, residential construction, and single-family residential mortgage loans, from its sole office in Naples, Florida.

The Company's reportable segments are its two subsidiaries. WMC comprises the mortgage banking segment, with gains on sales of mortgage servicing rights (MSR) and loans, as well as loan servicing income accounting for its primary revenues. PNB comprises the retail banking segment, with net interest income from loans, investments and deposits accounting for its primary revenues.



--------------------------------------------------------------------------------
                                  (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------


NOTE 20 - SEGMENT INFORMATION (Continued)

The following segment financial information has been derived from the internal financial statements of WMC and PNB, which are used by management to monitor and manage the financial performance of the Company. The accounting policies of the two segments are the same as those described in the summary of significant accounting policies. The evaluation process for segments do not include holding company income and expense. Holding company amounts are the primary difference between segment amounts and consolidated totals, and are reflected in the Other column below, along with minor amounts to eliminate transactions between segments.

                                               DOLLARS IN THOUSANDS

                                               Mortgage            Retail                            Consolidated
YEAR ENDED DECEMBER 31, 1998                    Banking            Banking            Other             Totals
                                                -------            -------            -----             ------

     Net interest income                    $         2,580    $          903     $         (168)   $         3,315
     Gain on sales of MSR and loans, net             17,892               160                  -             18,052
     Servicing income                                 2,614               187                  -              2,801
     Noncash items:
         Provision for loan losses                        -                62                  -                 62
         MSR amortization & valuation                 2,549               131                  -              2,680
     Provision for income taxes                       2,235              (126)               (68)             2,041
     Segment profit                                   4,263              (244)              (132)             3,887
     Segment assets                                 205,873            40,537                 (1)           246,409


ELEVEN MONTHS ENDED DECEMBER 31, 1997

     Net interest income                    $           845    $          195     $          (75)   $           965
     Gain on sales of MSR and loans                   5,488                 -                (69)             5,419
     Servicing income                                 1,777                 -                  -              1,777
     Noncash items:
         Provision for loan losses                        -                66                  -                 66
         MSR amortization & valuation                   936                 -                  1                937
     Provision for income taxes                         229              (253)               (28)               (52)
     Segment profit                                     406              (490)               (54)              (138)
     Segment assets                                  97,514            23,498               (256)           120,756


YEAR ENDED JANUARY 31, 1997

     Net interest income                    $           968    $            -     $            -    $           968
     Gain on sales of MSR and loans                   4,513                 -                  -              4,513
     Servicing income                                 2,655                 -                  -              2,655
     Noncash items:
         Provision for loan losses                        -                 -                  -                  -
         MSR amortization & valuation                   645                 -                  -                645
     Provision for income taxes                         332                 -                  -                332
     Segment profit                                     529                 -                  -                529
     Segment assets                                  48,220                 -                  -             48,220


--------------------------------------------------------------------------------
                                  (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------


NOTE 21 - PN HOLDINGS, INC. (PARENT COMPANY ONLY) CONDENSED FINANCIAL
  INFORMATION

                                             CONDENSED BALANCE SHEETS

                                                                                            December 31,
                                                                                       1998               1997
                                                                                       ----               ----
ASSETS
   Cash and cash equivalents                                                      $        5,492    $        19,207
   Investment in WMC                                                                   9,034,480          4,936,406
   Investment in PNB                                                                   5,267,429          5,512,477
   Other assets                                                                          116,182             59,626
                                                                                  --------------    ---------------

     Total assets                                                                 $   14,423,583    $    10,527,716
                                                                                  --------------    ---------------
                                                                                  --------------    ---------------

LIABILITIES AND SHAREHOLDERS' EQUITY
   Notes payable                                                                  $    2,000,000    $     2,000,000
   Accrued expenses and other liabilities                                                 23,569             14,209

Shareholders' equity                                                                  12,400,014          8,513,507
                                                                                  --------------    ---------------

   Total liabilities and shareholders' equity                                     $   14,423,583    $    10,527,716
                                                                                  --------------    ---------------
                                                                                  --------------    ---------------



                                    CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                             AND COMPREHENSIVE INCOME

                                                                                                      Eleven months
                                                                                    Year ended            ended
                                                                                   December 31,       December 31,
                                                                                       1998               1997
                                                                                       ----               ----

Dividends from WMC                                                                $      165,707    $     1,829,302
Other expense                                                                            200,342             81,372
                                                                                  --------------    ---------------
Income before income tax and undistributed subsidiary income                             (34,635)         1,747,930
Income tax benefit                                                                        68,117             28,000
Equity in undistributed subsidiary income                                              3,853,898         (1,913,447)
                                                                                  --------------    ---------------
Net income                                                                             3,887,380           (137,517)
Change in unrealized gain (loss) on securities,
  net of tax and classification effects                                                     (873)             2,741
                                                                                  --------------    ---------------

   Comprehensive income                                                           $    3,886,507    $      (134,776)
                                                                                  --------------    ---------------
                                                                                  --------------    ---------------

--------------------------------------------------------------------------------
                                  (Continued)

                                PN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Year ended December 31, 1998, eleven months ended
                December 31, 1997 and year ended January 31, 1997

--------------------------------------------------------------------------------




NOTE 21 - PN HOLDINGS, INC. (PARENT COMPANY ONLY) CONDENSED FINANCIAL INFORMATION (Continued)

                                        CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                      Eleven months
                                                                                    Year ended            ended
                                                                                   December 31,       December 31,
                                                                                       1998               1997
                                                                                       ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                     $    3,887,380    $      (137,517)
   Adjustments
     Equity in undistributed subsidiary income                                        (3,853,898)         1,913,446
     Change in other assets                                                              (56,556)           (59,626)
     Change in other liabilities                                                           9,359             14,209
                                                                                  --------------    ---------------
       Net cash from operating activities                                                (13,715)         1,730,512

CASH FLOWS FROM INVESTING ACTIVITIES
   Investments in PNB                                                                          -         (6,000,000)
                                                                                  --------------    ---------------
     Net cash from investing activities                                                        -         (6,000,000)

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from stock issue                                                                   -          2,288,695
   Purchase of common stock advances on line of credit                                         -          2,000,000
                                                                                  --------------    ---------------
     Net cash from financing activities                                                        -          4,288,695
                                                                                  --------------    ---------------

Net change in cash and cash equivalents                                                  (13,715)            19,207

Cash and cash equivalents at beginning of year                                            19,207                  -
                                                                                  --------------    ---------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                          $        5,492    $        19,207
                                                                                  --------------    ---------------
                                                                                  --------------    ---------------


--------------------------------------------------------------------------------

-------------------------------------------------------
-------------------------------------------------------

No  dealer,  salesman  or any  other  person  has been
authorized  to give  any  information  or to make  any
representation   other  than  as   contained  in  this
Prospectus  in  connection   with  the  offering  made
hereby,  and, if given or made, such other information
or  representation  must not be relied  upon as having
been  authorized  by the Company,  WMC,  the Bank,  or
William  R.  Hough  & Co.  This  Prospectus  does  not
constitute  an offer to sell or a  solicitation  of an
offer to buy any of the  securities  offered hereby to
any person in any  jurisdiction in which such offer or
solicitation  is not authorized or in which the person
making such offer or  solicitation is not qualified to
do so,  or to any  person  to whom it is  unlawful  to
make   such    offer   or    solicitation    in   such
jurisdiction.    Neither   the    delivery   of   this
Prospectus  nor any sale  hereunder  shall  under  any
circumstances  create any  implication  that there has
been no change in the affairs of the Company,  WMC, or
the  Bank   since   any  of  the  dates  as  of  which
information  is  furnished  herein  or since  the date
hereof.
-------------------------------------------------------

                  TABLE OF CONTENTS
Prospectus Summary................................i
Selected Consolidated Financial and Other Data...iv
Risk Factors......................................1
The Company.......................................6
Use of Proceeds...................................7
Dividend Policy...................................7
Market for the Common Stock.......................8
Capitalization....................................9
Dilution..........................................9
Management's Discussion and Analysis of
  Financial Condition and Results of Operations..11
Business.........................................29
Regulation.......................................51
Management.......................................57
Description of Capital Stock.....................64
Certain Restrictions on Acquisition of the
  Company........................................65
Selling Stockholder..............................66
Underwriting.....................................66
Legal Matters....................................67
Experts..........................................67
Changes in and Disagreements with Accountants on
  Accounting and Financial Matters...............68
Available Information............................68
Index to Consolidated Financial Statements......F-1

-------------------------------------------------------

Until __________ __, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------
-------------------------------------------------------

-------------------------------------------------------
-------------------------------------------------------

                    PN HOLDINGS, INC.

                     $______________


            1,200,000 SHARES OF COMMON STOCK

   ----------------------------------------------------



                       PROSPECTUS





                 WILLIAM R. HOUGH & CO.





             The date of this Prospectus is
                  __________ ____, 1999



-------------------------------------------------------









            THE SECURITIES OFFERED HEREBY
             ARE NOT DEPOSITS OR ACCOUNTS
            AND ARE NOT FEDERALLY INSURED
                    OR GUARANTEED.


-------------------------------------------------------
-------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses expected to be incurred in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All such expenses are to be paid by the Registrant.


      DESCRIPTION                                                          AMOUNT
      ------------------------------------------------------------ ----------------------

      SEC registration fee.......................................                $ 3,453

      NASD filing fee............................................                  1,742

      Nasdaq listing fee.........................................                  9,413

*     Blue Sky filing fees and expenses..........................                 10,000

*     Accounting fees and expenses...............................                 50,000

*     Legal fees and expenses....................................                125,000

*     Underwriter's legal fees and expenses......................                 75,000

*     Printing, postage, and mailing.............................                 75,000

*     Stock transfer agent fees and certificates.................                 10,000

*     Other......................................................                 28,292
                                                                                --------
*              Total.............................................               $378,000
                                                                                --------
                                                                                --------

----------
* Estimated

ITEM 14..INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees, and agents may be insured or indemnified against liability which they may incur in their capacities as such.

         The Certificate of Incorporation of the Company attached as Exhibit 3.1 hereto, requires indemnification of directors, officers, and employees to the fullest extent permitted by Delaware law.

         The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by the person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify the person against such liability under the provisions of the Certificate of Incorporation.

         The registrant believes that these provisions assist the registrant in, among other things, attracting and retaining qualified persons to serve the registrant and its subsidiary. However, a result of such provisions could be to increase the expenses of the registrant and effectively reduce the ability of stockholders to sue on behalf of the registrant since certain suits could be barred or amounts that might otherwise be obtained on behalf of the registrant could be required to be repaid by the registrant to an indemnified party.

ITEM 15..RECENT SALES OF UNREGISTERED SECURITIES.

         In August 1997, the Company issued and sold approximately 158,209 shares of Common Stock to various accredited and nonaccredited investors for an aggregate of approximately $2.37 million. The issuance was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering.

ITEM 16..EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following is the list of exhibits filed as part of this Registration Statement and also serves as the Exhibit Schedules:

         (A)      EXHIBITS.

             EXHIBIT NO.            EXHIBIT DESCRIPTION
             -----------            -------------------------------------------------------------------------------

                  1.1               Form of Underwriting Agreement *

                  1.2               Form of Custody Agreement *

                  1.3               Form of Selling Stockholder Power of Attorney *

                  3.1               Certificate of Incorporation of the Registrant and Amendments Thereto

                  3.2               Bylaws of the Registrant

                  4.1               Specimen Common Stock Certificate of Registrant

                  5.1               Opinion of Manatt, Phelps & Phillips, LLP re: Legality of Securities being
                                    Registered*

                  10.1              Employment Agreement with Michael D. Surgen

                  10.2              PN Holdings, Inc. Stock Option and Incentive Plan and Forms of Agreements

                  10.3              Master Agreement between Federal National Mortgage Association and Washtenaw
                                    Mortgage Corporation dated December 21, 1998.

                  21                Subsidiaries of the Registrant

                  23.1              Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)*

                  23.2              Consent of Deloitte & Touche LLP*



                  23.3              Consent of Crowe Chizek & Company LLP

                  24                Power of Attorney (reference is made to the signature page)

                  27                Financial Data Schedule**

                 -----------------------------
                  *        To be filed by amendment.
                  **       Contained in electronically filed version only.

         (B)      FINANCIAL STATEMENT SCHEDULES

                           All schedules are omitted because the required
                  information is not applicable or is included in the Financial Statements of the Company and the related notes.

         (C)      NOT APPLICABLE.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes as follows:

                  (a) To provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                  (b) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (c) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on April 22, 1999

                                            PN HOLDINGS, INC.



                                       By:      /s/ Charles C. Huffman
                                                -------------------------------
                                                Charles C. Huffman
                                                Chairman of the Board and
                                                  Chief Executive Officer
                                                (Duly Authorized Representative)

         We the undersigned directors and officers of PN Holdings, Inc. do hereby severally constitute and appoint Charles C. Huffman and Michael L. Hogan our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said attorneys may deem necessary or advisable to enable PN Holdings, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of PN Holdings, Inc. common stock, including specifically but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that attorneys shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of April 22, 1999.




/s/ Charles C. Huffman            /s/ Michael L. Hogan
-------------------------------   ---------------------------------------------
Charles C. Huffman                Michael L. Hogan
Chairman of the Board and         Vice President, Chief Financial Officer,
  Chief Executive Officer          and Director
 (principal executive officer)     (principal financial and accounting officer)


/s/ Raleigh E. Allen, Jr.         /s/ Koula M. Kovach
-------------------------------   ---------------------------------------------
Raleigh E. Allen, Jr.             Koula M. Kovach
Director                          Director


/s/ Ernest Merlanti               /s/ Michael D. Surgen
-------------------------------   ---------------------------------------------
Ernest Merlanti                   Michael D. Surgen
Director                          Director

     As Filed with the Securities and Exchange Commission on April 22, 1999.
                                            Registration Statement No. 333-_____



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    EXHIBITS
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                -----------------


                                PN HOLDINGS, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                             6035                        58-2298215
-------------------------------------------------------------------------------------------
(State or Other Jurisdiction       (Primary Standard Industrial        (I.R.S. Employer
of Incorporation or Organization)   Classification Code Number)      Identification Number)



                               315 East Eisenhower
                            Ann Arbor, Michigan 48108
                                 (800) 765-5562
--------------------------------------------------------------------------------
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             Mr. Charles C. Huffman
                      Chairman and Chief Executive Officer
                               315 East Eisenhower
                            Ann Arbor, Michigan 48108
                                 (800) 765-5562
--------------------------------------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                    PLEASE SEND COPIES OF COMMUNICATIONS TO:

         Edward L. Lublin, Esq.                  Frank N. Fleischer, Esq.
       Michael W. Zarlenga, Esq.                Schifino & Fleischer, P.A.
     Manatt, Phelps & Phillips, LLP          1 Tampa City Center, Suite 2700
     1501 M Street, N.W., Suite 700                Tampa, FL 33602-5174
         Washington, D.C. 20005


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                  EXHIBIT INDEX

EXHIBIT NO.                DESCRIPTION
----------                 --------------------------------------------------------------------------------------

     1.1                   Form of Underwriting Agreement *

     1.2                   Form of Custody Agreement *

     1.3                   Form of Selling Stockholder Power of Attorney *

     3.1                   Certificate of Incorporation of the Registrant and Amendments Thereto

     3.2                   Bylaws of the Registrant

     4.1                   Specimen Common Stock Certificate of Registrant

     5.1                   Opinion of Manatt, Phelps & Phillips, LLP re: Legality of Securities being Registered*

     10.1                  Employment Agreement with Michael D. Surgen

     10.2                  PN Holdings, Inc. Stock Option and Incentive Plan and Forms of Agreements

     10.3                  Master Agreement between Federal National Mortgage Association and Washtenaw Mortgage
                           Corporation dated December 21, 1998.

     21                    Subsidiaries of the Registrant

     23.1                  Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)*

     23.2                  Consent of Deloitte & Touche LLP*

     23.3                  Consent of Crowe Chizek & Company LLP

     24                    Power of Attorney (reference is made to the signature page)

     27                    Financial Data Schedule**

-------------------
     *            To be filed by amendment.
     **           Contained in electronically filed version only.